Exhibit 10.2

AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT AND AMENDMENT NO. 2 TO COLLATERAL AGREEMENT

This AMENDMENT NO. 2 TO REVOLVING CREDIT AGREEMENT AND AMENDMENT NO. 2 TO COLLATERAL AGREEMENT, dated as of August 1, 2025 (this “Amendment No. 2”), is entered into by and among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Borrower”), the other Loan Parties party hereto, the Lenders party hereto and TRUIST BANK (“Truist”), as administrative agent and collateral agent (in such capacities, the “Administrative Agent”).  Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Amended Credit Agreement (as defined below).

PRELIMINARY STATEMENTS:

WHEREAS, the Borrower, the Lenders from time to time party thereto and the Administrative Agent have entered into that certain Revolving Credit Agreement dated as of June 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to, but not including, the date hereof, the “Existing Credit Agreement”). The Existing Credit Agreement, as amended by this Amendment No. 2, is referred to herein as the “Amended Credit Agreement”;

WHEREAS, the Borrower, the other Grantors from time to time party thereto, and the Administrative Agent have entered into that certain ABL Guarantee and Collateral Agreement dated as of June 2, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to, but not including, the date hereof, the “Existing Collateral Agreement”). The Existing Collateral Agreement, as amended by this Amendment No. 2, is referred to herein as the “Amended Collateral Agreement”; and

WHEREAS, (a) the Administrative Agent and each Lender has agreed to amend the Existing Credit Agreement pursuant to Section 10.08 of the Existing Credit Agreement on the terms and subject to the conditions set forth herein to, among other things, extend the Maturity Date to August 1, 2030 and (b) the Administrative Agent and each Lender has agreed to amend the Existing Collateral Agreement on the terms and subject to the conditions set forth herein (the effectiveness of this Amendment No. 2 and the transactions contemplated hereby, the “Amendment No. 2 Transactions”).

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto hereby agree as follows:

SECTION 1. Amendments.

(a)    Subject only to the satisfaction of the conditions set forth in Section 3 below, the Existing Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Credit Agreement attached as Annex A hereto and (ii) amend and restate certain Schedules to the Existing Credit Agreement in their entirety as set forth in such Schedules attached as Annex B hereto.

(b)    Subject only to the satisfaction of the conditions set forth in Section 3 below, the Existing Collateral Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bolded, underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Amended Collateral Agreement attached as Annex C hereto.

SECTION 2. Representations and Warranties.

On the date hereof, the Borrower hereby represents and warrants to the Lenders that:

(a)    The representations and warranties of the Borrower set forth in Article 3 of the Amended Credit Agreement and the representations and warranties of the applicable Loan Parties set forth in the other Loan Documents shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date and after giving effect to the Amendment No. 2 Transactions; provided that (i) in the case of any representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (ii) if any representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such representation shall be true and correct in all respects.

(b)    No Default or Event of Default has occurred and is continuing or would result from the consummation of the Amendment No. 2 Transactions (in each case, after giving effect to this Amendment No. 2).

SECTION 3. Conditions to Effectiveness.

This Amendment No. 2 shall become effective on the date (the “Amendment No. 2 Effective Date”) upon which each of the following conditions is satisfied:

(a)    The Administrative Agent shall have received each of the following:

(i)    (A) executed counterparts to this Amendment No. 2 from (1) each Loan Party and (2) each Lender, and (B) the Second Amended and Restated Intercreditor Agreement executed by JPMorgan Chase Bank, N.A., as the Term Loan Agent, Truist Bank, as ABL Agent and Wilmington Savings Fund Society, FSB, as notes agent under the 2032 Senior Notes Indenture and acknowledged by the Loan Parties;

(ii)    a written opinion of Brown Rudnick LLP, in its capacity as counsel for the Loan Parties, dated as of the date hereof and addressed to the Administrative Agent and the Lenders;

(iii)    (A) a certificate of each Loan Party, dated as of the date hereof and executed by a secretary, assistant secretary or other similarly-titled Responsible Officer thereof, which shall certify (1) that attached thereto is a true and complete copy of the certificate of formation of the Borrower, certified by the Secretary of State of the State of Delaware, which certificate of formation of the Borrower, has not been rescinded or amended as of the Amendment No. 2 Effective Date (except as attached thereto) since the date reflected thereon; (2) that the certificate of formation, restated certificate or merger with a restated certificate, as applicable, of each Loan Party (other than the Borrower) and all amendments thereto, in each case, as previously delivered to the Administrative Agent on November 14, 2023 remains in full force and effect as of the Amendment No. 2 Effective Date without modification or amendment since such prior delivery; (3) that the limited liability company agreement of each Loan Party and all amendments thereto, in each case, as previously delivered to the Administrative Agent on November 14, 2023 remain in full force and effect as of the Amendment No. 2 Effective Date without modification or amendment since such prior delivery; (4) that attached thereto is a true and complete copy of the resolutions or written consent, as applicable, of its board of directors, board of managers, sole member, manager or other applicable governing body authorizing the execution and delivery of this Amendment No. 2, which

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resolutions or consent have not been modified, rescinded or amended (other than as attached thereto) and are in full force and effect as of the Amendment No. 2 Effective Date; and (5) as to the incumbency and specimen signature of each officer, manager, director or authorized signatory executing this Amendment No. 2 or any other Loan Document delivered by such Loan Party in connection therewith and (B) a good standing (or equivalent) certificate for such Loan Party, as applicable, from the relevant authority of its jurisdiction of organization, dated as of a recent date;

(iv)    a solvency certificate in substantially the form of Exhibit C to the Amended Credit Agreement from the chief financial officer (or other officer with reasonably equivalent responsibilities) of the Borrower dated as of the Amendment No. 2 Effective Date and certifying as to the matters set forth therein (after giving effect to the transactions contemplated by this Amendment No. 2 to occur on the Amendment No. 2 Effective Date);

(v)    [reserved];

(vi)    the duly completed perfection certificate dated as of the Amendment No. 2 Effective Date;

(vii)    copies of the duly executed (A) 2032 Senior Notes, (B) 2032 Senior Notes Indenture and (C) Guarantees and the Security Documents (in each case under this clause (C), as defined in the 2032 Senior Notes Indenture) delivered to the Notes Agent (as defined in the 2032 Senior Notes Indenture) on the Amendment No. 2 Effective Date; and

(viii)    the duly executed Amendment No. 2 Fee Letter.

(b)    The Administrative Agent shall have received (i) all fees required to be paid by the Borrower on the Amendment No. 2 Effective Date (as set forth in the Amendment No. 2 Fee Letter) and (ii) all expenses required to be reimbursed by the Borrower under the Existing Credit Agreement or as otherwise agreed in writing in connection with this Amendment No. 2 for which invoices have been presented at least two (2) Business Days prior to the Amendment No. 2 Effective Date or such later date to which the Borrower may agree (including the reasonable and documented fees and expenses of Winston & Strawn LLP), in each case on or before the Amendment No. 2 Effective Date.

(c)    The Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that the representations and warranties of the Borrower set forth in Section 2 shall be true and correct in all material respects on and as of the Amendment No. 2 Effective Date and after giving effect to the Amendment No. 2 Transactions; provided that (i) in the case of any representation which expressly relates to a given date or period, such representation shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (ii) if any representation is qualified by or subject to a “material adverse effect,” “material adverse change” or similar term or qualification, such representation shall be true and correct in all respects.

(d)    The Administrative Agent shall have received all documentation and other information reasonably requested with respect to any Loan Party in writing by the Administrative Agent or Lender at least five (5) Business Days before the Amendment No. 2 Effective Date, which documentation or other information is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(e)    The Administrative Agent shall have received duly executed copies of that certain Amendment No. 1 to Term Loan Credit Agreement and Amendment No. 1 to Term Loan Guarantee and Collateral Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Loan Parties, the Term Loan Agent, and the lenders party thereto (the “Term Loan Amendment No. 1”).

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There are no conditions, implied or otherwise, to the Amendment No. 2 becoming effective other than as set forth in the preceding clauses (a) through (e) and upon satisfaction or waiver by each Lender of such conditions, the Amendment No. 2 shall become effective. For purposes of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment No. 2 shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Amendment No. 2 Effective Date specifying its objection thereto.

SECTION 4. Consent.

The Administrative Agent and each Lender hereby consent to entry into the Term Loan Amendment No. 1 (as defined above), including, without limitation, all amendments to the Existing Credit Agreement (as defined therein) evidenced thereby and all transactions contemplated thereunder.

SECTION 5. Intercreditor Agreement.

Each Lender hereby authorizes and instructs the Administrative Agent and the Collateral Agent to execute and deliver the Second Amended and Restated Intercreditor Agreement (as defined in the Amended Credit Agreement).

SECTION 6. Counterparts.

This Amendment No. 2 may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which when taken together shall constitute a single instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Amendment No. 2 and/or any document to be signed in connection with this Amendment No. 2 and the transactions contemplated hereby shall be deemed to include any signature page delivered by electronic mail, and deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

SECTION 7. Governing Law; Waiver of Jury Trial; Jurisdiction; Consent to Service of Process.

This Amendment No. 2 shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Sections 10.07, 10.11 and 10.15 of the Existing Credit Agreement are incorporated herein by reference mutatis mutandis.

SECTION 8. Headings.

The headings of this Amendment No. 2 are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

SECTION 9. Reaffirmation; No Novation.

Each Loan Party hereby expressly acknowledges the terms of this Amendment No. 2 and reaffirms, as of the date hereof, (a) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment No. 2 and the transactions contemplated hereby and (b) its guarantee of the Obligations

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under the Amended Collateral Agreement, as applicable, and its grant of Liens on the Collateral to secure the Obligations pursuant to the Amended Collateral Agreement, with all such Liens continuing in full force and effect after giving effect to this Amendment No. 2.  For the avoidance of doubt, all obligations of the Borrower under the Existing Credit Agreement shall remain Obligations of the Borrower under the Amended Credit Agreement. Each of the parties hereto confirms that the amendment of the Existing Credit Agreement pursuant to this Amendment No. 2 shall not constitute a novation of the Existing Credit Agreement or any other Loan Document. For the avoidance of doubt, this Amendment No. 2 shall also constitute a Loan Document for all purposes under the Amended Credit Agreement.

SECTION 10. Effect of Amendment.

Except as expressly set forth herein, this Amendment No. 2 shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent, the Lenders or the other Secured Parties under the Existing Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement or any other provision of the Existing Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed as of the date first above written.

AMNEAL PHARMACEUTICALS LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

AMNEAL PHARMACEUTICALS OF NEW YORK, LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

GEMINI LABORATORIES LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

AMNEAL BIOSCIENCES LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

IMPAX LABORATORIES, LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

AMEDRA PHARMACEUTICALS LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

TRAIL SERVICES, LLC

By:	/s/ Anastasios Konidaris_
Name:	Anastasios Konidaris
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

TRUIST BANK as Administrative Agent and a Lender

By:	/s/ Catherine J. Harris
Name:	Catherine J. Harris
Title:	Director

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender and Issuing Bank

By:	/s/ Alexandra Mills
Name:	Alexandra Mills
Title:	Authorized Officer

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Avril S. Roberts
Name:	Avril S. Roberts
Title:	Vice President

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

MUFG BANK, LTD., as a Lender

By:	/s/ Max Marchione
Name:	Max Marchione
Title:	Vice President

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ John Sung
Name:	John Sung
Title:	Executive Director

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Thomas Manning
Name:	Thomas Manning
Title:	Authorized Signatory

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Stephen Santini
Name:	Stephen Santini
Title:	Sr. Vice President

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ronnie Glenn
Name:	Ronnie Glenn
Title:	Director

[Signature Page to Amendment No. 2 to Revolving Credit Agreement]

ANNEX A

Amended Credit Agreement

[See attached]

Execution Version

$600,000,000

REVOLVING CREDIT AGREEMENT,

dated as of June 2, 2022,

among

AMNEAL PHARMACEUTICALS LLC,

as the Borrower,

THE LENDERS PARTY HERETO,

TRUIST BANK

as Administrative Agent and Collateral Agent,

TRUIST SECURITIES, INC.,

JPMORGAN CHASE BANK, N.A., and

BANK OF AMERICA, N.A.

as Bookrunners, Joint Lead Arrangers and

as Co-Syndication Agents

and

MUFG BANK, LTD.,

as Documentation Agent

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TABLE OF CONTENTS

Page

ARTICLE I Definitions	1

Section 1.01	Defined Terms	1
Section 1.02	Terms Generally	~~84~~87
Section 1.03	Accounting Terms; GAAP; Fair Market Value	~~85~~89
Section 1.04	Effectuation of Transfers	~~86~~89
Section 1.05	Currencies	~~86~~90
Section 1.06	Divisions.	~~86~~90
Section 1.07	Certifications	~~86~~90
Section 1.08	Pro Forma and Other Calculations	~~86~~90
Section 1.09	LCA Election	~~87~~93

ARTICLE II The Credits	~~89~~95

Section 2.01	Commitments	~~89~~95
Section 2.02	Loans and Borrowings	~~91~~97
Section 2.03	Requests for Borrowings	~~92~~97
Section 2.04	Swingline Commitment	~~93~~99
Section 2.05	Letters of Credit	~~95~~100
Section 2.06	Funding of Borrowings	~~103~~109
Section 2.07	Interest Elections	~~104~~109
Section 2.08	Termination and Reduction of Commitments	~~105~~111
Section 2.09	Promise to Pay; Evidence of Debt	~~106~~111
Section 2.10	Optional Repayment of Loans	~~107~~112
Section 2.11	Mandatory Repayment of Loans	~~107~~113
Section 2.12	Fees	~~108~~113
Section 2.13	Interest	~~109~~114
Section 2.14	Alternate Rate of Interest; Benchmark Replacement Setting	~~110~~115
Section 2.15	Increased Costs	~~112~~117
Section 2.16	Break Funding Payments	~~113~~119
Section 2.17	Taxes	~~114~~119
Section 2.18	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	~~118~~123
Section 2.19	Mitigation Obligations; Replacement of Lenders	~~122~~127
Section 2.20	Illegality	~~123~~129
Section 2.21	Incremental Facilities	~~124~~129
Section 2.22	Refinancing Amendments	~~127~~132
Section 2.23	Extensions of Loans and Revolving Commitments	~~128~~133
Section 2.24	Defaulting Lenders	~~130~~136

ARTICLE III Representations and Warranties	~~133~~139

Section 3.01	Organization; Powers	~~133~~139
Section 3.02	Authorization; No Contravention	~~134~~139
Section 3.03	Enforceability	~~134~~140

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Section 3.04	Governmental Approvals	~~135~~140
Section 3.05	Title to Properties; Liens	~~135~~141
Section 3.06	Subsidiaries	~~135~~141
Section 3.07	Litigation; Compliance with Laws	~~136~~141
Section 3.08	Federal Reserve Regulations	~~137~~142
Section 3.09	Investment Company Act	~~137~~142
Section 3.10	Use of Proceeds	~~137~~142
Section 3.11	Tax Returns	~~137~~142
Section 3.12	No Material Misstatements	~~138~~142
Section 3.13	Environmental Matters	~~138~~143
Section 3.14	Security Documents	~~139~~144
Section 3.15	Location of Real Property and Leased Premises	~~139~~144
Section 3.16	Solvency	~~140~~145
Section 3.17	Financial Statements; No Material Adverse Effect	~~140~~145
Section 3.18	Insurance	~~141~~146
Section 3.19	USA PATRIOT Act; Anti-Corruption; Sanctions	~~141~~146
Section 3.20	Intellectual Property Rights; Licenses, Etc	~~142~~147
Section 3.21	Employee Benefit Plans	~~143~~147
Section 3.22	Labor Matters	~~143~~148
Section 3.23	Borrowing Base Certificate	~~143~~148

ARTICLE IV Conditions of Lending	~~143~~148

Section 4.01	Closing Date Conditions Precedent	~~143~~148
Section 4.02	All Credit Events After the Closing Date	~~145~~150

ARTICLE V Affirmative Covenants	~~146~~151

Section 5.01	Existence; Businesses and Properties	~~146~~151
Section 5.02	Insurance	~~146~~151
Section 5.03	Taxes	~~147~~152
Section 5.04	Financial Statements, Reports, etc	~~147~~152
Section 5.05	Litigation and Other Notices	~~151~~156
Section 5.06	Compliance with Laws	~~152~~157
Section 5.07	Maintaining Records; Access to Properties and Inspections; Appraisals	~~152~~157
Section 5.08	Use of Proceeds	~~154~~159
Section 5.09	Compliance with Environmental Laws	~~154~~159
Section 5.10	Further Assurances; Additional Security	~~154~~159
Section 5.11	Cash Management Systems; Application of Proceeds of Accounts	~~156~~161
Section 5.12	Post-Closing Matters	~~159~~164

ARTICLE VI Negative Covenants	~~159~~164

Section 6.01	Indebtedness	~~159~~164
Section 6.02	Liens	~~166~~170
Section 6.03	[Reserved]	~~172~~177
Section 6.04	Investments, Loans and Advances	~~172~~177

Section 6.05	Fundamental Changes	~~178~~183
Section 6.06	Dispositions	~~179~~184
Section 6.07	Restricted Payments	~~183~~188
Section 6.08	Transactions with Affiliates	~~187~~192
Section 6.09	Business of the Borrower and its Subsidiaries	~~189~~195
Section 6.10	Burdensome Agreements	~~189~~195
Section 6.11	Limitation on Payments and Modifications of Certain Indebtedness; Amendments of Certain Documents	~~192~~197
Section 6.12	Use of Proceeds	~~194~~199
Section 6.13	Financial Performance Covenant	~~194~~199

ARTICLE VII [Reserved]	~~194~~200

ARTICLE VIII Events of Default	~~194~~200

Section 8.01	Events of Default	~~194~~200
Section 8.02	Right to Cure	~~198~~204

ARTICLE IX The Agents	~~199~~205

Section 9.01	Appointment	~~199~~205
Section 9.02	Delegation of Duties	~~201~~206
Section 9.03	Exculpatory Provisions	~~201~~207
Section 9.04	Reliance by Administrative Agent	~~202~~208
Section 9.05	Notice of Default	~~203~~209
Section 9.06	Non-Reliance on Agents and Other Lenders	~~203~~209
Section 9.07	Indemnification	~~204~~210
Section 9.08	Agent in Its Individual Capacity	~~204~~210
Section 9.09	Successor Agent	~~204~~210
Section 9.10	Arrangers; Co-Syndication Agents; Documentation Agent	~~205~~211
Section 9.11	Collateral and Guaranty Matters	~~205~~212
Section 9.12	Certain ERISA Matters	~~209~~215

ARTICLE X Miscellaneous	~~215~~221

Section 10.01	Notices; Communications	~~215~~221
Section 10.02	Survival of Agreement	~~216~~223
Section 10.03	Binding Effect	~~217~~223
Section 10.04	Successors and Assigns	~~217~~223
Section 10.05	Expenses; Indemnity	~~223~~230
Section 10.06	Right of Set-off	~~226~~233
Section 10.07	Applicable Law	~~227~~233
Section 10.08	Waivers; Amendment	~~227~~234
Section 10.09	Interest Rate Limitation	~~232~~238
Section 10.10	Entire Agreement	~~232~~238
Section 10.11	WAIVER OF JURY TRIAL	~~232~~239
Section 10.12	Severability	~~232~~239

Section 10.13	Counterparts	~~233~~239
Section 10.14	Headings	~~233~~240
Section 10.15	Jurisdiction; Consent to Service of Process	~~233~~240
Section 10.16	Confidentiality	~~234~~240
Section 10.17	Platform; Borrower Materials	~~235~~242
Section 10.18	[Reserved]	~~236~~243
Section 10.19	USA PATRIOT Act Notice	~~236~~243
Section 10.20	Intercreditor Agreements	~~236~~243
Section 10.21	No Advisory or Fiduciary Responsibility	~~237~~244
Section 10.22	Private-Side Information Contacts	~~238~~244
Section 10.23	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~238~~245
Section 10.24	Incorporation by Reference	~~239~~245

Exhibits and Schedules

Exhibit A Form of Assignment and Acceptance

Exhibit B Form of Borrowing Base Certificate

Exhibit C Form of Solvency Certificate

Exhibit D-1 Form of Borrowing Request

Exhibit D-2 Form of Letter of Credit Request

Exhibit D-3 Form of Swingline Borrowing Request

Exhibit E Form of Interest Election Request

Exhibit F [Reserved]

Exhibit G U.S. Tax Compliance Certificate

Exhibit H Form of Junior Lien Intercreditor Agreement

Exhibit I Form of Note

Exhibit J FILO Intercreditor Provisions

Schedule 1.01(1) Existing Letters of Credit

Schedule 1.01(2) Collateral Locations

Schedule 2.01 Commitments

Schedule 3.06 Subsidiaries

Schedule 3.11 Taxes

Schedule 3.13 Environmental Matters

Schedule 3.15(1) Owned Material Real Property

Schedule 3.15(2) Leased Material Real Property

Schedule 3.18 Insurance

Schedule 5.12 Post-Closing Matters

Schedule 6.04 Investments

Schedule 6.08 Transactions with Affiliates

Schedule 6.10 Burdensome Agreements

Schedule 10.01 Notice Information

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REVOLVING CREDIT AGREEMENT, dated as of June 2, 2022 (as amended by Amendment No. 1, Amendment No. 2 and as may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), by and among AMNEAL PHARMACEUTICALS LLC, a Delaware limited liability company (the “Borrower”), the Lenders party hereto from time to time and TRUIST BANK (“Truist Bank”), as administrative agent (in such capacity, and as further defined in Section 1.01, the “Administrative Agent”), and as collateral agent (in such capacity, and as further defined in Section 1.01, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower, the other Loan Parties party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, are parties to that certain Revolving Credit Agreement dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Existing Credit Facility”).

WHEREAS, on the Closing Date the Borrower requested that the Lenders and the Issuing Banks refinance the Existing Credit Facility and extend credit to the Borrower in the form of a revolving credit facility (including letter of credit and swingline subfacilities) in the aggregate principal amount of $350,000,000; and

WHEREAS, subject to the terms and conditions of this Agreement, the Lenders, the Issuing Banks and the Swingline Lender, to the extent of their respective Commitments as defined herein, are willing severally to establish the requested revolving credit facility, letter of credit subfacility and swingline subfacility in favor of the Borrower.

AGREEMENT

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions

Section 1.01 Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“2032 Senior Notes” means $600,000,000 in aggregate principal amount of the Borrower’s 6.875% Senior Secured Notes due 2032 issued pursuant to the 2032 Senior Notes Indenture.

“2032 Senior Notes Documents” means the Note Documents (as defined in the 2032 Senior Notes Indenture).

“2032 Senior Notes Indenture” means that certain Indenture dated as of August 1, 2025, among the Borrower, as issuer, the guarantors party thereto, and Wilmington Savings Fund Society, FSB, as trustee and collateral trustee, including any supplemental indenture executed or delivered in connection therewith, as the same may be amended, restated, modified, waived, or supplemented from time to time.

“ABL Priority Collateral” means “ABL Priority Collateral” as defined in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement.

“ABR” means, for any day, a fluctuating rate per annum equal to the highest of:

(1)	the NYFRB Rate in effect on such day plus ½ of 1%;

(2)	the Prime Rate in effect on such day;

(3)	Adjusted Term SOFR for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; and

(4)	1.00% per annum.

Any change in the ABR due to a change in the NYFRB Rate, the Prime Rate or Adjusted Term SOFR will be effective from and including the effective date of such change in the NYFRB Rate, the Prime Rate or Adjusted Term SOFR, as the case may be.  If the ABR is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the ABR shall be the greater of clauses (1), (2) and (4) above and shall be determined without reference to clause (3) above.  For the avoidance of doubt, if the ABR as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the ABR.

“ABR Revolving Facility Borrowing” means a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the ABR.

“ABR Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Acceptable Appraiser” means (a) Hilco Valuation Services, LLC or (b) any other experienced and reputable appraiser reasonably acceptable to the Borrower and the Administrative Agent.

“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts (as defined in the UCC), including, whether or not constituting “accounts” (as defined in the UCC), any rights to payment for the sale or lease of goods or Inventory or rendition of services, whether or not they have been earned by performance or arising out of the use of a credit or charge card or information contained on or used with such card (and whether same is an “Account” or “General Intangible” as defined in the UCC).

“Additional Lender” means the banks, financial institutions and other institutional lenders and investors (other than natural persons and any Disqualified Institution) that become Lenders in connection with Incremental Commitments or Refinancing Term Loans; provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to any Additional Lender to the extent its consent would be required under Section 10.04 for an assignment of Loans or Commitments to such Additional Lender.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to ~~(a)~~ Term SOFR for such calculation ~~plus (b) the Term SOFR Adjustment~~; provided, that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Truist Bank, in its capacity as administrative agent for itself and the Lenders hereunder, and any duly appointed successor in such capacity.

“Administrative Agent Fees” has the meaning assigned to such term in Section 2.12(3).

“Administrative Questionnaire” means a customary Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  No Person (other than the Borrower or any Subsidiary of the Borrower) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Financing will be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely by reason of such Investment.

“Agents” means the Administrative Agent and the Collateral Agent, in their respective capacities as such.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereof.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders party thereto.

“Amendment No. 1 Effective Date” has the meaning assigned to such term in Amendment No. 1.  For the avoidance of doubt, the Amendment No. 1 Effective Date is November 14, 2023.

“Amendment No. 1 Fee Letter” means the Fee Letter dated as of the Amendment No. 1 Effective Date by and among the Borrower, Truist Securities and Truist Bank.

“Amendment No. 1 Term Loan Exchange and Refinancing Transactions” has the meaning assigned to such term in Amendment No. 1.

“Amendment No. 1 Term Loans” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Amendment No. 1 Transactions” has the meaning assigned to such term in Amendment No. 1.

“Amendment No. 2 ~~to Existing Term Loan Credit Agreement~~” means ~~that certain~~ Amendment No. 2 to ~~Term Loan Credit~~Revolving Credit Agreement and Amendment No. 2 to Collateral Agreement, dated as of the Amendment No. ~~1~~2 Effective Date, by and among the Borrower, the ~~lenders~~Guarantors, the Administrative Agent and the Lenders party thereto ~~and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent~~.

“Amendment No. 2 Effective Date” has the meaning assigned to such term in Amendment No. 2.  For the avoidance of doubt, the Amendment No. 2 Effective Date is August 1, 2025.

“Amendment No. 2 Fee Letter” means the Fee Letter dated as of the Amendment No. 2 Effective Date by and among the Borrower, Truist Securities and Truist Bank.

“Amendment No. 2 Transactions” has the meaning assigned to the term “Amendment No. 1 Transactions” in the Term Loan Credit Agreement.

“Amneal Inc.” means Amneal Pharmaceuticals, Inc., a Delaware corporation.

“Annual Financial Statements” has the meaning assigned to such term in Section 5.04(1).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or the Restricted Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and other similar legislation in any other jurisdictions (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced).

“Applicable Commitment Fee Percentage” means a percentage per annum equal to 0.25%.

“Applicable Margin” means, as of the Closing Date, (1) for ABR Loans, 0.25%, and (2) for SOFR Revolving Loans, 1.25% and, after September 30, 2022, the percentages per annum determined in accordance with the pricing grid set forth below, based on Average Historical Excess Availability for the most recent fiscal quarter ending on the date prior to the first day of each fiscal quarter of the Borrower:

Pricing Level	Average Historical Excess Availability	Applicable Margin for SOFR Revolving Loans	Applicable Margin for ABR Loans
I	Greater than or equal to 50.0% of the Line Cap	1.25%	0.25%
II	Less than 50.0% of the Line Cap	1.50%	0.50%

For purposes of the foregoing, each change in the Applicable Margin resulting from a change in Average Historical Excess Availability shall be effective during the period commencing on and including the first day of each fiscal quarter of the Borrower and ending on the last day of such fiscal quarter, it being understood and agreed that, for purposes of determining the Applicable Margin on the first day of any fiscal quarter of the Borrower, the Average Historical Excess Availability during the most recently ended fiscal quarter of the Borrower shall be used.

“Approved Fund” means, with respect to any Lender, any fund that is administered, advised or managed by:

(a)	such Lender;

(b)	any Affiliate of such Lender; or

(c)	any entity or an Affiliate of an entity that administers, advises or manages such Lender.

“Arranger” means each of Truist Securities, JPMorgan Chase Bank, N.A. and Bank of America, N.A.

“Asset Sale” means any Casualty Event, or any sale, transfer or other disposition (including any Sale Leaseback Transaction) to any Person of any asset or assets of the Borrower or any Restricted Subsidiary, other than any disposition of any Securitization Assets.

“Assignee” has the meaning assigned to such term in Section 10.04(2).

“Assignor” has the meaning assigned to such term in Section 10.04(2).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 10.04), substantially in the form of Exhibit A or such other form that is approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Attributable Indebtedness” means, on any date, in respect of any Finance Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Revolving Facility Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (1) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (2) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(5).

“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (1) the Revolving Facility Commitment of such Lender at such time exceeds (2) the aggregate Revolving Facility Credit Exposure of such Lender at such time; provided, that for purposes of computing the Commitment Fee, the Revolving Facility Credit Exposure of each Lender shall not include any Swingline Exposure of such Lender.

“Average Historical Excess Availability” means, for any period, the average daily Excess Availability for such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Basket” means any amount, threshold, exception or value (including by reference to the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, Consolidated EBITDA or Consolidated Total Assets) permitted or prescribed with respect to any Lien, Indebtedness, Disposition, Investment, Restricted Payment, transaction, action, judgment or amount under any provision in this Agreement or any other Loan Document.

“Beneficial Ownership” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Blocked Account” has the meaning assigned to such term in Section 5.11.

“Below Threshold Asset Sale Proceeds” has the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the Amendment No. ~~1~~2 Effective Date).

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(2).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a)       the sum of (i) Daily Simple SOFR and (ii) 0.10%; and

(b)       the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (1) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (2) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)       in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2)       in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such

Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3)       a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (1) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (2) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Owner” has the meaning given to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act.  The term “Beneficially Owns” has a corresponding meaning.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” has the meaning assigned to such term in the recitals to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 10.17(1).

“Borrowing” means a group of Loans (including Swingline Loans) of a single Type made on a single date and, in the case of SOFR Revolving Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means, at any time, the sum of:

(1)	90% of the Eligible Accounts held by the Loan Parties that are Eligible Investment Grade Accounts; plus

(2)	85% of the Eligible Accounts (other than Eligible Investment Grade Accounts) held by the Loan Parties; plus

(3)	the lesser of:

(a)	70% of the Eligible Inventory held by the Loan Parties valued at Cost on a first-in, first-out basis; and

(b)	85% of the Net Orderly Liquidation Value of Eligible Inventory held by the Loan Parties valued at the lower of Cost or market on a first-in, first-out basis; plus

(4)	100% of all Eligible Cash held by the Loan Parties; less

(5)	Reserves in effect at such time;

provided, that for the avoidance of doubt, except for the Inventory Advance (as defined below), no Eligible Inventory shall be included in the Borrowing Base until the Administrative

Agent shall receive (a) a recent Inventory appraisal from an Acceptable Appraiser pursuant to Section 5.07 and (b) a recent field examination in respect of Inventory, in each case in form and on a basis reasonably satisfactory to the Administrative Agent; provided, further, that until the earlier of (i) 60 days following the date on which Administrative Agent shall engage an appraiser for an Inventory appraisal to be delivered hereunder or (ii) the Administrative Agent’s receipt of such Inventory appraisal, the Borrowing Base shall include 30% of gross finished goods (excluding bulk finished goods) then held by the Loan Parties, valued at Cost on a first-in, first-out basis (the “Inventory Advance”), which such Inventory Advance shall not exceed 20% of the total Borrowing Base at any time; provided, that for the avoidance of doubt, if such Inventory appraisal shall not have been received within such 60 day period referenced in clause (i), the Inventory Advance shall be zero on and after the end of such 60 day period.

“Borrowing Base Certificate” means a certificate, signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit B (or another form acceptable to the Administrative Agent and the Borrower) setting forth the calculation of the Borrowing Base, including a calculation of each component thereof (including, to the extent the Borrower has received notice of any such Reserve from the Administrative Agent, any of the Reserves included in such calculation), all in such detail as is reasonably satisfactory to the Administrative Agent.  All calculations of the Borrowing Base in connection with the preparation of any Borrowing Base Certificate will be made by the Borrower and certified to the Administrative Agent.

“Borrowing Minimum” means $500,000 in the case of ABR Borrowings and $1,000,000 in the case of SOFR Revolving Facility Borrowings.

“Borrowing Multiple” means $100,000 in the case of ABR Borrowings and SOFR Revolving Facility Borrowings.

“Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D-1 (or telephonic notice promptly confirmed in writing containing the information specified in Exhibit D-1).

“Budget” has the meaning assigned to such term in Section 5.04(5).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or North Carolina are authorized or required by law to close; provided that, in addition to the foregoing, a “Business Day” shall also exclude, in relation to Loans referencing Daily Simple SOFR or Term SOFR and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing Daily Simple SOFR or Term SOFR or any other dealings of such Loans referencing Daily Simple SOFR or Term SOFR, any such day that is not a U.S. Government Securities Business Day.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Finance Leases) incurred by the Borrower and the Restricted Subsidiaries during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries for such period; provided that Capital Expenditures will not include:

(1)	expenditures to the extent they are made with (a) Equity Interests of any Parent Entity or (b) proceeds of the issuance of Equity Interests (other than Disqualified Stock) of, or a cash capital contribution to, the Borrower after the Closing Date;

(2)	expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Restricted Subsidiaries;

(3)	interest capitalized during such period;

(4)	expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower and any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(5)	the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused will be included as a Capital Expenditure during the period that such expenditure is actually made;

(6)	the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (a) used or surplus equipment traded in at the time of such purchase or (b) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(7)	Investments in respect of any Permitted Acquisitions; or

(8)	the purchase of property, plant or equipment to the extent purchased with the proceeds of Asset Sales of Term Priority Collateral that are not applied to prepay Term Loans pursuant to Section 2.08 of the Term Loan Credit Agreement.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Captive Insurance Subsidiary” means any Subsidiary that is subject to regulation as an insurance company (or any Subsidiary thereof).

“Cash Dominion Period” means the period commencing upon the occurrence of, and continuing during the continuation of, a Liquidity Condition or any Designated Event of Default. Once commenced, a Cash Dominion Period will continue until such Liquidity Condition or Designated Event of Default has been cured or waived or is no longer continuing, as applicable.

“Cash Equivalents” means:

(1)	Dollars, Canadian dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member of the European Union or, in the case of any Non-U.S. Subsidiary, any local currencies held by it from time to time in the ordinary course of business and not for speculation;

(2)	direct obligations of the United States of America, the United Kingdom or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America, the United Kingdom or any member of the European Union or any agency thereof, in each case, with maturities not exceeding two years;

(3)	time deposits, eurodollar time deposits, certificates of deposit and money market deposits, in each case, with maturities not exceeding one year from the date of acquisition thereof, demand deposits, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank having capital, surplus and undivided profits of not less than $250.0 million (or the foreign currency equivalent thereof);

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above and clause (6) below entered into with a bank meeting the qualifications described in clause (3) above;

(5)	commercial paper or variable or fixed rate notes maturing not more than one year after the date of acquisition issued by a corporation rated at least “P-1” by Moody’s or “A-1” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(6)	securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(7)	Indebtedness issued by Persons with a rating of at least “A 2” by Moody’s or “A” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency), in each case, with maturities not exceeding one year from the date of acquisition, and marketable short-term money market and similar securities having a rating of at least “P-2” or “A-2” from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(8)	Investments in money market funds with average maturities of 12 months or less from the date of acquisition that are rated “Aaa3” by Moody’s and “AAA” by S&P (or reasonably equivalent ratings of another internationally recognized rating agency);

(9)	instruments equivalent to those referred to in clauses (1) through (8) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above customarily utilized in the countries where any such Restricted Subsidiary is located or in which such Investment is made;

(10)	shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (1) through (9) above; and

(11)	solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

“Cash Management Bank” means any provider of Cash Management Services that is the Administrative Agent, a Lender or an Affiliate of the foregoing.

“Cash Management Obligations” means obligations (a) owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of or in connection with Cash Management Services and (b) except when the Cash Management Bank is Truist Bank and its Affiliates, designated by the Cash Management Bank and the Borrower in writing to the Administrative Agent as “Cash Management Obligations” under this Agreement.

“Cash Management Services” means any of the following services provided to the Borrower or any Restricted Subsidiary by any Cash Management Bank: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Cash Management Services Amount” has the meaning assigned to such term in Section 9.13(1).

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

A “Change in Control” will be deemed to occur if:

(1)	at any time a “change of control” (or comparable event) occurs under the Term Loan Credit Agreement or the documentation governing any Permitted Refinancing Indebtedness in respect of the foregoing, in each case, if any Indebtedness is outstanding under such agreement; or

(2)	any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, acquires, directly or indirectly, Beneficial Ownership of Equity Interests representing more than 35% of the aggregate ordinary voting power (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) represented by the issued and outstanding Equity Interests of Amneal Inc. and the percentage of the aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Amneal Inc. Beneficially Owned, directly or indirectly, in the aggregate by the Permitted Holders, taken together (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) unless, in the case of this clause (2), the Permitted Holders have the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Amneal Inc.; or

(3)	Amneal Inc. fails to Control the Borrower.

“Change in Law” means:

(1)	the adoption of any law, rule or regulation after the Amendment No. ~~1~~2 Effective Date;

(2)	any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Amendment No. ~~1~~2 Effective Date; or

(3)	compliance by any Lender (or, for purposes of Section 2.15(2), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority, made or issued after the Amendment No. ~~1~~2 Effective Date; provided that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives promulgated thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any

successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, in each case will be deemed to be a “Change in Law,” regardless of the date enacted, adopted, promulgated or issued.

“Charges” has the meaning assigned to such term in Section 10.09.

“Closing Date” means June 2, 2022.

~~“Closing Date Intercreditor Agreement” means the ABL / Term Loan Intercreditor Agreement, dated as of May 4, 2018, by and among JPMorgan Chase Bank, N.A., as “ABL Agent” prior to the Closing Date, Truist Bank as “ABL Agent” as of the Closing Date (pursuant to a joinder executed as of the Closing Date) and JPM, as administrative agent and collateral agent under the Term Loan Credit Agreement, and acknowledged by the Loan Parties, as amended and restated by the Amended and Restated ABL / Term Loan Intercreditor Agreement, dated as of the Amendment No. 1 Effective Date, by and among the Collateral Agent as “ABL Agent”, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Term Loan Credit Agreement and the Existing Term Loan Credit Agreement, and acknowledged by the Loan Parties, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof.~~

“Closing Date Refinancing” means the repayment of the debt and termination of the commitments under the Existing Credit Facility and release of all Liens and security interests related thereto.

“Co-Syndication Agents” means each of Truist Securities, Inc., JPMorgan Chase Bank, N.A. and Bank of America, N.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the “Collateral” as defined in the Collateral Agreement and also includes all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document; provided that, for the avoidance of doubt, the Collateral will not include any Excluded Assets.

“Collateral Access Agreement” means a landlord waiver or other agreement, in a form as shall be reasonably satisfactory to the Collateral Agent, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Agent” means Truist Bank, in its capacity as Collateral Agent for itself and the other Secured Parties, and any duly appointed successor in that capacity.

“Collateral Agreement” means the ABL Guarantee and Collateral Agreement dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent, as amended, amended and restated, supplemented or otherwise modified from time to time, including, without limitation, pursuant to Amendment No. 1 and Amendment No. 2.

“Collateral Test Triggering Event” means any date on which Specified Excess Availability has been less than the greater of (A) $60.0 million and (B) 15% of the Line Cap for five (5) consecutive Business Days.

“Commitment Fee” has the meaning assigned to such term in Section 2.12(1).

“Commitment” means (1) with respect to each Lender, such Lender’s Revolving Facility Commitment, (2) with respect to any Issuing Bank, its Letter of Credit Commitment and (3) with respect to any Swingline Lender, its Swingline Commitment.  On the Closing Date, the aggregate amount of Commitments was $350.0 million.  As of the Amendment No. ~~1~~2 Effective Date, after giving effect thereto, the aggregate amount of Commitments is $600,000,000.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”. the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Amortization Expense” means, with respect to any Person for any Test Period, the amortization expense of such Person and its Restricted Subsidiaries for such Test Period, including the amortization of deferred financing fees or costs for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Cash Interest Expense” means, with respect to any Person and its Restricted Subsidiaries (on a consolidated basis) for any Test Period, the sum of: (1) cash consolidated interest expense (less cash interest income) for such period plus (2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Consolidated Debt” means, as of any date of determination, the sum (without duplication) of the aggregate principal amount of all Indebtedness of the Borrower and its Restricted Subsidiaries outstanding on such date consisting of Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit (to the extent not cash collateralized), Finance Lease Obligations, Indebtedness obligations evidenced by bonds, debentures, notes or similar instruments and obligations with respect to Disqualified Stock, determined on a consolidated basis in accordance with GAAP (but excluding the effects of the application of purchase accounting in connection with the Transactions, any Permitted Acquisition or any other investment permitted hereunder), based upon the most recent fiscal quarter for which Required Financial Statements have been or are required to have been delivered; provided, that Consolidated Debt will include any Convertible Indebtedness to the extent of the aggregate principal amount thereof; provided, further, that Consolidated Debt shall not include any Indebtedness in respect of:

(1)	~~[reserved]~~any Qualified Receivables Transaction;

(2)	any letter of credit, except to the extent of unreimbursed obligations in respect of drawn letters of credit (provided that any unreimbursed amount under commercial letters of credit shall not be counted as Consolidated Debt until three business days after such amount is drawn (it being understood that any borrowing, whether automatic or otherwise, to fund such reimbursement shall be counted)); or

(3)	obligations under Hedge Agreements.

“Consolidated Depreciation Expense” means, with respect to any Person for any Test Period, the depreciation expense of such Person and its Restricted Subsidiaries for such Test Period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any Test Period, Consolidated Net Income of such Person and its Restricted Subsidiaries for such Test Period, adjusted by:

(1)	adding thereto, in each case, only to the extent deducted (and not added back) in determining such Consolidated Net Income and without duplication:

~~(a)~~	~~Consolidated Interest Expense for such Test Period;~~

(a)	total interest expense (including that portion attributable to Finance Leases in accordance with GAAP, capitalized interest, amortization and write-off of deferred financing fees and amortization in relation to terminated Hedge Agreements) including without limitation on account of all Indebtedness of such Person (including all commissions, discounts and other fees and charges owed with respect to letters of credit, net costs under Hedge Agreements, capitalized interest) and, to the extent not reflected in such total interest expense, any losses on Hedge Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such Hedge Agreements or such derivative instruments, and bank and letter of credit fees, letter of guarantee and bankers’ acceptance fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to the definition thereof, in each case for such Test Period;

(b)	Consolidated Amortization Expense for such Test Period;

(c)	Consolidated Depreciation Expense for such Test Period;

(d)	Consolidated Tax Expense for such Test Period;

(e)	the amount of any restructuring, severance, relocation, consolidation, integration, remediation or similar items or reserves in such Test Period (whether or not characterized as such in accordance with GAAP), including items or reserves incurred or taken in connection with (i) Permitted Acquisitions and other Permitted Investments after the Closing Date and (ii) severance and the consolidation or closing of any facilities after the Closing Date;

(f)	the amount of costs relating to signing, retention and completion bonuses, relocation expenses, recruiting expenses, costs and expenses incurred in connection with any strategic or new initiatives, transition costs, consolidation and closing costs for facilities, business optimization expenses and new systems design and implementation costs;

(g)	the amount of “run-rate” cost savings, operating expense reductions and synergies related to the Transactions, any Specified Transaction or any other restructuring, pre-opening, opening, closure, integration, transition and similar expenses, losses or charges accrued during such period, cost saving initiative or other initiative that are projected by such Person in good faith to result from actions taken, committed to be taken or expected to be taken no later than ~~12~~24 months after the end of such Test Period (which amounts will be determined by such Person in good faith and calculated on a Pro Forma Basis as though such amounts had been realized on the first day of such Test Period), net of the amount of actual benefits realized during such Test Period from such actions; provided, that the amounts added back pursuant to this clause (g) shall not exceed ~~20~~25% of Consolidated EBITDA after giving effect to this clause (g) and all other permitted add-backs and adjustments;

(h)	any costs or expenses incurred in such Test Period pursuant to or in connection with or resulting from any management equity plan, profits interest or stock option plan or any other management or employee benefit plan or agreement or any post-employment benefit plans or agreements or any grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other similar rights or any stock subscription, stockholders or partnership agreement;

(i)	any net loss from disposed, abandoned, closed or discontinued operations;

(j)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any Test Period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (2) below for any previous Test Period and not added back;

(k)	any non-cash charges or expenses reducing Consolidated Net Income for such Test Period (provided that if any such non-cash item represents an accrual or reserve for potential cash items in any future Test Period, (i) such Person may determine not to add back such non-cash item in the current Test Period and (ii) to the extent such Person does decide to add back such non-cash item, the cash payment in respect thereof in such future Test Period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period);

(l)	all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of such Person and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common equity of such Person or any direct or indirect parent thereof in connection with, or as a result of, any distribution being made to equity holders of such Person or any direct or indirect parent thereof, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution;

(m)	the amount of any expenses paid on behalf of any member of the board of directors or reimbursable to such member of the board of directors;

(n)	all judgments, liabilities, obligations, damages of any kind, including liquidated damages, settlement amounts, losses, fines, costs, fees, expenses (including reasonable attorneys’ fees and disbursements), penalties and interest and other charges or expenses in connection with any lawsuit or other proceeding against such Person and its Subsidiaries; provided, that the amounts added back pursuant to this clause (n) shall not exceed ~~15~~25% of Consolidated EBITDA prior to giving effect to this clause (n);

~~(o)~~	~~[reserved];~~

(o)	losses or discounts on any sale of receivables, Securitization Assets and related assets in connection with any Qualified Receivables Transaction;

(p)	earn-outs and contingent consideration obligations (including to the extent accounted for as bonuses and other compensation), payments in respect of dissenting shares, and purchase price adjustments, made by such Person during such Test Period, in each case, in connection with an investment or acquisition permitted hereunder;

(q)	the amount of any contingent payments in connection with the licensing of Intellectual Property Rights or other assets;

(r)	any extraordinary, non-recurring or unusual expenses, charges, losses and/or costs items; and

(s)	other adjustments consistent with Regulation S-X; and

(2)	subtracting therefrom, in each case only to the extent (and in the same proportion) included or added in determining such Consolidated Net Income and without duplication:

(a)	the aggregate amount of all non-cash items increasing Consolidated Net Income (other than (i) the accrual of revenue or recording of receivables in the ordinary course of business and (ii) the reversal of any accrual of a reserve referred to in the parenthetical in clause (1)(k) of this definition (other than any such reversal that results from a cash payment subtracted from Consolidated EBITDA)) for such Test Period;

(b)	any extraordinary, non-recurring or unusual gains; and

(c)	any net income from disposed, abandoned, closed or discontinued operations.

“Consolidated First Lien Net Debt” means, as of any date, the Loans, the Amendment No. 1 Term Loans and any other Consolidated Debt outstanding as of such date that is secured on a pari passu basis with the Liens that secure the Term Loans, minus all Unrestricted Cash as of such date ~~in an aggregate amount not to exceed $150,000,000~~, in each case, determined based upon the most recent fiscal quarter for which Required Financial Statements have been or are required to have been delivered; provided that for purposes of calculating the amount of Consolidated First Lien Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness. For the avoidance of doubt, ~~Remaining Term Loans and New Term Loans~~Indebtedness under the 2032 Senior Notes will constitute Consolidated First Lien Net Debt.

“Consolidated Interest Expense” means, with respect to any Person for any ~~Test Period, the total consolidated~~period, without duplication, the cash interest expense (including that attributable to Finance Leases), net of cash interest income, with respect to Indebtedness of such Person and its Restricted Subsidiaries for such period ~~determined on a consolidated basis in accordance with GAAP~~, other than Indebtedness that is non-recourse to the Borrower and the Restricted Subsidiaries, including~~, without duplication:~~

~~(1)~~	~~imputed interest on Finance Lease Obligations and Attributable Indebtedness of such Person and its Restricted Subsidiaries for such Test Period;~~

~~(2)~~        commissions, discounts and other fees~~,~~ and charges ~~and expenses~~ owed ~~by such Person and its Restricted Subsidiaries~~ with respect to letters of credit ~~securing financial obligations,~~and bankers’ acceptance financing and ~~receivables financings for such Test Period;~~net cash costs under hedging agreements (other than in connection with the early termination thereof); excluding, in each case:

~~(3)~~	~~pay-in-kind interest payments, amortization and write-offs of deferred financing fees, debt issuance costs, debt discount, or premium, commissions and other financing fees and expenses (including expensing of any bridge, commitment or~~

~~other financing fees) incurred by such Person and its Restricted Subsidiaries for such Test Period including net costs under Hedge Agreements dealing with interest rates and any commitment fees payable thereunder;~~

(1)	amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting),

(2)	interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedge Agreements or other derivative instruments, including pursuant to FASB Accounting Standards Codification Topic 815, Derivatives and Hedging,

(3)	costs associated with incurring or terminating Hedge Agreement and cash costs associated with breakage in respect of hedging agreements for interest rates,

(4)	~~cash contributions to any employee stock ownership plan or similar trust made by such Person and its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Subsidiary)~~commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Indebtedness ~~incurred by such plan or trust for such Test Period;~~that is non-recourse to the Borrower and the Restricted Subsidiaries,

(5)	“additional interest” owing pursuant to a registration rights agreement with respect to any securities,

(6)	any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including any Indebtedness issued in connection with the Transactions, the Amendment No. 1 Transactions and the Amendment No. 2 Transactions,

(7)	penalties and interest relating to Taxes,

(8)	accretion or accrual of discounted liabilities not constituting Indebtedness,

(9)	interest expense attributable to a parent company resulting from push-down accounting,

(10)	any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting,

(11)	any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto in connection with the Transactions, the Amendment No. 1 Transactions, the Amendment No. 2 Transactions, any acquisition or Investment,

(12)	annual agency fees paid to any administrative agents, collateral agents and trustees with respect to any secured or unsecured loans, debt facilities, debentures, bonds, commercial paper facilities or other forms of Indebtedness (including any security or collateral trust arrangements related thereto),

(13)	any lease, rental or other expense in connection with a Non-Finance Lease;

(~~5~~14) all interest paid or payable with respect to discontinued operations of such Person and its Restricted Subsidiaries for such Test Period;

(~~6~~15) the interest portion of any deferred payment obligations of such Person and its Restricted Subsidiaries for such Test Period; and

(16)	cash contributions to any employee stock ownership plan or similar trust made by such Person and its Restricted Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than such Person or a wholly-owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such Test Period.

For purposes of this definition, interest on a Finance Lease will be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Finance Lease in accordance with GAAP.

~~(7)~~	~~all interest on any Indebtedness of such Person and its Restricted Subsidiaries that is (a) Indebtedness of others secured by any Lien on property owned or acquired by such Person or its Subsidiaries, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property or (b) contingent obligations of such Person or its Subsidiaries in respect of Indebtedness;~~

~~provided that Consolidated Interest Expense shall be calculated after giving effect to Hedge Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to such Hedge Agreements.  For purposes of this definition, interest on Finance Lease Obligations will be deemed to accrue at the interest rate reasonably determined by a Responsible Officer of the Borrower to be the rate of interest implicit in such Finance Lease Obligations in accordance with GAAP.~~

“Consolidated Net Income” means, with respect to any Person for any Test Period, the Net Income of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such consolidated net income (to the extent otherwise included therein), without duplication:

(1)	the Net Income for such Test Period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Borrower’s or any Restricted Subsidiary’s equity in the Net Income of such Person shall be included in the Consolidated Net Income of the Borrower for such Test Period up to the aggregate amount of dividends or distributions or other payments in respect of such equity that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Restricted Subsidiary, in each case, in such Test Period, to the extent not already included therein;

(2)	[Reserved];

(3)	any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized by such Person or any of its Restricted Subsidiaries during such Test Period upon any asset sale or other disposition of any Equity Interests of any Person (other than any dispositions in the ordinary course of business) by such Person or any of its Restricted Subsidiaries;

(4)	gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such Test Period;

(5)	earnings (or losses), including any impairment charge, resulting from any reappraisal, revaluation or write-up (or write-down) of assets during such Test Period;

(6)	(a) unrealized gains and losses with respect to Hedge Agreements for such Test Period pursuant to the application of Accounting Standards Codification 815 (Derivatives and Hedging) and (b) any after-tax effect of income (or losses) for such Test Period that result from the early extinguishment of (i) Indebtedness, (ii) obligations under any Hedge Agreements or (iii) other derivative instruments;

(7)	any extraordinary, non-recurring or unusual gain (or extraordinary, non-recurring or unusual loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by such Person or any of its Restricted Subsidiaries during such Test Period;

(8)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Test Period;

(9)	any after-tax gains (or losses) on disposal of disposed, abandoned or discontinued operations for such Test Period;

(10)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in the inventory, property and equipment, software, goodwill, other intangible assets, in-process research and development, deferred revenue, debt and unfavorable or favorable lease line items in such Person’s consolidated financial statements pursuant to GAAP for such Test Period resulting from the application of purchase accounting in relation to the Transactions or any acquisition consummated prior to the Amendment No. ~~1~~2 Effective Date and any Permitted Acquisition or other investment or the amortization or write-off of any amounts thereof, net of taxes, for such Test Period;

(11)	any non-cash compensation charge or expense (including any deferred non-cash compensation expense) for such Test Period, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights and any cash charges or expenses associated with the rollover, acceleration or payout of Equity Interests by, or to, management of such Person or any of its Restricted Subsidiaries in connection with the Transactions;

(12)	(a) Transaction Costs and Amendment No. 1 Transaction Costs (as defined in the Term Loan Credit Agreement) incurred during the Test Period and (b) any fees and expenses incurred during such Test Period, or any amortization thereof for such Test Period, in connection with the Amendment No. 1 Transactions, any acquisition (other than the Transactions), investment, disposition, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt or equity instrument (in each case, including any such transaction whether consummated on, after or prior to the Amendment No. ~~1~~2 Effective Date and any such transaction undertaken but not completed) and any charges or non-recurring costs incurred during such Test Period as a result of any such transaction;

(13)	any expenses, charges or losses for such Test Period that are covered by indemnification or other reimbursement provisions in connection with any investment, Permitted Acquisition or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrower has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(14)	to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses for such Test Period with respect to liability or casualty events or business interruption.

“Consolidated Secured Net Debt” means, as of any date, the Amendment No. 1 Term Loans and any other Consolidated Debt outstanding as of such date that is Secured Debt, minus all Unrestricted Cash as of such date, in each case, determined based upon the most recent fiscal quarter for which Required Financial Statements have been or are required to have been delivered; provided that for purposes of calculating the amount of Consolidated Secured Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“Consolidated Tax Expense” means, with respect to any Person for any Test Period, taxes based on gross receipts, income, profits or capital, franchise, excise or similar taxes, and foreign withholding taxes, of such Person and its Restricted Subsidiaries for such Test Period, including (1) penalties and interest related thereto and (2) tax distributions made to any direct or indirect holders of Equity Interests of such Person in respect of any such taxes.

“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Consolidated Total Net Debt” means, as of any date, the Consolidated Debt outstanding as of such date minus all Unrestricted Cash as of such date ~~in an aggregate amount not to exceed $150,000,000~~, in each case, determined based upon the most recent financial statements available internally as of the date of determination; provided that for purposes of calculating the Consolidated Total Net Debt with respect to any Indebtedness being incurred in reliance on compliance with any financial ratio-based incurrence test, Unrestricted Cash will not include any proceeds received from such Indebtedness.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution Indebtedness” means Indebtedness in an aggregate outstanding principal amount not to exceed an amount equal to 100% of the net cash proceeds and the fair market value of property (other than cash) received by the Borrower from Permitted Equity Issuances or as a contribution to its common equity capital, in each case, after the Amendment No. 2 Effective Date and on or prior to the date of such incurrence (other than Excluded Contributions, Cure Amounts and sales of Equity Interests to the Borrower or any of its Subsidiaries) that are Not Otherwise Applied.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” will have correlative meanings.

“Control Agreement” means a deposit account control agreement, a securities account control agreement or a commodity account control agreement, as applicable, which provides the Administrative Agent with Control (as defined in the Collateral Agreement) of any such accounts, in form and substance reasonably satisfactory to the Administrative Agent.

“Convertible Indebtedness” means any Indebtedness of a Loan Party (which may be Guaranteed by other Loan Parties) permitted to be incurred hereunder that is either (a) convertible into common Capital Stock of the Borrower or of any direct or indirect parent thereof (or other applicable securities or property following a merger event or other change of the common Capital Stock of the Borrower) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such common Capital Stock or such other securities) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common Capital Stock of the Borrower or of any direct or indirect parent thereof and/or cash (in an amount determined by reference to the price of such common Capital Stock).

“Cost” means the calculated cost of purchases, based upon the Borrower’s accounting practices as reflected in the most recent Annual Financial Statements, which practices are consistent with the methodology used in the most recent appraisal delivered in connection with this Agreement prior to the Closing Date.

“Covenant Trigger Event” means that Specified Excess Availability is at any time less than the greater of (a) $40.0 million and (b) 10.0% of the Line Cap then in effect.  Once commenced, a Covenant Trigger Event will be deemed to be continuing until such time as Specified Excess Availability equals or exceeds such amount, as reflected in a Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.04(9), for 20 consecutive days.

“Covered Entity” has the meaning assigned to it in Section 10.25.

“Credit Agreement Refinanced Debt” has the meaning assigned to it in the definition of “Credit Agreement Refinancing Indebtedness”.

“Credit Agreement Refinancing Indebtedness” means secured or unsecured Indebtedness of the Borrower in the form of term loans or notes; provided that:

(1)	such Indebtedness is incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, Indebtedness (“Credit Agreement Refinanced Debt”) that is either Loans or other Credit Agreement Refinancing Indebtedness;

(2)	such Indebtedness is in an original aggregate principal amount not greater than the principal amount of the Credit Agreement Refinanced Debt (plus (a) the amount of unpaid, accrued or capitalized interest, penalties, premiums (including tender premiums), defeasance costs and other similar amounts payable with respect thereto and (b) underwriting discounts, fees, commissions, costs, expenses and other similar amounts payable with respect to such Credit Agreement Refinancing Indebtedness);

(3)	(a) the Weighted Average Life to Maturity of such Indebtedness is equal to or longer than the remaining Weighted Average Life to Maturity of the Credit Agreement Refinanced Debt, and (b) the final maturity date of such Credit Agreement Refinancing Indebtedness may not be earlier than the Latest Maturity Date of such Credit Agreement Refinanced Debt;

(4)	such Indebtedness may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis except with respect to payment at maturity or the proceeds of Permitted Refinancing Indebtedness) in any mandatory prepayments ~~hereunder on the same basis as any Credit Agreement Refinanced Debt~~of Amendment No. 1 Term Loans ;

(5)	such Indebtedness will rank pari passu or junior in right of payment to the Credit Agreement Refinanced Debt;

(6)	such Indebtedness is not secured by any assets or property of the Borrower or any Restricted Subsidiary that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender);

(7)	such Indebtedness is not guaranteed by any Person other than a Guarantor ~~and, in the case of such Indebtedness secured on a pari passu basis with the New Term Loans or the Loans, is not owed to any Subsidiary~~;

(8)	if such Indebtedness is secured:

(a)	such Indebtedness shall be secured on a junior basis to the Revolving Facility Claims in respect of ABL Priority Collateral, except in the case of Credit Agreement Refinancing Indebtedness constituting Refinancing Term Loans (which shall be secured on a pari passu basis with any other outstanding Refinancing Term Loans);

(b)	the security agreements relating to such Indebtedness are substantially similar to or the same as the applicable Security Documents (as determined in good faith by a Responsible Officer of the Borrower); and

(c)	except in the case of Credit Agreement Refinancing Indebtedness constituting Refinancing Term Loans, a Debt Representative, acting on behalf of the holders of such Indebtedness, will become party to or otherwise subject to the provisions of a Junior Lien Intercreditor Agreement and/or, if applicable, the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement; provided that, to the extent such Indebtedness constitutes Refinancing Term Loans, it shall be subject to the relative priorities and intercreditor provisions as described in Section 2.22(1); and

(9)	the terms and conditions of such Indebtedness (a) are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to such Credit Agreement Refinanced Debt (except for covenants applicable only to periods 91 days after the Latest Maturity Date at the time of incurrence) or (b) solely to the extent that any terms and conditions applicable to any such Credit Agreement Refinanced Debt are not substantially the same as, or ~~are materially more restrictive on the Borrower and the Restricted Subsidiaries~~ taken as a whole, are more favorable to the lenders or holders providing such Indebtedness than, those then applicable to the Credit Agreement Refinanced Debt, shall otherwise reflect customary market terms and conditions, including with respect to high yield debt securities to the extent applicable, at the time of such incurrence of such Credit Agreement Refinancing Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Credit Agreement Refinancing Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Credit Agreement Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (9) shall be conclusive evidence that such Indebtedness satisfies this clause (9) unless the Administrative Agent notifies the Borrower in writing within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (9) will not apply to (v) terms addressed in the preceding clauses (1) through (8), (w) interest rate, rate floors, fees, funding discounts and other pricing terms, (x) redemption, prepayment or other premiums, or (y) payment, optional prepayment or redemption terms; provided further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).

Credit Agreement Refinancing Indebtedness will include any Registered Equivalent Notes issued in exchange therefor.

“Credit Event” has the meaning assigned to such term in Article IV.

“Cure Amount” has the meaning assigned to such term in Section 8.02.

“Cure Right” has the meaning assigned to such term in Section 8.02.

“Customs Broker Agreement” means an agreement, in form reasonably satisfactory to the Collateral Agent, in which the customs broker or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Collateral Agent and agrees, upon notice from the Collateral Agent, to hold and dispose of such Inventory solely as directed by the Collateral Agent.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“DDA” means any checking or other demand deposit account maintained by the Loan Parties in the United States.

“Debt Fund Affiliate” means:

(1)       any Affiliate of a Permitted Investor (other than the Borrower or any of its Subsidiaries) that is a bona fide debt fund or investment vehicle that has the principal purpose of investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course and that exercises investment discretion independent from the private equity business of such Permitted Investor; and

(2)       any investment fund or account of a Permitted Investor managed by third parties (including by way of a managed account, a fund or an index fund in which a Permitted Investor has invested) that is not organized or used primarily for the purpose of making equity investments, in each case in clauses (1) and (2) above, with respect to which any Investor or Permitted Investor does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Debt Representative” means, with respect to any Junior Lien Debt, the lenders or other holders of such Indebtedness or the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which, but for the giving of notice, lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that:

(1)	has refused (without retraction) or failed to (a) fund its portion of any Borrowing, or (b) pay to any Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans, as applicable) within two Business Days of the date when due;

(2)	has notified the Borrower, any Agent, any Issuing Bank or any Swingline Lender that it does not intend to comply with its funding obligations under any Loan Document, or has made a public statement to that effect;

(3)	has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations under any Loan Document (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (3) upon receipt of such written confirmation by the Administrative Agent and the Borrower); or

(4)	has, or has a direct or indirect parent company that has:

(a)	become insolvent or the subject of a proceeding under any voluntary or involuntary case under any Debtor Relief Law,

(b)	had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or

(c)	become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (1) through (4) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, each Issuing Bank, each Swingline Lender and each Lender.

“Designated Event of Default” means any Event of Default under Section 8.01(2), Section 8.01(3), Section 8.01(4) (solely with respect to a default under Section 5.04(9), Section 5.11 or Section 6.13), Section 8.01(8) or Section 8.01(9).

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrower or any Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with realization of, or a subsequent sale of, such Designated Non-Cash Consideration.

“Discharge of ABL Revolving Claims” has the meaning assigned to the term “Discharge of ABL Claims” in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement, except that, solely for purposes of this definition, the principal amount of any Refinancing Term Loans and any interest, fees, attorneys’ fees, costs, expenses, indemnities and other Obligations relating thereto do not constitute “ABL Claims” (as defined in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement).

“Disinterested Director” means, with respect to any Person and transaction, a member of the Board of Directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (excluding Liens, but including any sale or issuance of Equity Interests in a Restricted Subsidiary and any sale leaseback transactions of a Loan Party) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” means:

(1)	those entities identified by or on behalf of the Borrower in writing to the Administrative Agent, from time to time prior to or after the completion of general syndication, as competitors of the Borrower or its Subsidiaries;

(2)	[reserved];

(3)	those banks, financial institutions, other institutional lenders and other persons identified in writing by or on behalf of the Borrower to the Administrative Agent after the Closing Date if such designation is reasonably acceptable to the Administrative Agent; and

(4)	any clearly identifiable (solely on the basis of the similarity of its name or as identified in writing by or on behalf of the Borrower) Affiliate of the entities described in the preceding clauses (1), (2) and (3) (other than, with respect to this clause (4), any bona fide Debt Fund Affiliates thereof).

Notwithstanding the foregoing, each Loan Party and the Lenders acknowledge and agree that (i) the Administrative Agent will not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Institution and the Administrative Agent will have no liability with respect to or arising out of any assignment or participation of Loans or Commitments to a Disqualified Institution and (ii) any written notice of a Disqualified Institution shall be deemed not delivered and not effective unless delivered by or on behalf of the Borrower in writing to the Administrative Agent and shall only become effective, as of and following, two (2) Business Days after such delivery.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable at the option of the holder thereof), or upon the happening of any event or condition:

(1)	mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the prior Payment in Full and the termination of the Commitments);

(2)	is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part;

(3)	provides for the scheduled payments of dividends in cash; or

(4)	is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the earlier of:

(a)	the Latest Maturity Date at the time of issuance; and

(b)	the date on which the Loans and all other Obligations (other than Specified Hedge Obligations, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted) are Paid in Full and the Commitments are terminated and any outstanding Letters of Credit are expired, terminated or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank(s);

provided that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that if such Equity Interests are issued pursuant to any plan for the benefit of any future, current or former officers, directors, managers, employees, consultants or independent contractors of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses, former spouses, successors, executors, administrators, trustees, legatees or distributees, such Equity Interests will not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of any such Person’s termination, death or disability; and provided, further, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of any Equity Interests that is not Disqualified Stock will not be deemed to be Disqualified Stock. For the avoidance of doubt, any Convertible Indebtedness or any Permitted Convertible Indebtedness Call Transaction will not be deemed to be Disqualified Stock.

“Documentation Agent” means MUFG Bank, Ltd.

“Dollars” or “$” means lawful money of the United States of America.

“Dominion Account” has the meaning assigned to such term in Section 5.11.

“EEA Financial Institution” means:

(1)	any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority;

(2)	any entity established in an EEA Member Country which is a parent of an institution described in clause (1) of this definition; or

(3)	any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (1) or (2) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means, at any time, all Accounts of any Loan Party that constitute proceeds from the sale or disposition of Inventory in the ordinary course of business and that are reflected in the most recent Borrowing Base Certificate, except any Account with respect to which any of the exclusionary criteria set forth below applies.  No Account will be an Eligible Account if:

(1)	Past Due / Extended: such Account are not paid within the earlier of sixty (60) days following its due date or more than (a) one hundred twenty (120) days in respect of Accounts for which any of Cardinal, AmerisourceBergen, McKesson, Walmart, CVS or any of their respective Affiliates is the Account debtor or (b) one hundred (100) days in respect of Accounts (other than Accounts for which Cardinal, AmerisourceBergen, McKesson, Walmart, CVS or any of their respective Affiliates is the Account debtor), in the case of the foregoing clauses (a) and (b), following its original invoice date; provided that, in calculating delinquent portions of Accounts under this clause (1), only such delinquent portions will be excluded;

(2)	Non-U.S./Canadian Accounts: unless otherwise agreed by the Administrative Agent or such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent, such Account is the obligation of an Account debtor that (i) does not maintain its chief executive office in the United States, Canada or any political subdivision of any thereof or (ii) is not organized under the applicable laws of the United States or political subdivision thereof or the District of Columbia or Canada or any political subdivision thereof;

(3)	Other Liens: such Account is (a) not owned by a Loan Party, (b) not subject to the valid, perfected and (subject to Liens having priority by operation of applicable Law) first priority Lien of the Collateral Agent as to such Account or (c) is subject to any other Lien of any other Person, other than (i) Liens in favor of any Agent pursuant to any Loan Document, (ii) Liens permitted under Section 6.02(9), 6.02(10), 6.02(11), 6.02(12), 6.02(13), 6.02(17), 6.02(18), 6.02(22), 6.02(24) or 6.02(29) (including any Liens permitted under Section 6.02(40) with respect to the foregoing) or Permitted Liens arising by operation of law, in each case that do not have priority over the Liens that secure the Revolving Facility Claims or (iii) (x) Permitted Liens securing Indebtedness permitted under Section 6.01(1) which Liens do not have priority over the Liens that secure the Revolving Facility Claims, (y) Permitted Liens securing Ratio Debt, Indebtedness permitted under Section 6.01(2) and Indebtedness incurred pursuant to Section 6.01(11), 6.01(19), 6.01(21) or 6.01(28) (and in each case, any Permitted Refinancing Indebtedness thereof permitted under Section 6.01) and (z) Liens permitted under Section 6.02(14), 6.02(19), 6.02(20), 6.02(25), 6.02(28), 6.02(30), 6.02(31), 6.02(32), 6.02(33),

6.02(36)(a), 6.02(39) or 6.02(42) (including any Liens permitted under Section 6.02(40) with respect to the foregoing), which Liens, in the case of each of the foregoing clauses (y) and (z), are secured on a junior basis to the Liens that secure the Revolving Facility Claims;

(4)	Not Bona Fide: Accounts that are not true and correct statements of bona fide indebtedness incurred in the amount of such Account by the applicable Account debtor;

(5)	Disputed Accounts: such Account is disputed, or a claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback has been asserted with respect thereto by the applicable Account debtor (but only to the extent of such dispute, claim, counterclaim, discount, deduction, reserve, allowance, recoupment, offset or chargeback);

(6)	Bankruptcy: such Account is owed by an Account debtor that is subject to a bankruptcy proceeding of the type specified in Section 8.01(8) or (9) or that is liquidating, dissolving or winding up its affairs or otherwise deemed not creditworthy by the Administrative Agent in its Reasonable Credit Judgment; provided that (i) the Administrative Agent may, in its sole discretion, include Accounts from Account debtors subject to such proceedings if and to the extent that such Accounts are fully covered by credit insurance, letters of credit or other sufficient third-party credit support, or are otherwise deemed by the Administrative Agent not to pose an unreasonable risk of non−collectability;

(7)	Judgments, Notes or Chattel Paper: such Account is evidenced by Chattel Paper or an Instrument (each as defined in the Collateral Agreement) of any kind, or has been reduced to judgment;

(8)	Cross Aged Accounts: such Account is the obligation of an Account debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account debtor are ineligible under the other criteria set forth in this definition;

(9)	Government Accounts: such Account is the obligation of an Account debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing, or the applicable Loan Party has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation;

(10)	Contra Accounts: such Account to the extent the Borrower or any subsidiary thereof is liable for goods sold or services rendered by the applicable Account debtor, but only to the extent of the potential offset;

(11)	Inter-Company/Affiliate Accounts: such Account arises from a sale to any Affiliate of any Loan Party or any employee, officer or director of the Borrower or any Subsidiary or any of their respective Affiliates or to any entity that has any common officer or director with any Loan Party; provided that the foregoing shall not apply to Accounts arising from sales (which sales are on terms and conditions not less favorable to the applicable Loan Party than would reasonably be obtained by such Loan Party in a comparable arm’s length transaction with a Person other than an Affiliate of a Loan Party) to any Affiliates (other than the Borrower and its Subsidiaries) that are portfolio companies of the Investors;

(12)	Unbilled Accounts: an invoice with respect to such Account has not been sent to the applicable Account debtor;

(13)	Progress Billing: such Account (i) as to which a Loan Party is not able to bring suit or otherwise enforce its remedies against the applicable Account debtor through judicial process or (ii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account debtor’s obligation to pay that invoice is subject to a Loan Party’s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;

(14)	Bill and Hold; C.O.D.: such Account arises with respect to goods that are sold on a bill-and-hold or cash-on-delivery basis;

(15)	Non-Acceptable Alternative Currency: unless otherwise agreed by the Administrative Agent or such Account is backed by a letter of credit reasonably acceptable to the Administrative Agent, such Account is payable in any currency other than Dollars;

(16)	Conditional Sale: such Account arises with respect to goods that are placed on consignment, guarantied sale or other terms by reason of which the payment by the applicable Account debtor is conditional;

(17)	Non-Ordinary Course Sales: such Account does not arise from the sale of goods or the performance of services by a Loan Party in the ordinary course of business;

(18)	Consumer Sales: such Account arises with respect to goods that are sold by any party directly to individual consumers;

(19)	Reserves; Rebates; Etc.: such Account to the extent a Loan Party has reserved for credits to be applied against the balance of such Account, but only to the extent of such potential credits, including without limitation any rebates, billbacks, chargebacks, redistribution fees, service level fees, miscellaneous fees and administrative fees;

(20)	Concentration Risk (Cardinal, AmerisourceBergen and McKesson): with respect to Accounts for which any of Cardinal, AmerisourceBergen, McKesson or any of their respective Affiliates is the Account debtor (and solely to the extent that the respective long-term credit rating of Cardinal, AmerisourceBergen or McKesson as applicable, is at least “BB” from S&P and at least “Ba2” from Moody’s), Accounts of such Account debtor, to the extent that such Accounts, together with all other

Accounts owing by the respective Account debtor and its Affiliates, exceed thirty-five percent (35%) of all Eligible Accounts; provided that only such portion of such Accounts in excess of thirty-five percent (35%) of all Eligible Accounts will be excluded; provided further that if any of Cardinal, AmerisourceBergen or McKesson does not have at least the long-term credit rating set forth herein, then the limitation set forth in clause (22) of this definition shall be applicable to such Account debtor; or

(21)	Concentration Risk (Walmart and CVS): with respect to Accounts for which any of Walmart, CVS or any of their respective Affiliates is the Account debtor (and solely to the extent that the respective long-term credit rating of Walmart or CVS, as applicable, is at least “BB” from S&P and at least “Ba2” from Moody’s), Accounts of such Account debtor, to the extent that such Accounts, together with all other Accounts owing by the respective Account debtor and its Affiliates, exceed twenty-five percent (25%) of all Eligible Accounts; provided that only such portion of such Accounts in excess of twenty-five percent (25%) of all Eligible Accounts will be excluded; provided further that if any of Walmart or CVS does not have at least the long-term credit rating set forth herein, then the limitation set forth in clause (22) of this definition shall be applicable to such Account debtor.

(22)	Concentration Risk (Other Account Debtors): to the extent such Account (other than Accounts for which Cardinal, AmerisourceBergen, McKesson, Walmart or CVS any of their respective Affiliates is the Account debtor and only if the long-term credit rating of Cardinal, AmerisourceBergen, McKesson, Walmart or CVS, as applicable, is at least “BB” from S&P and at least “Ba2” from Moody’s), together with all other Accounts owing by such Account debtor and its Affiliates as of any date of determination, exceed twenty percent (20%) of all Eligible Accounts; provided that only such portion of such Accounts in excess of twenty percent (20%) of all Eligible Accounts will be excluded.

If any Account at any time ceases to be an Eligible Account, then such Account will promptly be excluded from the calculation of the Borrowing Base; provided that if any Account ceases to be an Eligible Account because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Account from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility; provided that upon such notice, the Borrower shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, in its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would have been available based upon the criteria in effect on the Closing Date.

“Eligible Cash” means Unrestricted Cash of a Loan Party held in a segregated deposit account or securities account that is cash denominated in Dollars and either (a) maintained with the Collateral Agent, for the benefit of the Secured Parties, as security for the Obligations or (b) if not maintained with the Collateral Agent, maintained with a Lender and subject to a Control Agreement; provided that in no event shall any cash held in any Excluded Account be included in Eligible Cash.

“Eligible Inventory” means all Inventory owned by any Loan Party reflected in the most recent Borrowing Base Certificate, except any Inventory with respect to which any of the exclusionary criteria set forth below applies.  No item of Inventory will be Eligible Inventory if such item:

(1)	Unperfected: is not subject to a first priority (subject to any Permitted Liens arising by operation of law) perfected Lien in favor of the Collateral Agent as to such Inventory;

(2)	Other Liens: is (a) not owned by a Loan Party or (b) is subject to any Lien of any Person, other than (i) Liens in favor of any Agent pursuant to any Loan Document, (ii) Liens permitted under Section 6.02(9), 6.02(10), 6.02(11), 6.02(12), 6.02(19), or 6.02(24) (including any Liens permitted under Section 6.02(40) with respect to the foregoing) or Permitted Liens arising by operation of law, in each case, that do not have priority over the Liens that secure the Revolving Facility Claims or (iii) (x) Permitted Liens securing Indebtedness permitted under Section 6.01(1) which Liens do not have priority over the Liens that secure the Revolving Facility Claims, (y) Permitted Liens securing Ratio Debt, Indebtedness permitted under Section 6.01(2) and Indebtedness incurred pursuant to Section 6.01(11), 6.01(15)(b), 6.01(19), 6.01(21), 6.01(28) or 6.01(30) (and in each case, any Permitted Refinancing Indebtedness thereof permitted under Section 6.01) and (z) Liens permitted under Section 6.02(13), 6.02(22), 6.02(28), 6.02(30), 6.02(31), 6.02(32), 6.02(33), 6.02(36)(b), 6.02(36)(c), 6.02(36)(d) or 6.02(42) (including any Liens permitted under Section 6.02(40) with respect to the foregoing), which Liens, in the case of each of the foregoing clauses (y) and (z), are secured on a junior basis to the Liens that secure the Revolving Facility Claims;

(3)	Obsolete/Expired: is damaged, excess, obsolete, unsalable (including if such item of Inventory has not been approved by the FDA), shopworn, seconds, discontinued, work in process, recalled or expired or will expire within six months or less or otherwise fully reserved in accordance with normal operating practices;

(4)	Not Owned: is not owned by one or more Loan Parties;

(5)	Consignment: is the subject of a consignment by any Loan Party as consignor;

(6)	Off-Site: is not located in a public third-party warehouse or on premises owned, leased or rented by a Loan Party and, in each case, set forth in Schedule 1.01(2) (as such schedule may be amended or supplemented from time to time);

(7)	Leased Location: is located at any location leased by the Borrower or any Subsidiary, unless either (i) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (ii) a Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment;

(8)	Bailees / Warehousemen: is located in any third-party warehouse or is in the possession of a bailee and is not evidenced by a Document (as defined in Article 9 of the UCC), unless either (i) a reasonably satisfactory bailee letter has been delivered to the Administrative Agent with respect thereto or (ii) an appropriate Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment;

(9)	Mortgage: is located at an owned location subject to a mortgage in favor of a lender other than the Collateral Agent, unless either (i) a reasonably satisfactory mortgagee waiver has been delivered to the Administrative Agent with respect thereto or (ii) an appropriate Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Administrative Agent in its Reasonable Credit Judgment;

(10)	Non-U.S. / In-Transit: is not located in the U.S. or is in-transit, except that Inventory in-transit will not be deemed ineligible under this clause (10) if:

(a)	it is in-transit between U.S. locations of the Loan Parties; or

(b)	(A) either (x) it has been paid for in advance of shipment or (y) it is in-transit between the Loan Parties or Affiliates of the Loan Parties and the applicable supplier of such Inventory has entered into an agreement with the Loan Parties in form and substance reasonably satisfactory to the Administrative Agent agreeing not to exercise any right of stoppage or similar right in respect of such Inventory, (B) legal ownership thereof has passed to the applicable Loan Party (or is retained by the applicable Loan Party) as evidenced by customary documents of title, (C) the Collateral Agent has control over the documents of title which evidence ownership of the subject Inventory (including, if requested by the Collateral Agent, by the delivery of a Customs Broker Agreement) and (D) it is insured to the reasonable satisfaction of the Collateral Agent;

(11)	Packaging / Shipping Materials; Tooling; Display: consists of packaging or shipping materials, manufacturing supplies, tooling or replacement parts or display items;

(12)	Customized: contains or bears any licensing, trademark, trade name or copyright licensed to any Loan Party by any Person (other than any Subsidiary) that would require the consent of a third party for the sale or disposition of such Inventory (which consent has not been paid) unless the Collateral Agent is reasonably satisfied that it may sell or otherwise dispose of such Inventory without (a) infringing the rights of such licensor, (b) violating any contract with such licensor, or (c) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(13)	Uninsured: such Inventory is not insured in accordance with Section 5.02 hereof;

(14)	Negotiable Bill of Sale: such Inventory is covered by a negotiable document of title for which, promptly upon reasonable written request by the Administrative Agent, the Borrower fails to deliver such document to the Administrative Agent with all necessary endorsements, free and clear of all Liens except Liens in favor of the Collateral Agent;

(15)	Not Ordinary Course: such Inventory (other than raw materials) that is not of a type held for sale in the ordinary course of business of a Loan Party;

(16)	Returns: consists of goods which have been returned by the buyer; or

(17)	Permitted Acquisitions: is acquired in connection with a Permitted Acquisition to the extent the Administrative Agent has not received a Report in respect of such Inventory showing results reasonably satisfactory to the Administrative Agent.

If any Inventory at any time ceases to be Eligible Inventory, such Inventory will promptly be excluded from the calculation of the Borrowing Base; provided, however, that if any Inventory ceases to be Eligible Inventory because of the adjustment of or imposition of new exclusionary criteria pursuant to the succeeding paragraph, the Administrative Agent will not require exclusion of such Inventory from the Borrowing Base until 5 Business Days following the date on which the Administrative Agent gives notice to the Borrower of such ineligibility; provided that upon such notice, the Borrower shall not be permitted to borrow any Loans or have any Letters of Credit issued so as to exceed the Line Cap after giving effect to such adjustment or imposition of new exclusionary criteria.

The Administrative Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the exclusionary criteria set forth above and to establish new criteria, in each case, its Reasonable Credit Judgment (based on an analysis of material facts or events first occurring, or first discovered by the Administrative Agent, after the Closing Date), subject to the necessary approvals set forth in Section 10.08 in the case of adjustments or new criteria which have the effect of making more credit available than would be available based upon the criteria in effect on the Closing Date.

“Eligible Investment Grade Account” means any Eligible Account that is owing by an Account Debtor with an Investment Grade Rating in respect of its senior long-term debt rating (unsecured).

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna.

“Environmental Laws” means all applicable laws (including common law), statutes, rules, regulations, codes, ordinances, orders, binding agreements and final, binding decrees or judgments, in each case, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or exposure to Hazardous Materials).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock, any Convertible Indebtedness and any Permitted Warrant Transaction).

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means:

(1)	a Reportable Event, or the requirements of Section 4043(b) of ERISA apply, with respect to a Plan;

(2)	a withdrawal by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate that is treated as a termination under Section 4062(e) of ERISA;

(3)	a complete or partial withdrawal by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate from a Multiemployer Plan, receipt of written notification by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Section 4245 of ERISA or endangered or in critical status within the meaning of Section 305 of ERISA;

(4)	the provision by a Plan administrator or the PBGC of notice of intent to terminate a Plan, to appoint a trustee to administer a Plan, the treatment of a Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan;

(5)	the incurrence by the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower, any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA;

(6)	the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Plan;

(7)	the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; and

(8)	a determination that any Plan is in “at risk” status (within the meaning of Section 303(i) of ERISA).

“Erroneous Payment” has the meaning set forth in Section 9.14(1).

“Erroneous Payment Deficiency Assignment” has the meaning set forth in Section 9.14(4).

“Erroneous Payment Impacted Class” has the meaning set forth in Section 9.14(4).

“Erroneous Payment Return Deficiency” has the meaning set forth in Section 9.14(4).

“Erroneous Payment Subrogation Rights” has the meaning set forth in Section 9.14(4).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excess Availability” means, at any time, (a) the Line Cap at such time minus (b) the Revolving Facility Credit Exposure at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means any DDA, securities account, commodity account or any other deposit account of any Loan Party or Restricted Subsidiary (and all ~~Cash~~cash, Cash Equivalents and other securities or investments credited thereto or deposited therein):

(1)	that is a zero balance account, disbursement account or imprest account;

(2)	that does not have an individual daily balance in excess of $~~500,000~~2,000,000, or in the aggregate with each other account described in this clause (2), in excess of $~~5,000,000~~10,000,000;

(3)	the balance of which is swept at the end of each Business Day into a deposit account, securities account or commodity account that is in the name of the Collateral Agent or subject to a Control Agreement in favor of the Collateral Agent, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such deposit account, securities account or commodity account is swept into another deposit account, securities account or commodity account subject to a Control Agreement in favor of the Collateral Agent) without the consent of the Collateral Agent;

(4)	that is a Trust Account;

(5)	that holds Term Priority Collateral or the proceeds thereof, so long as all amounts on deposit therein constitute Term Priority Collateral; or

(6)	to the extent that it is cash collateral for letters of credit (other than Letters of Credit) to the extent permitted hereunder.

“Excluded Assets” means “Excluded Assets” as defined in the Collateral Agreement.

“Excluded Contributions” means, as of any date, the aggregate amount of the net cash proceeds and Cash Equivalents, together with the aggregate fair market value of other assets that are used or useful in a business permitted under Section 6.08, received by the Borrower after the Amendment No. 1 Effective Date from:

(1)	contributions to its common equity capital; or

(2)	the sale of Capital Stock of the Borrower;

in each case, designated as Excluded Contributions pursuant to a certificate of a Responsible Officer of the Borrower on the date such contribution is made or such Capital Stock is sold, less the aggregate amount of Investments made pursuant to Section 6.04(29) and Restricted Payments made pursuant to Section 6.07(12), in each case prior to such date and Not Otherwise Applied; provided that the proceeds of Disqualified Stock and Cure Amounts will not be treated as Excluded Contributions.

“Excluded Equity Interests” means “Excluded Equity Interests” as defined in the Collateral Agreement.

“Excluded Subsidiary” means any:

(1)	Immaterial Subsidiary;

(2)	Subsidiary that is not a Wholly Owned Subsidiary of the Borrower or a Subsidiary Loan Party, but excluding any Wholly Owned Subsidiary that becomes a non-Wholly Owned Subsidiary of the Borrower or a Subsidiary Loan Party as a result of a transaction undertaken for the primary purpose (as reasonably determined by the Borrower in good faith) of releasing the Guarantee made by such Guarantor under the Loan Documents;

(3)	Unrestricted Subsidiary;

(4)	Non-U.S. Subsidiary;

(5)	direct or indirect U.S. Subsidiary of a Non-U.S. Subsidiary, but excluding any U.S. Subsidiary that becomes a direct or indirect Subsidiary of a Non-U.S. Subsidiary as a result of a transaction undertaken for the primary purpose (as reasonably determined by the Borrower in good faith) of releasing the Guarantee made by such Guarantor under the Loan Documents;

(6)	FSHCO;

(7)	Subsidiary that is prohibited or restricted by applicable Law or by a binding contractual obligation (including any Contractual Obligation) existing on the Closing Date or at the time of the acquisition or creation of such Subsidiary (and not incurred in contemplation of such acquisition or creation) from providing a Guarantee or if such Guarantee would require consent, approval, license or authorization of or from a Governmental Authority or a third party (other than a Loan Party or a controlled Affiliate of a Loan Party);

(8)	special purpose securitization vehicle (or similar entity) including any Receivables Subsidiary or like special purpose entity;

(9)	Subsidiary that is a not-for-profit organization;

(10)	Captive Insurance Subsidiary;

(11)	Subsidiary with respect to which, in the reasonable judgment of the Borrower in consultation with the Administrative Agent, the providing of a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent;

(12)	Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent, in consultation with the Borrower, the cost or other consequences (including any adverse tax consequences) of providing a Guarantee would be excessive in view of the benefits to be obtained by the Lenders therefrom; and

(13)	Rondo Acquisition and its Subsidiaries~~, unless otherwise mutually agreed in writing between the Borrower and the Administrative Agent~~.

provided that the Borrower, in its sole discretion, may cause any Subsidiary that otherwise qualifies as an “Excluded Subsidiary” to become a “Guarantor” in accordance with the definition thereof and thereafter such Subsidiary will not constitute an “Excluded Subsidiary” unless and until the Borrower elects otherwise.

“Excluded Taxes” means, with respect to any Recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder:

(1)	Taxes imposed on or measured by its net income (however denominated) or franchise Taxes imposed in lieu of net income Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes;

(2)	any branch profits Tax or any similar Tax that is imposed by any jurisdiction described in clause (1) above;

(3)	any U.S. withholding Tax (including any backup withholding Tax) that is in effect and would apply to amounts payable hereunder to or for the account of a Recipient under the law applicable at the time such Recipient becomes a party to this Agreement (or in the case of a Lender, under the law applicable at the time such Lender changes its lending office), except to the extent that the Recipient’s assignor (if any), at the time of assignment (or such Lender immediately before it changed its lending office), was entitled to receive additional amounts from the Loan Party with respect to any U.S. withholding Tax pursuant to Section 2.14(1) or Section 2.14(3);

(4)	Taxes that are attributable to such Lender’s or Administrative Agent’s failure to comply with Section 2.14(5) or Section 2.14(6); and

(5)	any withholding Taxes imposed under FATCA.

“Exclusive License” means, with respect to any drug or pharmaceutical product, any license to develop, commercialize, sell, market and promote such drug or pharmaceutical product and which provides for exclusive rights to develop, use, commercialize, sell, market, import and promote such drug or product within the United States; provided that an “Exclusive License” shall not include:

(1)	any license solely to distribute any such drug or product on an exclusive basis within any particular geographic region or territory,

(2)	any licenses, which may be exclusive, solely to manufacture any such drug or product, and

(3)	any license to manufacture, use, offer for sale or sell any authorized generic version of such drug or product; an “Exclusively License” shall have the correlative meaning.

“Executive Order” has the meaning assigned to such term in Section 3.19(3)(a).

“Existing Credit Facility” has the meaning assigned to such term in the recitals.

“Existing Letters of Credit” means those Letters of Credit described on Schedule 1.01(1) hereto.

~~“Existing Term Loan Credit Agreement” means that certain Term Loan Credit Agreement dated as of May 4, 2018 by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company, the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as~~

~~administrative agent and collateral agent (as amended by Amendment No. 1 to Term Loan Credit Agreement dated as of May 30, 2023, the Amendment No. 2 to Existing Term Loan Credit Agreement, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time).~~

~~“Existing Term Loan Documents” means the Existing Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Existing Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.~~

“Extended Commitments” means the Revolving Facility Commitments or other commitments to make Extended Loans held by any Extending Lenders.

“Extended Loans” means the Loans made pursuant to Extended Commitments.

“Extending Lenders” means each Lender accepting an Extension Offer.

“Extension” has the meaning assigned to such term in Section 2.23(1).

“Extension Amendment” has the meaning assigned to such term in Section 2.23(2).

“Extension Offer” has the meaning assigned to such term in Section 2.23(1).

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or such Restricted Subsidiary may sell, convey, assign or otherwise transfer Securitization Assets (which may include a backup or precautionary grant of security interest in such Securitization Assets so sold, conveyed, assigned or otherwise transferred or purported to be so sold, conveyed, assigned or otherwise transferred) to any Person other than a Receivables Subsidiary.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FDA” means the United States Food and Drug Administration and any successor thereto.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Fee Letter” means the Fee Letter dated as of April 11, 2022 by and among the Borrower, Truist Securities and Truist Bank.

“Fees” means the fees set forth in the Fee Letter payable to a Lender, the Administrative Agent or any Arranger, in each case, with respect to the Revolving Facility.

“FILO Intercreditor Provisions” means the provisions set forth on Exhibit J.

“Finance Lease Obligations” means, subject to the final paragraph of the definition of “GAAP” with respect to any Person, at the time any determination thereof is to be made, the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP (excluding the footnotes thereto) and, for purposes hereof, the amount of such obligations at any time will be the capitalized amount thereof at such time determined in accordance with GAAP.

“Finance Leases” means, subject to the final paragraph of the definition of “GAAP”, all leases that have been or are required to be, in accordance with GAAP as in effect on the Amendment No. 1 Effective Date recorded as a finance lease.

“Financial Covenant Default” has the meaning assigned to such term in Section 8.01(6).

“Financial Officer” means, with respect to any Person, the chief financial officer, principal accounting officer, director of financial services, treasurer, assistant treasurer or controller of such Person or other similar officer or Person performing similar functions of such Person, designated in writing by or on behalf of the Borrower to the Administrative Agent from time to time. Any document delivered hereunder that is signed by a Financial Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership or other action on the part of such Loan Party and such Financial Officer will be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Financial Officer” shall refer to a Financial Officer of the Borrower.

“Financial Performance Covenant” means the covenant set forth in Section 6.13.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated First Lien Net Debt outstanding as of the last day of such Test Period to (2) Consolidated EBITDA of the Borrower for such Test Period.

“Fixed Charge Coverage Ratio” means, as of any date, the ratio of:

(1)	(a) Consolidated EBITDA of the Borrower for the most recent Test Period, minus (b) cash taxes and other tax distributions paid in cash during such period, minus (c) cash Capital Expenditures of the Borrower or any Restricted Subsidiary for such period to the extent not financed with the proceeds of Funded Debt (it being understood that Capital Expenditures funded with proceeds of revolving loans (including the Loans) will not be deemed to be “financed with the proceeds of Funded Debt” for the purpose of this clause (c)), to

(2)	Fixed Charges of the Borrower for such Test Period.

“Fixed Charges” means, for any period, the sum of the following for such period:

(1)	Consolidated Cash Interest Expense of the Borrower for such period, plus

(2)	all scheduled principal amortization payments that were paid or payable in cash during such period with respect to Indebtedness for borrowed money of the Borrower and the Restricted Subsidiaries, including payments in respect of Finance Leases but excluding payments with respect to intercompany Indebtedness, plus

(3)	solely for purposes of testing RP Payment Conditions under Section 6.07(15), to the extent that compliance with the Fixed Charge Coverage Ratio is required thereunder, any Restricted Payments made using the RP Payment Conditions under Section 6.07(15) during the applicable Test Period.

~~“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.~~

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means any Lender or Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia will be deemed to constitute a single jurisdiction.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Issuing Bank or Swingline Lender, as applicable, such Defaulting Lender’s Revolving Facility Percentage of the outstanding Revolving L/C Exposure or Swingline Exposure, as applicable, other than Revolving L/C Exposure or Swingline Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to non-Defaulting Lenders or cash collateralized in accordance with the terms hereof.

“FSHCO” means any direct or indirect U.S. Subsidiary that has no material assets other than Equity Interests (or Equity Interests and Indebtedness) in one or more Non-U.S. Subsidiaries or other FSHCOs.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession (but excluding the policies, rules and regulations of the SEC applicable only to public companies).

Notwithstanding anything to the contrary above or in the definition of Finance Lease Obligations, unless and until the Borrower elects otherwise, only those leases that would result or would have resulted in capitalized leases on May 4, 2018 (assuming for purposes hereof that they were in existence on such date) will be considered Finance Leases or to give rise to Finance Lease Obligations and all calculations under this Agreement will be made in accordance therewith

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality, regulatory or legislative body, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means:

(1)	any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect:

(a)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligations;

(b)	to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof;

(c)	to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation;

(d)	entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part); or

(e)	as an account party in respect of any letter of credit, bank guarantee or other letter of credit guaranty issued to support such Indebtedness or other obligation; or

(2)	any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other Person, whether or not such Indebtedness or other obligation is assumed by the guarantor;

provided, that the term “Guarantee” will not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Amendment No. ~~1~~2 Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).

The amount of any Guarantee will be deemed to be an amount equal to the stated or determinable amount of the related primary Indebtedness obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (1) each Subsidiary Loan Party and (2) each Parent Entity or Restricted Subsidiary that the Borrower may elect in its sole discretion, from time to time, upon written notice to the Administrative Agent, to cause to Guarantee the Obligations (including by executing a supplement to the Collateral Agreement in substantially the form attached thereto), until such date that the Borrower has informed the Administrative Agent that it elects not to have such Person Guarantee the Obligations.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents that are defined, listed or regulated under Environmental Law as hazardous or toxic, or words of similar import, or the Release or exposure to which would reasonably be expected to give rise to liability under any Environmental Law, including explosive or radioactive substances, petroleum or petroleum byproducts or distillates, friable asbestos or friable asbestos-containing materials, polychlorinated biphenyls or radon gas.

“Health Care Laws” means any Laws applicable to the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of products controlled by the Borrower or any of the Subsidiaries, including without limitation the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.), the federal Controlled Substances Act (21 U.S.C. § 801 et seq.), HIPAA, the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare average sales price reporting (42 U.S.C. § 1395w-3a), the Public Health Service Act (42 U.S.C. § 256b), the federal TRICARE program (10 U.S.C. §1071 et seq.), the VA Federal Supply Schedule (38 U.S.C. § 8126), and the regulations promulgated pursuant to such laws, each as amended from time to time.

“Hedge Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, in each case, not entered into for speculative purposes; provided that no phantom stock or similar plan providing for payments only on account of services provided by any future, current or former officers, directors, managers, employees, consultants or independent contractors of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof will be a Hedge Agreement.  Notwithstanding the foregoing, agreements relating to any Permitted Convertible Indebtedness Call Transaction (and the obligations and transactions relating thereto) will not constitute a Hedge Agreement.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board, the Accounting Principles Board of the American Institute of Certified Public Accountants, or any successor to either such board, or the SEC, as the case may be), as in effect from time to time.

“Immaterial Subsidiary” means, as of any date, any Subsidiary that (i) did not, as of the last day of the most recent fiscal quarter for which Required Financial Statements have been delivered, have assets with a value in excess of ~~2.5~~5.0% of the Consolidated Total Assets or revenues representing in excess of ~~2.5~~5.0% of total revenues of the Borrower and the Restricted Subsidiaries for the period of four consecutive fiscal quarters for which Required Financial Statements have been delivered, calculated on a consolidated basis in accordance with GAAP; and (ii) taken together with all Immaterial Subsidiaries as of the last day of the most recent fiscal quarter of the Borrower for which Required Financial Statements have been delivered, did not have assets with a value in excess of ~~5.0~~10.0% of Consolidated Total Assets or revenues representing in excess of ~~5.0~~10.0% of total revenues of the Borrower and the Restricted Subsidiaries on a consolidated basis for such four-quarter period.

“Increased Reporting Period (Monthly)” means (1) each period beginning on the date that Excess Availability shall have been equal to or less than 75% of the Line Cap for five (5) consecutive Business Days and ending on the date Excess Availability shall have been greater than 75% of the Line Cap for thirty (30) consecutive calendar days and (2) any time a Designated Event of Default shall exist or, upon the election of the Administrative Agent, any Default or any other Event of Default shall exist.

“Increased Reporting Period (Weekly)” means (1) each period beginning on the date that Excess Availability shall have been less than the greater of (x) $120.0 million and (y) 30% of the Line Cap for five (5) consecutive Business Days, and ending on the date Excess Availability shall have been at least the greater of (x) $120.0 million and (y) 30% of the Line Cap for thirty (30) consecutive calendar days and (2) any time a Designated Event of Default shall exist or, upon the election of the Administrative Agent, any Default or any other Event of Default shall exist.

“Incremental Commitment” has the meaning assigned to such term in Section 2.21(1).

“Incremental Equivalent Term Debt” has the meaning assigned to such term in the Term Loan Credit Agreement (as in effect on the Amendment No. ~~1~~2 Effective Date).

“Incremental Facility” has the meaning assigned to such term in Section 2.21(1).

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.21(5).

“Incremental Lender” has the meaning assigned to such term in Section 2.21(4).

“Indebtedness” means, with respect to any Person, without duplication:

(1)	all obligations of such Person for borrowed money;

(2)	all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(3)	all obligations of such Person under conditional sale or title retention agreements relating to property or assets purchased by such Person;

(4)	all obligations of such Person issued or assumed as the deferred purchase price of property or services, to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP;

(5)	all Finance Lease Obligations of such Person;

(6)	all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Hedge Agreements;

(7)	the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and bank guarantees;

(8)	the principal component of all obligations of such Person in respect of bankers’ acceptances;

(9)	all Guarantees by such Person of Indebtedness described in clauses (1) through (8) above; and

(10)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock);

provided that Indebtedness will not include:

(a)	trade payables, accrued expenses (including for payroll and other liabilities) and intercompany liabilities arising in the ordinary course of business;

(b)	prepaid or deferred revenue arising in the ordinary course of business;

(c)	purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset;

(d)	obligations in respect of Non-Finance Leases; or

(e)	earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP.

The Indebtedness of any Person (i) will include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof and (ii) in the case of Restricted Subsidiaries that are not Loan Parties, will exclude loans and advances made by Loan Parties having a term not exceeding 364 days (inclusive of any roll over or extensions of terms) and made in the ordinary course of business (such loans and advances, “Short Term Advances”). The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (1) all Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document; and (2) to the extent not otherwise described in clause (1), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 10.05(2).

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrower and its Affiliates.

“Inside Maturity Basket” means the greater of (x) $167.5 million and (y) 25% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09, minus the aggregate outstanding principal amount of Permitted Additional Indebtedness and Indebtedness under any Incremental Facility, in each case, previously incurred in reliance on the Inside Maturity Basket.

“Inside Maturity Date Reserve” means a reserve imposed automatically on the Borrowing Base hereunder in an aggregate amount equal to the outstanding principal amount of any Permitted Additional Indebtedness incurred pursuant to the Inside Maturity Basket that remains outstanding as of the date 91 days prior to August 1, 2030.

“Intellectual Property Rights” has the meaning assigned to such term in Section 3.20(1).

“Intercreditor Agreement” means the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement or a Junior Lien Intercreditor Agreement that may be executed from time to time, as applicable.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA of the Borrower for the most recently ended Test Period to (b) Consolidated Interest Expense of the Borrower for the most recently ended Test Period, in each case of the Borrower and its Restricted Subsidiaries on a consolidated basis, in each case on a Pro Forma Basis as of the applicable date of determination.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E.

“Interest Payment Date” means (1) with respect to any SOFR Revolving Loan, the last Business Day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a SOFR Revolving Facility Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and (2) with respect to any ABR Loan and Swingline Loan, the first Business Day after the end of each fiscal quarter of the Borrower commencing with the first Business Day after the end of the fiscal quarter of the Borrower ending on June 30, 2022.

“Interest Period” means, as to any SOFR Revolving Facility Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months thereafter as the Borrower may elect, or the date any SOFR Revolving Facility Borrowing is converted to an ABR Borrowing in accordance with Section 2.07 or repaid or prepaid in accordance with Section 2.09, 2.10 or 2.11; provided that:

(1)	if any Interest Period would end on a day other than a Business Day, such Interest Period will be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period will end on the next preceding Business Day;

(2)	any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will end on the last Business Day of the calendar month at the end of such Interest Period;

(3)	no Interest Period will extend beyond the applicable Maturity Date; and

(4)	interest will accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Inventory” means, with respect to a Person, all of such Person’s now owned and hereafter acquired inventory (as defined in the UCC), goods and merchandise, wherever located, in each case, to be furnished under any contract of service or held for sale or lease, all returned goods, raw materials, work-in-process, finished goods (including embedded software), other materials, parts and supplies of any kind, nature or description that are used or consumed in such Person’s business or used in connection with the packing, shipping, advertising, selling, or finishing of such goods, merchandise and other property, all documents of title or other documents representing the foregoing.

“Investment” has the meaning assigned to such term in Section 6.04.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or reasonably equivalent ratings of another internationally recognized rating agency).

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	securities that have an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Restricted Subsidiaries;

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition; and

(4)	investments in any fund that invests at least 95.0% of its assets in investments of the type described in clauses (1) and (2) above which fund may also hold immaterial amounts of cash pending investment or distribution.

“Investors” means, collectively:

(1)	all direct and indirect members of Amneal Holdings, LLC, a Delaware limited liability company, as of the Original Closing Date (as defined in the Term Loan Credit Agreement) after giving effect to the Original Transactions (as defined in the Term Loan Credit Agreement),

(2)	B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel and/or their respective spouses, in their individual capacities and as direct or indirect owners, beneficiaries, officers, directors, trustees or managers of any Permitted Family Entities,

(3)	all immediate and extended family members of B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel and/or their respective spouses and the respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees of any of the foregoing, and

(4)	any Permitted Family Entities.

“Issuing Bank” means Truist Bank, JPMorgan Chase Bank N.A., Wells Fargo Bank, National Association and each other Lender designated as an Issuing Bank pursuant to Section 2.05(12), in each case, in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(10).  An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” will include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Fees” has the meaning assigned to such term in Section 2.12(2)(b).

“Joint Venture” means (1) any Person which would constitute an “equity method investee” of the Borrower or any of the Restricted Subsidiaries and (2) any Person in whom the Borrower or any of the Restricted Subsidiaries Beneficially Owns any Equity Interest that is not a Wholly-Owned Subsidiary.

“Junior Financing” means any Indebtedness of a Loan Party permitted to be incurred hereunder that is ~~unsecured,~~ contractually subordinated in right of payment to the Obligations or secured by Liens that are contractually subordinated to the Liens securing the Obligations or any Permitted Refinancing Indebtedness in respect of any of the foregoing (excluding, for the avoidance of doubt, ~~any Indebtedness under the Rondo Existing Facility Documents, the Rondo Notes,~~ the Term Loans and any Indebtedness secured on a pari passu basis with the Liens that secure any of the Term Loans); provided that any Convertible Indebtedness ~~and the Remaining Term Loans (and any Permitted Refinancing Indebtedness in respect thereof with the same Lien priority as the Remaining Term Loans and/or the New Term Loans and subject to the terms of the Closing Date Intercreditor Agreement)~~ , Indebtedness under the Rondo Existing Facility and the 2032 Senior Notes will not constitute Junior Financing.

“Junior Financing Documentation” means the definitive documentation governing any Junior Financing.

“Junior Lien Debt” means any Indebtedness that is secured on a junior basis to the Liens that secure the Revolving Facility Claims (excluding, for the avoidance of doubt, the Amendment No. 1 Term Loans and any Indebtedness secured on a pari passu basis with the Liens that secure the Amendment No. 1 Term Loans). For the avoidance of doubt, Indebtedness under the Rondo Existing Facility and ~~the Rondo~~Indebtedness under the 2032 Senior Notes ~~is~~do not constitute Junior Lien Debt.

“Junior Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement substantially in the form attached hereto as Exhibit H (as the same may be modified in a manner satisfactory to the Administrative Agent, the applicable Debt Representative and the Borrower), or another lien subordination arrangement satisfactory to the Administrative Agent, the applicable Debt Representative and the Borrower.  Upon the request of the Borrower, the Administrative Agent and Collateral Agent will execute and deliver a Junior Lien Intercreditor Agreement with one or more Debt Representatives (and acknowledged by the Loan Parties) for Indebtedness permitted hereunder that is permitted to be secured on a junior basis to the Revolving Facility.

“Latest Maturity Date” means, as of any date of determination, the latest Maturity Date of the Revolving Facility Commitments, any Extended Commitments or any Refinancing Term Loans in effect on such date.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Amount” has the meaning assigned to such term in the definition of Revolving L/C Exposure.

“L/C Disbursement” means a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.

“L/C Participation Fee” has the meaning assigned such term in Section 2.12(2)(a).

“LCA Election” has the meaning assigned to such term in Section 1.09.

“LCA Test Date” has the meaning assigned to such term in Section 1.09.

“Lender” means each financial institution listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.04), as well as any Person that becomes a Lender hereunder pursuant to Section 10.04 and any Additional Lender (and, where appropriate, shall include any Swingline Lender).

“lending office” means, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” has the meaning assigned to such term pursuant to Section 2.05.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Request” means a request by the Borrower substantially in the form of Exhibit D-2 (or such other form as may be agreed between the Borrower and the Administrative Agent).

“Letter of Credit Sublimit” means the aggregate Letter of Credit Commitments of the Issuing Banks, in an amount not to exceed $25.0 million.

“Lien” means, with respect to any asset (1) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset; or (2) the interest of a vendor or a lessor under any conditional sale agreement, Finance Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event will a Non-Finance Lease or an agreement to sell be deemed to constitute a Lien.

“Limited Condition Transaction” means any transaction permitted hereunder by the Borrower or one or more Restricted Subsidiaries the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Line Cap” means, at any time, the lesser of (1) the aggregate Revolving Facility Commitments at such time and (2) the Borrowing Base then in effect.

“Liquidity” means the sum of (a) Unrestricted Cash of the Loan Parties (excluding any Eligible Cash included in the Borrowing Base) and (b) Excess Availability as of the applicable date(s) of determination set forth in the definition of “Maturity Date” set forth herein.

“Liquidity Condition” means and will exist during the period from (1) the date on which Excess Availability has been less than the greater of (a) $40.0 million and (b) 10.0% of the Line Cap then in effect, in either case, for five (5) consecutive Business Days, to (2) the date on which Excess Availability has been equal to or greater than the greater of (a) $40.0 million and (b) 10.0% of the Line Cap then in effect, in either case, for 30 consecutive calendar days.

“LLC Agreement” means that certain Fourth Amended and Restated Limited Liability Company Agreement of Amneal Pharmaceuticals LLC, dated as of November 7, 2023, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Loan Accounts” means the loan accounts established on the books of the Administrative Agent.

“Loan Documents” means this Agreement, Amendment No. 1, Amendment No. 2, the Security Documents, the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement, any Junior Lien Intercreditor Agreement, any Note, the Fee Letter, the Amendment No. 1 Fee Letter, the Amendment No. 2 Fee Letter and any and all other instruments, agreements, documents and writings executed in connection with any of the foregoing, except that the term “Loan Documents” shall not include any Letters of Credit issued pursuant to this Agreement.

“Loan Parties” means the Borrower and the Guarantors.

“Loans” means the Revolving Loans and any other loans and advances of any kind made by the Administrative Agent or any Lender pursuant to this Agreement (including, for the avoidance of doubt, any Protective Advances, Overadvances and Swingline Loans).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of the Borrower and the Restricted Subsidiaries on the Amendment No. 1 Effective Date or any Parent Entity, or their respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on:

(1)	the business, financial condition or results of operations, in each case, of the Borrower and the Restricted Subsidiaries (taken as a whole);

(2)	the ability of the Loan Parties (taken as a whole) to perform their payment obligations under the Loan Documents; or

(3)	the rights and remedies of the Administrative Agent and the Lenders (taken as a whole) under the Loan Documents.

“Material Indebtedness” means ~~(a) any Remaining Term Loans and (b) any other~~ Indebtedness (other than the Loans and any Indebtedness exclusively held by Subsidiaries) of the Borrower or any Restricted Subsidiary in an aggregate outstanding principal amount exceeding the Threshold Amount.

“Material Intellectual Property” means any Intellectual Property Rights material to the operation of the business of the Borrower and the Restricted Subsidiaries, taken as a whole, before giving effect to (i) the applicable transfer (or series of related transfers) to any Unrestricted Subsidiary or (ii) the applicable designation (or series of related designations) of any Unrestricted Subsidiary.

“Material Restricted Subsidiary” means any Material Subsidiary that is a Restricted Subsidiary.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as the context may require:

(1)	with respect to Revolving Facility Commitments existing on the Amendment No. ~~1~~2 Effective Date and Loans and Letters of Credit in respect thereof, ~~June 2, 2027; provided that if any Remaining Term Loans have not been repaid, defeased or refinanced (which such refinancing loans shall have a maturity date that is more than 91 days after June 2, 2027) on or prior to the 91st day immediately preceding the maturity date of such Remaining Term Loans, then the Maturity Date will occur on such 91st day; provided, further, that the Maturity Date shall not spring as set forth in the immediately preceding proviso if (x) the aggregate principal amount of Remaining Term Loans on the date 91 days immediately preceding the maturity date of such Remaining Term Loans is less than or equal to $255,000,000 and (y) Liquidity of the Loan Parties is at least $150,000,000, as determined five (5) calendar days prior to such 91st day (provided that the Borrowing Base (other than clause (4) of the definition thereof) shall be determined as of the date of the Borrowing Base Certificate most recently delivered as of such date), calculated after giving effect to the imposition of the Remaining Term Loan Reserve (provided that Borrower shall provide to Administrative Agent within two (2) Business Days after such 91st day a certificate of a Responsible Officer certifying as to the foregoing and including reasonably detailed calculations of Liquidity as of such date);~~August 1, 2030;

(2)	with respect to any Refinancing Term Loans, the final maturity date specified therefor in the applicable Refinancing Amendment but, in any event, no earlier than the latest Maturity Date of the Revolving Facility Commitments or any Extended Commitments; and

(3)	with respect to any Extended Commitments and Loans and Letters of Credit in respect thereof, the final maturity date specified therefor in the applicable Extension Amendment.

“Maximum Rate” has the meaning assigned to such term in Section 10.09.

“MNPI” means any material Nonpublic Information regarding the Borrower, any of its Affiliates and their respective Subsidiaries that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information).  For purposes of this definition “material Nonpublic Information” means Nonpublic Information that would reasonably be expected to be material to a decision by any Lender to assign or acquire any Loans or Commitments or to enter into any of the transactions contemplated thereby.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Restricted Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Cash Proceeds” means, with respect to the sale, incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any of:

(1)	the sum of the cash and Cash Equivalents received by the Borrower and its Restricted Subsidiaries in connection with such incurrence or issuance over

(2)	taxes paid or payable as a result thereof, fees (including investment banking fees, attorneys’ fees, accountants’ fees, underwriting fees and discounts), commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower and its Restricted Subsidiaries in connection with such sale, incurrence or issuance.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Orderly Liquidation Value” means, with respect to Eligible Inventory, the net appraised liquidation value thereof (expressed as a percentage of the Cost of such Inventory) as determined from time to time by an Acceptable Appraiser in accordance with Section 5.07.

~~“New Term Loans” means the “Term Loans” as defined in the Term Loan Credit Agreement and any Permitted Refinancing Indebtedness in respect thereof with the same Lien priority as the New Term Loans and subject to the terms of the Closing Date Intercreditor Agreement.~~

“New York Courts” has the meaning assigned to such term in Section 10.15.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.19(3).

“Non-Finance Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee, the obligations in respect of which are not Finance Lease Obligations.

“Non-Loan Party” means any Subsidiary of the Borrower that is not a Loan Party.

“Non-U.S. Subsidiary” means any Subsidiary that not a U.S. Subsidiary.

“Not Otherwise Applied” means, with reference to the amount of any net cash proceeds or fair market value of other assets received from Permitted Equity Issuances or capital contributions that is proposed to be applied to a particular use or transaction, that such amount was not previously applied in determining the permissibility of a transaction under this Agreement (including, for the avoidance of doubt, any Cure Amounts and any Excluded Contributions) where such permissibility was (or may have been) contingent on the receipt or availability of such amount.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit I hereto or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the Federal Funds Effective Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means all amounts owing to any Agent, any Issuing Bank, any Swingline Lender or any Lender, any Qualified Counterparty pursuant to the terms of this Agreement, any other Loan Document or any Specified Hedge Agreement and all Cash Management Obligations, including all interest and expenses accrued or accruing (or that would, absent the commencement of an insolvency or liquidation proceeding, accrue) after the commencement by or against any Loan Party or other Restricted Subsidiary of any proceeding under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Loan Party as the debtor in such proceeding, in accordance with and at the rate specified in this Agreement, whether or not the claim for such interest or expense is allowed or allowable as a claim in such proceeding.

“Organizational Documents” means,

(1)	with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction);

(2)	with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and

(3)	with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.01(2).

“Paragraph IV Certification Notice” means the notice of certification required by 21 U.S.C. § 355(b)(3) or 21 U.S.C. § 355(j)(2)(B).

“Paragraph IV Proceeding” means an infringement ~~Proceeding~~proceeding filed pursuant to 35 U.S.C. § 271(e)(2) with respect to a product controlled by the Borrower or any of the Subsidiaries.

“Parent Entity” means any direct or indirect parent of the Borrower.

“Participant” has the meaning assigned to such term in Section 10.04(4)(a).

“Participant Register” has the meaning assigned to such term in Section 10.04(4)(a)(iii).

“Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the Payment Conditions is being determined if, after giving effect to the taking of such action, (1) no Designated Event of Default has occurred and is continuing immediately prior or after giving effect thereto, (2) Specified Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed the greater of (a) 12.5% of the Line Cap then in effect and (b) $55.0 million, in any such case, on a Pro Forma Basis, and (3) the Fixed Charge Coverage Ratio as of the end of the most recent Test Period would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Specified Excess Availability would exceed the greater of (i) 17.5% of the Line Cap then in effect and (ii) $70.0 million, on a Pro Forma Basis.

“Payment in Full” means the payment in full of the Obligations (other than Obligations in respect of Specified Hedge Agreements, Cash Management Obligations and contingent indemnification and reimbursement obligations that are not yet due and payable and for which no claim has been asserted), the expiration, termination or cash collateralization (on terms reasonably satisfactory to the applicable Issuing Bank) of all Letters of Credit and the termination of all commitments hereunder and “Paid in Full” has a correlative meaning.

“Payment Office” means the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Borrower, the Lenders and the Issuing Banks.

“Payment Recipient” has the meaning set forth in Section 9.14(1).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA, or any successor thereto.

“Perfection Certificate” means the Perfection Certificate with respect to the Loan Parties in a form substantially similar to that delivered on the Amendment No. ~~1~~2 Effective Date.

“Periodic Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Permit” means any license, franchise, approval, authorization or clearances issued by a Governmental Authority and required for the conduct of its business of the Borrower or its Restricted Subsidiaries as currently conducted.

“Permitted Acquisition” means any acquisition of all or substantially all the assets of, or a majority of the Equity Interests in, or merger, consolidation or amalgamation with, a Person or any acquisition of assets constituting a business unit, line of business, division or facility of another Person or any Exclusive License (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Acquisition), in each case if (1) no Event of Default is continuing (or in the case of a Limited Condition Transaction, no Specified Event of Default is continuing) immediately prior to making such Investment or would result therefrom; and (2) immediately after giving effect thereto, the Borrower is in compliance with Sections 5.10 and 6.09~~, provided that the aggregate amount of Investments constituting Permitted Acquisitions outstanding at any time under this definition made by Loan Parties in Persons that are not (and, within the time periods set forth in Section 5.10, do not become) Loan Parties and assets that are not (and, within the time periods set forth in Section 5.10, do not become) owned by Loan Parties, in each case made with the proceeds of consideration provided by a Loan Party shall, to the extent of such consideration, not exceed greater of (i) $244.0 million and (ii) an amount equal to 45.0% multiplied by TTM Consolidated EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination; it being understood and agreed that (x) the foregoing cap shall not apply to any Permitted Acquisition to the extent not less than 80% (the “Specified Loan Party Acquisition Threshold”) of the Consolidated EBITDA of the Person(s) (and/or the Consolidated EBITDA generated by the assets) acquired in such Permitted Acquisition (for this purpose and for the component definitions used therein, determined on a consolidated basis for such Persons and their respective Restricted Subsidiaries) (or, if less than the Specified Loan Party Acquisition~~

~~Threshold, the percentage of TTM Consolidated EBITDA attributable to the Borrower and the other Loan Parties immediately prior to giving effect to such Permitted Acquisition) on either (at the Borrower’s election) the date of consummation of such Permitted Acquisition or the date the definitive agreement for such Permitted Acquisition or any amendment in respect any such definitive agreement is entered into is generated by Persons that will become Loan Parties or assets that will become owned by Loan Parties and (y) in the event the amount available under the foregoing cap is reduced as a result of any Permitted Acquisition or other Investment made by Loan Parties in Persons that are not (or do not become) Loan Parties or assets that are not (or do not become) owned by Loan Parties and such Restricted Subsidiary subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party), the amount available under such limit shall be proportionately increased as a result thereof (up to the original amount of utilization of such cap).~~.

“Permitted Additional Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary in the form of term loans or notes; provided that:

(1)	any Permitted Additional Indebtedness shall not mature, or have scheduled amortization, prior to the date that is 91 days after the Latest Maturity Date of the Loans at the time of incurrence thereof; provided that this clause (1) shall not apply to (x) the incurrence of any such Indebtedness constituting a bridge facility to the incurrence of any other Indebtedness, so long as the Indebtedness into which such bridge facility is to be converted or exchanged satisfies the requirements of this clause (1) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges or (y) Indebtedness that otherwise satisfies the criteria set forth in this definition, up to the Inside Maturity Basket;

(2)	if such Permitted Additional Indebtedness is incurred by a Loan Party, it is not guaranteed by any Person other than a Loan Party ~~and is not owed to any Subsidiary if it is secured on a pari passu basis with the New Term Loans or the Loans~~;

(3)	if such Permitted Additional Indebtedness incurred by a Loan Party is secured, it shall be secured by the Collateral and shall be Junior Lien Debt, or secured on a pari passu basis with the Liens securing the ~~Term~~ Loans and:

(i)	such Indebtedness is not secured by any assets or property that does not constitute Collateral (subject to customary exceptions for cash collateral in favor of an agent, letter of credit issuer or similar “fronting” lender); and

(ii)	the security agreements relating to such assets or property are substantially similar to or the same as the applicable Security Documents (as determined in good faith by a Responsible Officer of the Borrower);

(4)	if such Permitted Additional Indebtedness is secured, the holders of such Permitted Additional Indebtedness or a Debt Representative acting on behalf of the holders of such Permitted Additional Indebtedness has become party to or is otherwise subject to the provisions of an Intercreditor Agreement (as such Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent, such Debt Representative and the Borrower); and

(5)	~~the terms and conditions of such Indebtedness (a) are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Indebtedness than, those applicable to the New Term Loans (except for covenants applicable only to periods after the Latest Maturity Date of the New Term Loans at the time of incurrence) or (b) solely to the extent that any terms and conditions applicable to any such Indebtedness are not substantially the same as, or are materially more restrictive on the Borrower and the Restricted Subsidiaries than, those then applicable to the New Term Loans, shall otherwise reflect customary market terms and conditions, including with respect to high yield debt securities to the extent applicable, at the time of such incurrence of such Indebtedness (provided that a certificate of a Responsible Officer delivered to the Administrative Agent in good faith at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (5) shall be conclusive evidence that such Indebtedness satisfies this clause (5) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (5) will not apply to (v) terms addressed in the preceding clauses (1) through (4), (w) interest rate, rate floors, fees, funding discounts and other pricing terms, (x) redemption, prepayment or other premiums, or (y) payment, optional prepayment or redemption terms; provided further that the Borrower will promptly deliver to the Administrative Agent final copies of the definitive credit documentation relating to such Indebtedness (unless the Borrower is bound by a confidentiality obligation with respect thereto, in which case the Borrower will deliver a reasonably detailed description of the material terms and conditions of such Indebtedness in lieu thereof).~~all other terms of any Permitted Additional Indebtedness will be on terms and pursuant to documentation to be determined by the Borrower and the providers of such Permitted Additional Indebtedness.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on the Borrower’s common Capital Stock or the common Capital Stock of any direct or indirect parent of the Borrower (or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent) purchased by the Borrower or any direct or indirect parent thereof in connection with the issuance of any Convertible Indebtedness; provided, that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received by the Borrower from the sale of any related Permitted Warrant Transaction, does not exceed the net proceeds received by the Borrower from the sale of such Convertible Indebtedness issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Convertible Indebtedness Call Transaction” means any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction.

“Permitted Cure Securities” means any Capital Stock of the Borrower other than Disqualified Stock.

“Permitted Debt” has the meaning assigned thereto in Section 6.01.

“Permitted Equity Issuances” means any sale or issuance of any Qualified Equity Interests of the Borrower or any direct or indirect parent of the Borrower.

“Permitted Family Entity” means any Person in which any combination of B.U. Patel, Tushar Patel, Chirag Patel, Chintu Patel, their respective spouses, any immediate or extended family member of any of the foregoing, the respective estates, heirs, family members, and/or the spouses, former spouses, executors, administrators, trustees, legatees or distributes of any of the foregoing (1) are the direct or indirect owners, beneficiaries (whether income, fixed or contingent), officers, directors, trustees or managers and, in each case, are entitled to all of the economic rights and interests in such Person, or (2) Control such Person.

“Permitted Holders” means each of:

(1)	the Investors;

(2)	any member of the Management Group (or any controlled Affiliate thereof);

(3)	any group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of which Persons described in the foregoing clauses (1) or (2) are members; provided that, without giving effect to the existence of such group or any other group, the Persons described in clauses (1) and (2), collectively, Beneficially Own Equity Interests representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Amneal Inc. (determined on a fully diluted basis but without giving effect to contingent voting rights that have not yet vested) then held by such group; and

(4)	any Permitted Parent.

“Permitted ~~Investment~~Investments” has the meaning assigned to such term in Section 6.04.

“Permitted Investor” means:

(1)	each Investor;

(2)	each of their respective Affiliates and investment managers;

(3)	any fund or account managed by any of the Persons described in clause (1) or (2) of this definition;

(4)	any employee benefit plan of the Borrower or any of its Subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan; and

(5)	investment vehicles of members of management of the Borrower that invest in, acquire or trade commercial loans but excluding natural persons.

“Permitted Junior Secured Refinancing Debt” means any Credit Agreement Refinancing Indebtedness that is secured by the Collateral on a junior basis to the Loans.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Parent” means any Parent Entity for so long as it is Controlled by one or more Persons that are Permitted Holders pursuant to clause (1), (2) or (3) of the definition thereof.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, “Refinance”) the Indebtedness being Refinanced (the “Refinanced Debt”); provided that:

(1)	~~(a) Restricted Subsidiaries that are not Guarantors may not incur any Permitted Refinancing Indebtedness in respect of the Remaining Term Loans and (b) Permitted Refinancing Indebtedness that is secured on a pari passu basis with the Initial Term Loans shall not be owed to any Subsidiary unless the Refinanced Debt was owed to a Subsidiary;~~[reserved];

(2)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Debt (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses) and any existing commitments unutilized thereunder being terminated in connection with such Refinancing;

(3)	other than with respect to a Refinancing of Indebtedness initially incurred pursuant to Section 6.01(3) or Section 6.01(4), the final maturity date of such Permitted Refinancing Indebtedness is equal to or later than the final maturity date of the Refinanced Debt and the Weighted Average Life to Maturity of the Permitted Refinancing Indebtedness is greater than or equal to the Weighted Average Life to Maturity of the Refinanced Debt;

(4)	if the Refinanced Debt constitutes Junior Financing:

(a)	such Permitted Refinancing Indebtedness is (i) unsecured or (ii) Junior Lien Debt that is permitted hereunder at the time of incurrence;

(b)	to the extent such Refinanced Debt is subordinated in right of payment to any Obligations under this Agreement, such Permitted Refinancing Indebtedness is subordinated in right of payment to such Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Refinanced Debt; and

(c)	such Permitted Refinancing Indebtedness has no additional obligors relative to the Refinanced Debt (unless any such additional obligors are also Loan Parties);

(5)	(i) to the extent such Refinanced Debt is secured by Liens, such Permitted Refinancing Indebtedness is either unsecured or is not secured by any Liens that do not secure such Refinanced Debt ~~(provided that to the extent such Refinanced Debt is secured by some but not all of the Collateral, such Permitted Refinancing Indebtedness may be secured by Liens on any or all of the Collateral on a pari passu or junior basis with any Term Loans)~~, (ii) to the extent such Refinanced Debt is secured by Collateral, it shall be subject to an applicable Intercreditor Agreement and (iii) to the extent such Refinanced Debt is unsecured, such Permitted Refinancing Indebtedness is unsecured;

(6)	the terms and conditions of such Permitted Refinancing Indebtedness (a) are substantially identical to, or, taken as a whole, not more favorable to the lenders or holders providing such Permitted Refinancing Indebtedness than, those applicable to such Refinanced Debt (except for covenants applicable only to periods after the Latest Maturity Date of the Loans at the time of incurrence) or (b) solely to the extent that any terms and conditions applicable to any such Permitted Refinancing Indebtedness are not substantially the same as, or are ~~materially more restrictive on the Borrower and the Restricted Subsidiaries~~taken as a whole, more favorable to the lenders or holders providing such Permitted Refinancing Indebtedness than, those then applicable to the Refinanced Debt, shall otherwise reflect customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable (provided that a certificate of a Responsible Officer delivered to the Administrative Agent in good faith at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Permitted Refinancing Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Permitted Refinancing Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (6) shall be conclusive evidence that such Permitted Refinancing Indebtedness satisfies this clause (6) unless the Administrative Agent notifies the Borrower in writing within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided, further that this clause (6) will not apply to (w) terms addressed in the other clauses of this “Permitted Refinancing Indebtedness” definition, (x) interest rate, rate floors, fees, funding discounts and other pricing terms, (y) payment, redemption, prepayment or other premiums or (z) payment, optional prepayment or redemption terms; and

(7)	to the extent such Refinanced Debt is Permitted Junior Secured Refinancing Debt, such Permitted Refinancing Indebtedness is secured only by assets that constitute Collateral ~~(provided that to the extent such Refinanced Debt is secured by some but not all of the Collateral, such Permitted Refinancing Indebtedness may be secured by Liens on any or all of the Collateral on a pari passu or junior basis with any Term Loans)~~ and pursuant to one or more security agreements permitted by and subject to any applicable Intercreditor Agreements (as such Intercreditor Agreements may be amended in a manner reasonably acceptable to the Administrative Agent, the applicable Debt Representatives and the Borrower); and

(8)	to the extent such Refinanced Debt is (a) Ratio Debt, such Permitted Refinancing Indebtedness shall be required to satisfy the requirements of clauses (2) – (4) of the definition of “Permitted Additional Indebtedness” as if such Permitted Refinancing Indebtedness were also Permitted Additional Indebtedness, or (b) Refinancing Term Loans, such Permitted Refinancing Indebtedness shall be subject to the FILO Intercreditor Provisions.

For the avoidance of doubt, Indebtedness constituting Permitted Refinancing Indebtedness will not cease to constitute Permitted Refinancing Indebtedness solely as a result of the subsequent extension of the Latest Maturity Date after the date of original incurrence thereof.

“Permitted Reorganization” means any transaction or undertaking, including Investments, in connection with reorganizations and or restructurings (including in connection with tax planning and corporate reorganizations), so long as, after giving effect thereto, (a) the Loan Parties shall comply with Section 5.10 and (b) the security interest of the Secured Parties in the Collateral, taken as a whole, is not materially impaired (including by a material portion of the assets that constitute Collateral immediately prior to such Permitted Reorganization no longer constituting Collateral) as a result of such Permitted Reorganization.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) on the Borrower’s common Capital Stock or the common Capital Stock of any direct or indirect parent of the Borrower (or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent) and/or cash (in an amount determined by reference to the price of such common Capital Stock) sold by the Borrower or any direct or indirect parent thereof substantially concurrently with any purchase by the Borrower of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company, government, individual or family trust, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is (1) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA; and (2) either (a) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower or any of its Subsidiaries or any ERISA Affiliate or (b) in respect of which the Borrower or any of its

Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means the Department of Labor regulations set forth in 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA.

“Platform” has the meaning assigned to such term in Section 10.17(1).

“Pledged Collateral” means “Pledged Collateral” as defined in the Collateral Agreement.

“Prime Rate” means the rate of interest which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time.

“Pro Forma Basis”, “Pro Forma” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant or calculation hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Products in Development” means drug products that, as of the Closing Date ~~or~~, the Amendment No. 1 Effective Date and/or the Amendment No. 2 Effective Date, (a) are in development or (b) the Borrower or any of the Subsidiaries does not yet sell, offer for sale, import, promote, market, distribute or otherwise commercialize.

“Projections” means all projections (including financial estimates, financial models, forecasts, other financial projections and other forward-looking information) furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of its Subsidiaries on or prior to the Closing Date.

“Protective Advances” has the meaning assigned to such term in Section 2.01(3).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Company Costs” means costs relating to compliance with the Sarbanes-Oxley Act of 2002, as amended (or similar Laws in any other applicable jurisdiction), and other expenses arising out of or incidental to the Borrower’s (or any Parent Entity’s) status as a public reporting company, including costs, fees and expenses (including legal, accounting and other professional fees) relating to compliance with provisions of the Securities Act and the Exchange Act (or similar Laws in any other applicable jurisdiction), the rules of national securities exchange companies with listed equity securities, directors’ compensation, fees and expense reimbursement, shareholder meetings and reports to shareholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees relating to the foregoing.

“Public Lender” has the meaning assigned to such term in Section 10.17(2).

“Qualified Counterparty” means any counterparty to any Specified Hedge Agreement that, at the time such Specified Hedge Agreement was entered into on or after the Closing Date, was an Agent, an Arranger, a Lender or an Affiliate of the foregoing at such time, whether or not such Person subsequently ceases to be an Agent, an Arranger, a Lender or an Affiliate of the foregoing.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.

“Qualified Receivables Factoring” means any Factoring Transaction that meets the following conditions:

(1)	such Factoring Transaction is non-recourse to, and does not obligate, the Borrower or any Restricted Subsidiary, or their respective properties or assets (other than Securitization Assets) in any way other than pursuant to Standard Securitization Undertakings;

(2)	the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Factoring (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(3)	all sales, conveyances, assignments and/or contributions of Securitization Assets by the Borrower or any Restricted Subsidiary are made at fair market value (as determined in good faith by the Borrower), and

(4)	such Factoring Transaction (including financing terms, covenants, termination events (if any) and other provisions thereof) are market terms at the time such Factoring Transaction is first entered into (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest (other than a precautionary grant) in any Securitization Assets of the Borrower or any of its Restricted Subsidiaries to secure any Indebtedness shall not be deemed a Qualified Receivables Factoring.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions:

(1)	the Board of Directors of the Borrower has determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is, in the aggregate, economically fair and reasonable to the Borrower and the Restricted Subsidiaries;

(2)	all sales, conveyances, assignments or contributions of Securitization Assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary are made at fair market value; and

(3)	the financing terms, covenants, termination events and other provisions thereof are market terms at the time such Receivables Financing is first entered into (as determined in good faith by a Responsible Officer of the Borrower) and may include Standard Securitization Undertakings.

The grant of a security interest (other than a precautionary grant) in any Securitization Assets of the Borrower or any Restricted Subsidiary (other than a Receivables Subsidiary) to secure any Indebtedness will not be deemed a Qualified Receivables Financing.

“Qualified Receivables Transaction” means a Qualified Receivables Factoring or a Qualified Receivables Financing.

“Quarterly Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Ratio Amount” means an aggregate principal amount that, after giving Pro Forma effect to the incurrence thereof, in accordance with Section 1.08, would not result in:

(1)	with respect to Ratio Debt to be secured on a pari passu basis with the ~~New~~Amendment No. 1 Term Loans, the First Lien Net Leverage Ratio for the applicable Test Period being greater than the greater of (a) 4.20 to 1.00 and (b) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(2)	with respect to any Ratio Debt to be secured on a junior basis to the ~~New~~Amendment No. 1 Term Loans, (i) the ~~Total~~Secured Net Leverage Ratio for the applicable Test Period being greater than the greater of (a) 5.00 to 1.00~~; and~~ and (b) the Secured Net Leverage Ratio immediately prior to such incurrence or (ii) the Interest Coverage Ratio being less than the lesser of (a) 2.00 to 1.00 and (b) the Interest Coverage Ratio immediately prior to such incurrence (it being understood that if the Borrower satisfies either clause (i) or clause (ii) of this clause (2), such Indebtedness shall be permitted); and

(3)	with respect to any Ratio Debt that is unsecured (or not secured by Collateral), (i) the Total Net Leverage Ratio for the applicable Test Period being greater than the greater of (a) 5.00 to 1.00~~.~~ and (b) the Total Net Leverage Ratio immediately prior to such incurrence or (ii) the Interest Coverage Ratio being less than the lesser of (a) 2.00 to 1.00 and (b) the Interest Coverage Ratio immediately prior to such incurrence (it being understood that if the Borrower satisfies either clause (i) or clause (ii) of this clause (3), such Indebtedness shall be permitted).

“Ratio Debt” has the meaning assigned to such term in Section 6.01.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Reasonable Credit Judgment” means reasonable credit judgment (from the perspective of an asset-based lender) exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions based upon its consideration of any factor that it reasonably believes:

(1)	could materially adversely affect the quantity, quality, mix or value of Collateral (including any applicable Laws that may inhibit collection of a receivable), the enforceability or priority of the Administrative Agent’s or Collateral Agent’s liens thereon, or the amount that the Administrative Agent, the Collateral Agent, the Lenders or the Issuing Banks could receive in liquidation of any Collateral;

(2)	in the case of any collateral report or financial information delivered by any Loan Party, such collateral report or financial information is incomplete, inaccurate or misleading in any material respect; or

(3)	creates an Event of Default.

In exercising such judgment, the Administrative Agent may consider any factors that could materially increase the credit risk of lending to the Borrower on the security of the Collateral.  Any Reserve established or modified by the Administrative Agent shall have a reasonable relationship to circumstances, conditions, events or contingencies which are the basis for such Reserve, as reasonably determined, without duplication, by the Administrative Agent in good faith provided that circumstances, conditions, events or contingencies existing or arising prior to the first date on which the Borrower is required to deliver a Borrowing Base Certificate to the Administrative Agent pursuant to this Agreement (the “Initial Borrowing Base Date”), and, in each case, disclosed in writing in any field examination or appraisal delivered to the Administrative Agent in connection herewith or otherwise known to the Administrative Agent, in each case, prior to the Initial Borrowing Base Date, shall not be the basis for any establishment of Reserves after the Initial Borrowing Base Date, unless such circumstances, conditions, events or contingencies shall have changed in a material respect since the Initial Borrowing Base Date.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Borrower or any Restricted Subsidiary pursuant to which the Borrower or any Restricted Subsidiaries may sell, assign, contribute, convey or otherwise transfer Securitization Assets to (1) a Receivables Subsidiary (in the case of a transfer by the Borrower or any Restricted Subsidiary that is not a Receivables Subsidiary) or (2) any other Person (in the case of a transfer by a Receivables Subsidiary) and, in either case, may grant a security interest in, any Securitization Assets of the Borrower or any of its Subsidiaries.

“Receivables Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Receivables Transaction to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a Securitization Asset or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Subsidiary of the Borrower (or another Person formed solely for the purposes of engaging in a Qualified Receivables Financing with the Borrower or any Restricted Subsidiary and to which the Borrower or any Restricted Subsidiary transfers Securitization Assets) which engages in no activities other than in connection with the financing of Securitization Assets of the Borrower or its Subsidiaries, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Borrower (as provided below) as a Receivables Subsidiary and:

(1)	no portion of the Indebtedness or any other obligations (contingent or otherwise):

(a)	is guaranteed by the Borrower or any Restricted Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b)	is recourse to or obligates the Borrower or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c)	subjects any property or asset of the Borrower or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2)	with which neither the Borrower nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than on terms which the Borrower reasonably believes to be no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower, other than with respect to Standard Securitization Undertakings; and

(3)	to which neither the Borrower nor any other Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Borrower will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Borrower giving effect to such designation and a certificate of a Responsible Officer of the Borrower certifying that such designation complied with the foregoing conditions.

“Recipient” means the Administrative Agent and any Lender, as applicable.

“Refinance” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness,” and the terms “Refinanced” and “Refinancing” will have correlative meanings.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Permitted Refinancing Indebtedness”.

“Refinancing Amendment” means an amendment, in accordance with the terms of Section 2.22, to this Agreement and, as necessary, each other Loan Document (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement or such other Loan Document, as applicable) executed by each of (1) the Borrower; (2) the Administrative Agent; and (3) with respect to an amendment (or an amendment and restatement) of this Agreement, each Lender that agrees to provide any portion of the Refinancing Term Loans in accordance with Section 2.22.

“Refinancing Term Lender” means each Lender that holds a Refinancing Term Loan.

“Refinancing Term Loan Commitment” means, with respect to each Refinancing Term Lender, the commitment of such Refinancing Term Lender to make Refinancing Term Loans as set forth in the applicable Refinancing Amendment.

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.22(1).

“Register” has the meaning assigned to such term in Section 10.04(2)(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same Guarantees and collateral provisions) issued by the same issuer in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Deferred Amount” has the meaning assigned to such term in the Term Loan Credit Agreement.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating in, into, upon, onto or through the Environment.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB, or any successor thereto.

~~“Remaining Term Loans” means the term loans outstanding under the Existing Term Loan Credit Agreement as of the Amendment No. 1 Effective Date (after giving effect to the Amendment No. 1 Term Loan Exchange and Refinancing Transactions) and thereafter.~~

~~“Remaining Term Loan Reserve” means a reserve imposed automatically on the Borrowing Base hereunder in an aggregate amount equal to the outstanding principal amount of any Remaining Term Loans that remain outstanding as of the date 91 days prior to May 4, 2025, in each case excluding the outstanding principal amount of any such Remaining Term Loans that have a maturity date later than 91 days after June 2, 2027.~~

“Report” means reports prepared by the Administrative Agent, the Collateral Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent or Collateral Agent has exercised its rights of inspection pursuant to this Agreement, which Report may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 10.16.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Financial Statements” has the meaning assigned to such term in Section 5.04(2).

“Required Lenders” means, at any time (1) prior to the Discharge of ABL Claims, the Required Revolving Lenders and (2) after the Discharge of ABL Claims, the Required Term Lenders.

“Required Revolving Lenders” means, at any time, Lenders having (1) Revolving Facility Credit Exposure and (2) Available Unused Commitments that, taken together, represent more than 50.0% of the sum of (a) all Revolving Facility Credit Exposure and (b) the total Available Unused Commitments at such time.  The Revolving Facility Credit Exposure and Available Unused Commitments of any Defaulting Lender will be disregarded in determining the Required Revolving Lenders; provided that subject to the Borrower’s right to replace Defaulting Lenders as set forth herein:

(a)	the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory Commitment reductions, Defaults or Events of Default shall not constitute an increase or extension of any Commitment, a reduction of the rate of interest on any Loan or a forgiveness of the principal amount of any Loan); and

(b)	any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender pursuant to clauses (i) through (vii) of Section 10.08(2) that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

“Required Term Lenders” means, at any time, Refinancing Term Lenders having Refinancing Term Loans outstanding that, taken together, represent more than 50.0% of the sum of all Refinancing Term Loans outstanding at such time.  The Refinancing Term Loans of any Defaulting Lender will be disregarded in determining the Required Term Lenders; provided that, subject to the Borrower’s right to replace Defaulting Lenders as set forth herein:

(a)	the Commitment of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory Commitment reductions, Defaults or Events of Default shall not constitute an increase or extension of any Commitment, a reduction of the rate of interest on any Loan or a forgiveness of the principal amount of any Loan); and

(b)	any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender pursuant to clauses (i) through (vii) of Section 10.08(2) that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

“Reserves” means, (a) the ~~Remaining Term Loan~~Inside Maturity Date Reserve and (b) without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves (including banking services reserves, landlord lien reserves, customer credit liabilities reserves, customer deposits reserves, reserves for Obligations under Specified Hedge Agreements and reserves against Eligible Accounts, Eligible Inventory and Eligible Cash) that the Administrative Agent from time to time determines in its Reasonable Credit Judgment as being appropriate to reflect:

(1)	the impediments to the Administrative Agent’s ability to realize upon the Collateral included in the Borrowing Base in accordance with the Loan Documents;

(2)	claims and liabilities that will need to be satisfied, or will dilute the amounts received by holders of Loans, in connection with the realization upon such Collateral; or

(3)	criteria, events, conditions, contingencies or risks that adversely affect any component of the Borrowing Base, the Collateral included therein or the validity or enforceability of the Loan Documents or any material remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender under the Loan Documents with respect to such Collateral.

The establishment or increase of any Reserve will be limited to the exercise by the Administrative Agent of Reasonable Credit Judgment, upon at least five (5) Business Days’ prior written notice to the Borrower (which notice will include a reasonably detailed description of the Reserve being established) (in each case other than the ~~Remaining Term Loan~~Inside Maturity Date Reserve, which shall be implemented automatically to the extent applicable); provided that upon such notice, the Borrower will not be permitted to borrow so as to exceed the Borrowing Base after giving effect to such new or modified Reserves.  During such five (5) Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrower, and the Borrower may take such action as may be required so that the event, condition or matter that is the basis for such new or modified Reserve no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in each case, in a manner and to the extent reasonably satisfactory to the Administrative Agent.  Notwithstanding anything to the contrary herein:

(a)	the amount of any such Reserve will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve,

(b)	no Reserves will be duplicative of other reserves or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates) and

(c)	no reserves shall be imposed on the first five percent (5%) of dilution of Eligible Accounts and thereafter no dilution reserve shall exceed one percent (1%) for each incremental whole percentage in dilution over five percent (5%), provided that dilution reserves may reflect fractional percentages in dilution.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Loan Party, the chief executive officer, president, vice president, secretary, assistant secretary or any Financial Officer of such Loan Party or other similar officer or Person performing similar functions of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party, designated in writing by or on behalf of the Borrower to the Administrative Agent from time to time.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party will be conclusively presumed to have been authorized by all necessary corporate, partnership or other action on the part of such Loan Party and such Responsible Officer will be conclusively presumed to have acted on behalf of such Loan Party.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payment” means any (1) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any of its Restricted Subsidiaries (other than dividends or other distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) and (2) payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of (a) the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any Equity Interest of the Borrower or any of the Restricted Subsidiaries or (b) any return of capital to the Borrower’s equityholders, partners or members (or the equivalent Persons thereof); provided that (i) cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former officers, directors, managers, employees, consultants and independent contractors of the Borrower, any Restricted Subsidiary or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses, former spouses, successors, executors, administrators, trustees, legatees or distributees in connection with a repurchase of Equity Interests of the Borrower or such parent entity and (ii) any payment(s) of principal (not in excess of the stated principal amount thereof), interest, fees, reimbursement obligations, charges, costs, expenses, indemnities and other amounts in respect of Convertible Indebtedness, in each case will not constitute a Restricted Payment; provided further that notwithstanding anything herein to the contrary, any payment in cash included in the settlement amount due upon conversion in excess of the stated principal amount of any Convertible Indebtedness shall constitute a Restricted Payment for all purposes hereunder.

“Restricted Subsidiary” means any Subsidiary of a Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries will mean Restricted Subsidiaries of the Borrower.

“Revolving Facility” means the Revolving Facility Commitments (including any Incremental Commitments) and the extensions of credit made hereunder by the Revolving Lenders.

“Revolving Facility Borrowing” means a Borrowing comprised of Revolving Loans.

“Revolving Facility Claims” has the meaning assigned to the term “ABL Claims” in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement, but assuming, solely for purposes of this definition, that the principal amount of any Refinancing Term Loans and any interest, fees, attorneys’ fees, costs, expenses, indemnities and other Obligations relating thereto do not constitute “ABL Claims”.

“Revolving Facility Commitment” means, with respect to a Lender, the commitment of such Lender to make Revolving Loans pursuant to Section 2.01, expressed as an amount representing the maximum aggregate permitted amount of such Lender’s Revolving Facility Credit Exposure hereunder, as such commitment may be (1) reduced from time to time pursuant to Section 2.08, (2) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 10.04 or (3) increased from time to time under Section 2.21.  The amount of each Lender’s Revolving Facility Commitment as of the Amendment No. ~~1~~2 Effective Date and after giving effect to the Amendment No.~~1~~ 2 is set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender has assumed its Revolving Facility Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Facility Commitments was $350.0 million as of the Closing Date.  The aggregate amount of the Lenders’ Revolving Facility Commitments is $600.0 million as of the Amendment No. ~~1~~2 Effective Date.

“Revolving Facility Credit Exposure” means, at any time, the sum of:

(1)	the aggregate principal amount of the Revolving Loans outstanding at such time;

(2)	the Revolving L/C Exposure at such time; and

(3)	the Swingline Exposure at such time.

The Revolving Facility Credit Exposure of any Revolving Lender at any time will be, subject to adjustment as expressly provided in Section 2.24, the product of (a) such Revolving Lender’s Revolving Facility Percentage and (b) the aggregate Revolving Facility Credit Exposure of all Revolving Lenders, collectively, at such time.

“Revolving Facility Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment.  If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages will be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 10.04.

“Revolving L/C Exposure” means at any time the sum of (1) the aggregate undrawn face amount of all Letters of Credit outstanding at such time (the “L/C Amount”) and (2) the aggregate principal amount of all L/C Disbursements that have not yet been reimbursed or which have not been paid through a Revolving Loan at such time.  The Revolving L/C Exposure of any Revolving Lender at any time will mean its Revolving Facility Percentage of the aggregate Revolving L/C Exposure at such time.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standard Practices, International Chamber of Commerce No. 590, such Letter of Credit will be deemed to be “outstanding” in the amount so remaining available to be drawn.  Unless otherwise specified herein, the amount of a Letter of Credit at any time will be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit will be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided further that, with respect to any Letter of Credit that by its terms or the terms of any document related thereto provides for one or more automatic decreases in the stated amount thereof, the amount of such Letter of Credit will be deemed to be the maximum stated amount of such Letter of Credit as in effect at such time.

“Revolving Lender” means each Lender with a Revolving Facility Commitment or outstanding Revolving Facility Credit Exposure.

“Revolving Loans” has the meaning assigned to such term in Section 2.01(1) and will include any Overadvances and Protective Advances.

“Rondo Acquisition” means Rondo Acquisition, LLC a Delaware limited liability company.

“Rondo Existing Facility” means the credit facilities provided for pursuant to the Rondo Existing Facility Documents (as amended, amended and restated, replaced, refinanced, renewed, extended, substituted or otherwise modified from time to time).

“Rondo Existing Facility Documents” means ~~(i)~~ that certain Amended and Restated Revolving Credit and Term Loan Agreement dated as of January 31, 2020 and amended and restated as of April 9, 2025 by and among Rondo Intermediate Holdings, LLC, as borrower, Rondo

Holdings LLC, as holdings, the lenders from time to time party thereto and Truist Bank as administrative agent (as amended ~~by that certain Amendment No. 1 dated as of April 30, 2023, that certain Amendment No. 2 dated as of September 30, 2023, and as otherwise amended~~, amended and restated, replaced, refinanced, renewed, extended, substituted or otherwise modified from time to time) ~~and (ii) the Loan Documents (as defined in the Revolving Credit and Term Loan Agreement referenced in clause (i) of this definition), as amended, amended and restated, replaced, substituted or otherwise modified from time to time~~.

~~“Rondo Notes” means, collectively, that certain (i) Unsecured Long Term Promissory Note, dated January 31, 2020, made by Rondo Partners, LLC to AvKARE Holdings, LLC, in the initial principal amount of $1,321,116.27, (ii) Unsecured Long Term Promissory Note, dated January 31, 2020, made by Rondo Partners, LLC to  Darren Thomas Shirley Business Trust, in the initial principal amount of $7,800,000, (iii) Unsecured Long Term Promissory Note, dated January 31, 2020, made by Rondo Partners, LLC to the Steve Shirley B. Trust in the initial principal amount of $32,679,445.13, (iv) Unsecured Long Term Promissory Note, dated January 31, 2020, made by Rondo Top Holdings, LLC to AvKARE Holdings, LLC, in the initial principal amount of $899,438.60, and (v) the Unsecured Long Term Promissory Note, dated January 31, 2020, made by Rondo Top Holdings to the Jerry Shirley B Trust, in the initial principal amount of $1,500,000, in each case, as may be amended, restated, supplemented or otherwise modified from time to time.~~

“RP Payment Conditions” means, and will be deemed to be satisfied with respect to any particular action as to which the satisfaction of the RP Payment Conditions is being determined if, after giving effect to the taking of such action, (1) no Designated Event of Default has occurred and is continuing immediately prior or after giving effect thereto, (2) Specified Excess Availability for each day in the 30-day period prior to such action and on the date of such proposed action would exceed the greater of (a) 15% of the Line Cap then in effect and (b) $60.0 million, in any such case, on a Pro Forma Basis, and (3) the Fixed Charge Coverage Ratio as of the end of the most recent Test Period would be at least 1.0 to 1.0 on a Pro Forma Basis giving effect to the subject action; provided that compliance with the Fixed Charge Coverage Ratio will not be required if after giving effect to the taking of such action, Specified Excess Availability would exceed the greater of (i) 20% of the Line Cap then in effect and (ii) $85.0 million, on a Pro Forma Basis.

“S&P” means Standard & Poor’s Ratings Services or any successor entity thereto.

“Sale Leaseback Transaction” means a sale leaseback transaction with respect to all or any portion of any real property owned by the Borrower or any Restricted Subsidiary.

“Sanctioned Country” means, at any time, a country, region or territory that is subject to comprehensive Sanctions (as of the Amendment No. 1 Effective Date, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, Cuba, Iran, North Korea, Syria, and the Crimea, Zaporizhzhia and Kherson Regions of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, or His Majesty’s Treasury of the United Kingdom, (b)

any Person located, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Second Amended and Restated Intercreditor Agreement” means the Second Amended and Restated ABL / Term Loan Intercreditor Agreement, dated as of the Amendment No. 2 Effective Date, by and among the Administrative Agent and Collateral Agent as “ABL Agent”, Wilmington Savings Fund Society, FSB, as notes agent under the 2032 Senior Notes Indenture and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Term Loan Credit Agreement, and acknowledged by the Loan Parties, as further amended, restated, amended and restated, supplemented or otherwise modified from time to time pursuant to the terms hereof and thereof.

“Secured Debt” means any Indebtedness that is secured by all or part of the Collateral, and including the Amendment No. 1 Term Loans, any other Indebtedness secured with Liens that secure the Amendment No. 1 Term Loans and the Indebtedness under the 2032 Senior Notes Indenture.

“Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated Secured Net Debt outstanding as of the last day of such Test Period to (2) Consolidated EBITDA of the Borrower for such Test Period.

“Secured Parties” means the collective reference to the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means accounts receivable, royalty or other revenue streams, other rights to payment, including with respect to rights of payment pursuant to the terms of Joint Ventures (in each case, whether now existing or arising in the future), and any assets related thereto, including all collateral securing any of the foregoing, all contracts and all guarantees or other obligations in respect of any of the foregoing, proceeds of any of the foregoing and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with non-recourse, asset securitization or factoring transactions and any Hedge Agreements entered into by the Borrower or any such Restricted Subsidiary in connection with such assets subject to a Qualified Receivables Transaction.

“Security Documents” means the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered by any Loan Party pursuant thereto or pursuant to Section 5.10.

“Short Term Advances” has the meaning assigned to such term in the definition of “Indebtedness”.

“Similar Business” means any business, the majority of whose revenues are derived from (1) business or activities conducted by the Borrower and its Restricted Subsidiaries on the Amendment No. ~~1~~2 Effective Date, (2) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (3) any business that in the Borrower’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Borrower and its Restricted Subsidiaries.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Revolving Facility Borrowing” means a Borrowing comprised of SOFR Revolving Loans.

“SOFR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to Adjusted Term SOFR, other than pursuant to clause (3) of the definition of “ABR”.

“Specified Event of Default” means any Event of Default under Section 8.01(2), 8.01(3), 8.01(8) or 8.01(9).

“Specified Excess Availability” means the sum of (i) Excess Availability and (ii) the amount by which the Borrowing Base at such time exceeds the Revolving Facility Commitments, up to an amount not to exceed 2.5% of Revolving Facility Commitments.

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into or assumed between or among the Borrower or any Restricted Subsidiary and any Qualified Counterparty and (b) except when the Qualified Counterparty is Truist Bank and its Affiliates, designated by the Qualified Counterparty and the Borrower in writing to the Administrative Agent as a “Specified Hedge Agreement” under this Agreement.

“Specified Hedge Amount” has the meaning assigned to such term in Section 9.13(2).

“Specified Hedge Obligations” means all amounts owing to any Qualified Counterparty under any Specified Hedge Agreement.

“Specified IP Subsidiary” means a wholly-owned Restricted Subsidiary of the Borrower that:

(1)	owns no assets other than Transferred IP and cash or Cash Equivalents necessary to support the business set forth in clause (2) of this definition;

(2)	conducts no business other than the licensing, development, promotion, marketing, and supply of the Transferred IP; and

(3)	is prohibited from incurring any Indebtedness and/or Liens under its Organizational Documents.

~~“Specified Loan Party Acquisition Threshold” has the meaning assigned to such term in the definition of “Permitted Acquisition”.~~

“Specified Pari Hedge Amount” has the meaning assigned to such term in Section 9.13(2).

“Specified Representations” means the representations and warranties of the Borrower set forth in the following sections of this Agreement:

(1)	Section 3.01(1) and (4) (but solely with respect to its organizational existence and organizational power and authority as to the execution, delivery and performance of this Agreement, the Collateral Agreement and any applicable Intellectual Property Security Agreements (as defined in the Collateral Agreement) and the extensions of credit hereunder);

(2)	Section 3.02(1) (but solely with respect to its authorization of this Agreement, the Collateral Agreement and any applicable Intellectual Property Security Agreements (as defined in the Collateral Agreement));

(3)	Section 3.02(2)(c) (but solely with respect to non-conflict of its entry into and performance of this Agreement and the other Loan Documents with its certificate or article of incorporation or other applicable Organizational Document);

(4)	Section 3.03 (but solely with respect to this Agreement, the Collateral Agreement and any applicable Intellectual Property Security Agreements (as defined in the Collateral Agreement));

(5)	Section 3.08(2) (but solely with respect to use of proceeds on the date of incurrence for the applicable Incremental Facility);

(6)	Section 3.09;

(7)	Section 3.14(1) (but solely with respect to the creation, validity, attachment and perfection of the Liens granted by it in the Collateral on the date of incurrence for the applicable Incremental Facility (subject to Permitted Liens));

(8)	Section 3.16; and

(9)	Section 3.19.

“Specified Transaction” means any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any Permitted Acquisition, any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of another Person or a facility or any parcels of or interests (including leasehold interests) in real property and all improvements and fixtures thereon or any Disposition of a business unit, line of business or division or a facility or any parcels of or interests (including leasehold interests) in real property and all improvements and fixtures thereon (including any buyout or conversion of a Non-Finance Lease to a Finance Lease) of the Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility in the ordinary course of business for working capital purposes), Restricted Payment or Incremental Facility that by the terms of this Agreement requires such test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Standby Letters of Credit” has the meaning assigned to such term in Section 2.05(1).

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and Guarantees of performance entered into by the Borrower or any Restricted Subsidiary of the Borrower that a Responsible Officer of the Borrower has determined in good faith to be customary in a Receivables Financing including those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation will be deemed to be a Standard Securitization Undertaking.

“Subagent” has the meaning assigned to such term in Section 9.02.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which (1) Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors of such corporation, partnership, limited liability company or other entity are at the time owned by such Person; or (2) more than 50.0% of the Equity Interests are at the time owned by such Person. Unless otherwise indicated in this Agreement, all references to Subsidiaries will mean Subsidiaries of the Borrower.

“Subsidiary Loan Parties” means: (1) each Wholly Owned U.S. Subsidiary of the Borrower on the Amendment No. 1 Effective Date (other than any Excluded Subsidiary) and (2) each Wholly Owned U.S. Subsidiary (other than any Excluded Subsidiary) of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Collateral Agreement after the Amendment No. 1 Effective Date.

“Supermajority Lenders” means, as of any date of determination, Lenders that would constitute the Required Revolving Lenders if the percentage “50.0%” contained in the definition thereof were changed to “66-2/3%”.

“Swap Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (1) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (2) for any date prior to the date referenced in clause (1), the amount(s) determined as the mark-to-

market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Borrowing Request” means a request by the Borrower in accordance with the terms of Section 2.04 and substantially in the form of Exhibit D-3 (or telephonic notice promptly confirmed in writing containing the information specified in Exhibit D-3).

“Swingline Commitment” means, on any date, the commitment of the Swingline Lender on such date to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $35,000,000.

“Swingline Exposure” means, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make an ABR Loan or to purchase a participation in accordance with Section 2.04, which shall equal such Lender’s Revolving Facility Percentage of all outstanding Swingline Loans.

“Swingline Lender” means Truist Bank.

“Swingline Loan” means a loan made to the Borrower by the Swingline Lender under the Swingline Commitment.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of May 4, 2018, among Amneal Inc., the Borrower, and the other parties from time to time party thereto, as amended, amended and restated, supplemented or otherwise modified from time to time in any manner that is not materially adverse to the interests of the Administrative Agent or the Lenders.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Term Agent” means JPMorgan Chase Bank, N.A., as administrative agent and collateral agent under the Term Loan Credit Agreement, and its successors and assigns in such capacities.

“Term Incremental Amount” means, as of the date of measurement, the sum of (a) the Term Incremental Fixed Amount and (b) an aggregate principal amount that, after giving Pro Forma effect to the incurrence thereof, in accordance with Section 1.08, would not result in:

(1)	with respect to Indebtedness to be secured on a pari passu basis with the ~~New~~Amendment No. 1 Term Loans, the First Lien Net Leverage Ratio for the applicable Test Period being greater than the greater of (a) 4.20 to 1.00 and (b) the First Lien Net Leverage Ratio immediately prior to such incurrence;

(2)	with respect to Indebtedness to be secured on a junior basis to the ~~New~~Amendment No. 1 Term Loans, (i) the ~~Total~~Secured Net Leverage Ratio for the applicable Test Period being greater than the greater of (a) 5.00 to 1.00~~; and~~ and (b) the Secured Net Leverage Ratio immediately prior to such incurrence or (ii) the Interest Coverage Ratio being less than the lesser of (a) 2.00 to 1.00 and (b) the Interest

Coverage Ratio immediately prior to such incurrence (it being understood that if the Borrower satisfies either clause (i) or clause (ii) of this clause (2), such Indebtedness shall be permitted); and

(3)	with respect to Indebtedness that is unsecured (or not secured by Collateral), (i) the Total Net Leverage Ratio for the applicable Test Period being greater than the greater of (a) 5.00 to 1.00~~.~~ and (b) the Total Net Leverage Ratio immediately prior to such incurrence or (ii) the Interest Coverage Ratio being less than the lesser of (a) 2.00 to 1.00 and (b) the Interest Coverage Ratio immediately prior to such incurrence (it being understood that if the Borrower satisfies either clause (i) or clause (ii) of this clause (3), such Indebtedness shall be permitted).

“Term Incremental Fixed Amount” has the meaning assigned to the term “Incremental Fixed Amount” in the Term Loan Credit Agreement (as in effect on the Amendment No. ~~1~~2 Effective Date).

“Term Loan Claims” means the “~~Term Loan~~Fixed Asset Claims” as defined in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement.

“Term Loan Credit Agreement” means the Term Loan Credit Agreement dated as of the Amendment No. 1 Effective Date among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and collateral agent, ~~initially~~ in respect of ~~$2,351,646,740.86 million of~~ term loans made available on the Closing Date (as defined in the Term Loan Credit Agreement) and on the Amendment No. 1 Effective Date (as defined in the Term Loan Credit Agreement), as such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof, including by that certain Amendment No. 1 to Term Loan Credit Agreement and Amendment No. 1 to Term Loan Guarantee and Collateral Agreement, dated as of August 1, 2025, and including any Permitted Refinancing Indebtedness in respect thereof.

“Term Loan Credit Agreement Refinancing Indebtedness” means “Credit Agreement Refinancing Indebtedness” as defined in the Term Loan Credit Agreement; provided that the maturity date of any Term Loan Credit Agreement Refinancing Indebtedness shall not be earlier than the stated final maturity date of the related Credit Agreement Refinanced Debt (as defined in the Term Loan Credit Agreement).

“Term Loan Documents” means the Term Loan Credit Agreement and the other “Loan Documents” under and as defined in the Term Loan Credit Agreement, as each such document may be amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof.

“Term Loans” means the ~~New~~ “Term Loans ~~and~~” as defined in the ~~Remaining~~ Term ~~Loans~~Loan Credit Agreement and any Permitted Refinancing Indebtedness and/or Term Loan Credit Agreement Refinancing Indebtedness in respect thereof ~~with the same Lien priority as the New Term Loans and/or the Remaining Term Loans, as applicable, and subject to the terms of the Closing Date Intercreditor Agreement~~.

“Term Priority Collateral” means “~~Term Loan~~Fixed Asset Priority Collateral” as defined in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement.

“Term SOFR” means,

(1)	for any calculation with respect to a SOFR Revolving Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(2)	for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

~~“Term SOFR Adjustment” means, for any calculation with respect to an ABR Loan or a SOFR Revolving Loan, a percentage per annum as set forth below for the applicable Type of such Loan and (if applicable) Interest Period therefor:~~

~~ABR Loans: 0.10%~~

~~SOFR Revolving Loans:~~

~~Interest Period~~	~~Percentage~~
~~One month~~	~~0.10%~~

~~Three months~~	~~0.15%~~
~~Six months~~	~~0.25%~~

“Term SOFR Administrator” means the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR.

“Test Period” means, at any time, (1) with respect to the Borrower, the four consecutive fiscal quarters of the Borrower most recently ended (in each case taken as one accounting period) for which the Required Financial Statements have been or are required to be delivered pursuant to Section 5.04(1) or 5.04(2) and (2) in the case of any Person other than the Borrower, the period of four consecutive fiscal quarters most closely corresponding to the period set forth in clause (1).

“Threshold Amount” means the greater of (1) $~~70~~160.0 million and (2) ~~12.5~~24% of TTM Consolidated EBITDA as of the applicable date of determination.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Borrower for such Test Period.

“Trade Letters of Credit” has the meaning assigned to such term in Section 2.05(1).

“Transaction Costs” means all fees, costs and expenses related to the Transactions.

“Transactions” means, collectively:

(1)	the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents and the initial borrowings hereunder;

(2)	the execution and delivery of, or of amendments to, the Term Loan Documents;

(~~2~~3) the Closing Date Refinancing; and

(~~3~~4) the payment of all Transaction Costs.

“Transferred IP” has the meaning assigned to such term in Section 6.04(30)(b).

“Truist Bank” has the meaning assigned to such term in the introductory paragraph.

“Truist Securities” means Truist Securities, Inc.

“TTM Consolidated EBITDA” means, as of any date of determination, the Consolidated EBITDA of the Borrower on a Pro Forma Basis for the four consecutive fiscal quarters most recently ended prior to such date for which financial statements have been furnished or are required to have been furnished to the Lenders hereunder.

“Trust Account” means any accounts or trusts used solely to hold Trust Funds.

“Trust Funds” means cash, Cash Equivalents or other assets comprised of:

(1)	funds used for payroll and payroll taxes, wages and other employee benefit payments to or for the benefit of such Loan Party’s or any of its Restricted Subsidiaries’ employees;

(2)	all taxes required to be collected, remitted or withheld (including federal and state withholding taxes (including the employer’s share thereof)); or

(3)	any other funds which the Borrower or any of its Restricted Subsidiaries holds in trust or as an escrow or fiduciary for another person which is not a Restricted Subsidiary of the Borrower.

“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes of this definition, the term “Rate” means Adjusted Term SOFR or ABR, as applicable.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“U.S. Subsidiary” means any Subsidiary of the Borrower that is organized under the laws of the United States or any political subdivision thereof, and “U.S. Subsidiaries” means any two or more of them.  Unless otherwise indicated in this Agreement, all references to U.S. Subsidiaries will mean U.S. Subsidiaries of the Borrower.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(5).

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unrestricted Cash” means, as of any date, all cash and Cash Equivalents of the Borrower or any of its Restricted Subsidiaries as of such date that would not appear as “restricted” on the Required Financial Statements (unless such appearance is related to a restriction in favor of any Agent for the benefit of the Secured Parties or an agent under the Term Loan Credit Agreement for the benefit of the secured parties thereunder), determined on a consolidated basis in accordance with GAAP, determined based upon the most recent month-end financial statements available internally as of the date of determination, and calculated on a Pro Forma Basis.

“Unrestricted Subsidiary” means (1) each Receivables Subsidiary, (2) each Subsidiary of an Unrestricted Subsidiary and (3) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Borrower will only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date or subsequently re-designate any such Unrestricted Subsidiary as a Restricted Subsidiary (by written notice to the Administrative Agent) if (a) no Designated Event of Default has occurred and is continuing or would result therefrom and (b) the Borrower is in Pro Forma compliance with the Payment Conditions.

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary will constitute an Investment for purposes of Section 6.04 at the date of designation in an amount equal to the fair market value of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary will constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time and a return on any Investment by the Borrower in Unrestricted Subsidiaries in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary. Except as expressly set forth in this paragraph, no Investment will be deemed to exist or have been made, and no Indebtedness or Liens shall be deemed to have occurred, solely by virtue of a Subsidiary becoming an Excluded Subsidiary.

Notwithstanding anything to the contrary herein, (i) neither the Borrower nor any of its Restricted Subsidiaries may transfer legal title to, or license on an exclusive basis (excluding exclusive licenses (A) granted in the ordinary course of business or (B) granted to a bona fide Joint Venture vehicle jointly owned with a third party (not an Affiliate of the Borrower) that is an Unrestricted Subsidiary), any Material Intellectual Property to any Unrestricted Subsidiary, (ii) no Subsidiary may be designated as an Unrestricted Subsidiary if at the time of such designation such Subsidiary (x) owns any Material Intellectual Property or (y) licenses on an exclusive basis from the Borrower or a Restricted Subsidiary (excluding exclusive licenses (A)  granted in the ordinary course of business or (B) granted to such Subsidiary if such Subsidiary is a bona fide Joint Venture vehicle jointly owned with a third party (not an Affiliate of the Borrower) that is to be designated an Unrestricted Subsidiary) any Material Intellectual Property, (iii) immediately after giving effect to any designation of an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not own any Equity Interests of the Borrower or any Restricted Subsidiary (unless such Restricted Subsidiary is simultaneously designated as an Unrestricted Subsidiary) or hold any Indebtedness of the Borrower or any Restricted Subsidiary and (iv) Rondo Acquisition and its Subsidiaries shall not be designated as, or become Subsidiaries of, an Unrestricted Subsidiary.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness as of any date, the number of years obtained by dividing (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal (excluding nominal amortization), including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest 1/12) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such Indebtedness. The effect of prepayments shall be disregarded in calculating the Weighted Average Life to Maturity of any Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly Owned Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Wholly Owned Subsidiaries will mean Wholly Owned Subsidiaries of the Borrower.

“Wholly Owned U.S. Subsidiary” means, with respect to any Person, a U.S. Subsidiary of such Person that is a Wholly Owned Subsidiary. Unless otherwise indicated in this Agreement, all references to Wholly Owned U.S. Subsidiaries will mean Wholly Owned U.S. Subsidiaries of the Borrower.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally.  The definitions set forth or referred to in Section 1.01 will apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms.  Unless the context requires otherwise:

(1)	the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation;”

(2)	in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including;”

(3)	the word “will” will be construed to have the same meaning and effect as the word “shall;”

(4)	the word “incur” will be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” will have correlative meanings);

(5)	the word “or” will be construed to mean “and/or;”

(6)	any reference to any Person will be construed to include such Person’s legal successors and permitted assigns; ~~and~~

(7)	the words “asset” and “property” will be construed to have the same meaning and effect~~.~~;

(8)	[reserved]; and

(9)	with respect to any Default or Event of Default occurring prior to the termination of all Commitments and the acceleration of all Loans under Section 8.01 (any such Default or Event of Default, a “Curable Default”), the words “exists”, “is continuing” or similar expressions with respect thereto shall mean that the Default or Event of Default has occurred and has not yet been cured or waived. If any Curable Default occurs due to (i) the failure by any Loan Party or other Restricted Subsidiary to take any action by a specified time, such Curable Default shall be deemed to have been cured at the time, if any, that the applicable Loan Party or other Restricted Subsidiary takes such action (whether taken before or after the specified time) or receives a retroactive extension or (ii) the taking of any action by any Loan Party or other Restricted Subsidiary that is not then permitted by the terms of this Agreement or any other Loan Document, such Curable Default shall be deemed to be cured on the earlier to occur of (x) the date on which such action would be permitted at such time to be taken under this Agreement and the other Loan Documents and (y) the date on which such action is unwound or otherwise modified to the extent necessary for such revised action to be permitted at such time by this Agreement and the other Loan Documents. If any Curable Default occurs that is subsequently cured (a “Cured Default”), any other Default or Event of Default resulting from the making or deemed making of any representation or warranty by any Loan Party or other Restricted Subsidiary or the taking of (or failure to take) any action by any Loan Party or other Restricted Subsidiary, in each case which subsequent Default or Event of Default would not have arisen had the Cured Default not occurred, shall be deemed to be cured automatically upon, and simultaneous with, the cure of the Cured Default.  Notwithstanding anything to the contrary in this Section 1.02(9), an Event of Default (the “Initial Default”) may not be cured pursuant to this Section 1.02(9):

(a)	if the taking of any action by any Loan Party or other Restricted Subsidiary that is not permitted during, and as a result of, the continuance of such Initial Default directly results in the cure of such Initial Default and the applicable Loan Party or other Restricted Subsidiary had actual knowledge at the time of taking any such action that the Initial Default had occurred and was continuing,

(b)	in the case of an Event of Default under Section 8.01(12) that directly results in material impairment of the rights and remedies of the Lenders, Collateral Agent and Administrative Agent under the Loan Documents and that is incapable of being cured,

(c)	in the case of an Event of Default under Section 8.01(5) arising due to the failure to perform or observe Section 5.02 that directly results in a material adverse effect on the ability of the Borrower and the other Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which the Borrower or any of the other Loan Parties is a party;

(d)	if such Event of Default arises under Section 8.01(8) or (9), or

(e)	in the case of an Initial Default for which (i) the Borrower failed to promptly give notice to the Administrative Agent and the Lenders of such Initial Default in accordance with Section 5.05(1) of this Agreement and (ii) the Borrower had actual knowledge of such Initial Default at the time it failed to promptly give such notice.

All references herein to Articles, Sections, Exhibits and Schedules will be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context otherwise requires.  Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or organizational document of the Loan Parties means such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document).  Any reference to any law will include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation means, unless otherwise specified, such law or regulation as amended, modified or supplemented from time to time.  Whenever this Agreement refers to the “knowledge” of any Loan Party, such reference will be construed to mean the knowledge of the chief executive officer, president, chief financial officer, treasurer or controller of such Person.

Section 1.03 Accounting Terms; GAAP; Fair Market Value.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature will be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein will be construed, and all financial computations pursuant hereto will be made, without giving effect to any election under Statement of Financial Accounting Standards Board Accounting Standards Codification 825-10 (or any other Statement of Financial Accounting Standards Board Accounting Standards Codification having a similar effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value,” as defined therein.  In the event that any Accounting Change (as defined below) occurs and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then upon the written request of the Borrower or the Administrative Agent (acting upon the request of the Required Lenders), the Borrower, the Administrative Agent and the Lenders will enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating the Borrower’s financial condition will be the same after such Accounting Change as if such Accounting Change had not occurred; provided that, until so amended, calculation of financial covenants, standards or terms in this Agreement will be computed in accordance with GAAP in effect prior to such Accounting Change until the effective date of such amendment.  “Accounting Change” means (1) any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or (2) any change in the application of GAAP by the Borrower (including through the adoption of IFRS).  All determinations of fair market value under a Loan Document will be made by a Responsible Officer of the Borrower in good faith and if such determination is supported by an opinion of an Independent Financial Advisor, such determination will be conclusive for all purposes under the Loan Documents or related to the Obligations.

Section 1.04 Effectuation of Transfers.  Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) is made after giving effect to the Transactions, unless the context otherwise requires.

Section 1.05 Currencies.  Unless otherwise specifically set forth in this Agreement, monetary amounts are in Dollars.  Notwithstanding anything to the contrary herein, no Default or Event of Default will arise as a result of any limitation or threshold set forth in Dollars being exceeded solely as a result of changes in currency exchange rates.

Section 1.06 Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.

Section 1.07 Certifications.  Any certificate or other writing required hereunder or under any other Loan Document to be certified by any officer or other authorized representative (including any Responsible Officer) of any Person will be deemed to be executed and delivered by such officer, other authorized representative or Responsible Officer solely in such individual’s capacity as an officer, other authorized representative or Responsible Officer of such Person and not in such officer’s or other authorized representative’s individual capacity and without any personal liability.

Section 1.08 Pro Forma and Other Calculations.

(1)	Notwithstanding anything to the contrary herein, financial ratios shall be calculated in the manner prescribed by this Section 1.08; provided that, notwithstanding anything to the contrary in clauses (2), (3) or (4) of this Section 1.08, when calculating (a) the Applicable Margin pursuant to the definition of “Applicable Margin” and (b) any financial ratio for purposes of (i) calculations of mandatory prepayments, (ii) determining compliance with any financial covenant (including any financial covenant under this Agreement) and (iii) any provisions related to the foregoing, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.

(2)	For purposes of calculating the First Lien Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio, the Fixed Charge Coverage Ratio or any other financial ratio, Specified Transactions (and the incurrence or repayment of any Indebtedness in connection therewith) that have been made (a) during the applicable Test Period or (b) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period. If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08 then the financial ratios shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(3)	Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a Responsible Officer and may include, for the avoidance of doubt, the amount of cost savings, operating expense reductions and, synergies projected by the Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such Test Period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period but, for the avoidance of doubt, subject to the limitations set forth in clause (g) of the definition of “Consolidated EBITDA” set forth herein) relating to such Specified Transaction, net of the amount of actual benefits realized during such period from such actions (such cost savings and synergies, “Specified Transaction Adjustments”); provided, that

(a)	such Specified Transaction Adjustments are reasonably identifiable and quantifiable in the good faith judgment of a Responsible Officer of the Borrower,

(b)	such actions are taken, committed to be taken or reasonably anticipated to be taken no later than ~~twelve~~twenty-four (~~12~~24) months after the end of the Test Period for which such determination is being made, and

(c)	no amounts shall be added pursuant to this clause (3) to the extent duplicative of any amounts that are otherwise added back in calculating Consolidated EBITDA, whether through a pro forma adjustment or otherwise, with respect to such period.

(4)	In the event that the Borrower or any Restricted Subsidiary incurs (including by assumption or guarantees) or repays (including by redemption, repayment, retirement or extinguishment) any Indebtedness included in the calculations of a financial covenant (in each case, other than Indebtedness incurred or repaid under any revolving credit facility (including, for the avoidance of doubt, the Revolving Facility) in the ordinary course of business for working capital purposes), (a) during the applicable Test Period or (b) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then each financial ratio shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, to the extent required, as if the same had occurred on the last day of the applicable Test Period.

(5)	Notwithstanding anything in this Agreement or any Loan Document to the contrary, in the event any Lien, Indebtedness (including any Permitted Additional Indebtedness), Disqualified Stock, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any of the foregoing in concurrent transactions, a single transaction or a series of related transactions) meets the criteria of one or more than one of the categories of Baskets under this Agreement (including within any defined terms), including any Fixed Basket or Non-Fixed Basket, as applicable, the Borrower shall be permitted, in its sole discretion, to divide and classify and to later, at any time and from time to time, re-divide and re-classify (including to re-classify utilization of any Fixed Basket as being incurred under any Non-Fixed Basket or other Fixed Basket or utilization of any Non-Fixed Basket as being incurred under any Fixed Basket or other Non-Fixed Basket) on one or more occasions (based on circumstances existing on the date of any such re-division and re-classification) any such Lien, Indebtedness, Disqualified Stock, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount, in whole or in part, among one or more than one applicable Baskets under this Agreement (in the case of re-classification or re-division, so long as the amount so re-classified or re-divided is re-classified or re-divided only within the same negative covenant (other than pursuant to any re-allocation of a Basket from one negative covenant, on the one hand, to another negative covenant, on the other hand, to the extent such re-allocation is expressly permitted under this Agreement)

and permitted at the time of such re-classification or re-division to be incurred pursuant to the applicable Basket into which such amount is re-classified or re-divided at such time).  For the avoidance of doubt, the amount of any Lien, Indebtedness (including any Permitted Additional Indebtedness), Disqualified Stock, Disposition, Investment, Restricted Payment or other transaction, action, judgment or amount that shall be allocated to each such Basket shall be determined by the Borrower at the time of such division, classification, re-division or re-classification, as applicable.  If any Lien, Indebtedness (including any Permitted Additional Indebtedness), Disqualified Stock, Disposition, Investment, Restricted Payment, or other transaction, action, judgment or amount incurred under any provision in this Agreement or any other Loan Document (or any portion of the foregoing) previously divided and classified (or re-divided and re-classified) as set forth above under any Fixed Basket, could subsequently be re-divided and re-classified under a Non-Fixed Basket, such re-division and re-classification shall be deemed to occur automatically (thereby automatically replenishing such Fixed Basket), in each case, unless otherwise elected by the Borrower; provided that Indebtedness in respect of the Term Loan Documents and Term Loan Credit Agreement Refinancing Indebtedness shall at all times be deemed incurred under Section 6.01(2) and shall not be reclassified.  Notwithstanding the foregoing, any Indebtedness incurred under this Agreement (including on the Amendment No. 2 Effective Date) will, at all times, be classified as being incurred under Section 6.01(1)(a) and may not be re-classified.  For all purposes hereunder, (x) “Fixed Basket” shall mean any Basket that is subject to a fixed-dollar limit (including Baskets based on a percentage of Consolidated EBITDA or Consolidated Total Assets including, without limitation. grower baskets) or otherwise not subject to a Financial Incurrence Test and (y) “Non-Fixed Basket” shall mean any Basket that is subject to compliance with a financial ratio or test (including the Interest Coverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio) (any such ratio or test, a “Financial Incurrence Test”).

(6)	Notwithstanding anything in this Agreement or any Loan Document to the contrary, in calculating any Non-Fixed Basket (including any Financial Incurrence Test), (x) any Indebtedness concurrently incurred to fund original issue discount or upfront fees and (y) any amounts incurred (including any Permitted Additional Indebtedness), or transactions entered into or consummated, in reliance on a Fixed Basket in a substantially concurrent transaction, a single transaction or a series of related transactions with the amount incurred (including any Permitted Additional Indebtedness), or transaction entered into or consummated, under an applicable Non-Fixed Basket, in each case shall be disregarded in the calculation of such Non-Fixed Basket; provided that full pro forma effect shall be given to all applicable and related transactions (including the use of proceeds of all applicable Indebtedness incurred to make any repayments, repurchases and redemptions of Indebtedness) and all other adjustments as to which pro forma effect may be given under this Section 1.08.

Section 1.09 LCA Election. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, when (1) calculating any applicable ratio (for the avoidance of doubt, other than “Excess Availability”, “Specified Excess Availability” or any other “availability” test hereunder) in connection with incurrence of Indebtedness (other than the making of any Revolving Loans or the issuance of any Letters of Credit), the creation of Liens, the making of any disposition, the making of an Investment, the designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or the repayment of Indebtedness, (2) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom or (3) determining compliance with any provision of this Agreement which requires the accuracy of any representation or warranty, in each case of the preceding clauses (1), (2) and (3) in connection with a Limited Condition Transaction, the date of determination of such ratio, whether any Default or Event of Default (other than a Specified Event of Default) has occurred, is continuing or would result therefrom and whether any representation or warranty is accurate shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCA Election”), be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (the “LCA Test Date”). If on a Pro Forma Basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof), with such ratios and other provisions being calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCA Test Date for which financial statements are available, the Borrower could have taken such action on the relevant LCA Test Date in compliance with the applicable ratios or other provisions, such ratios or provisions shall be deemed to have been complied with.  For the avoidance of doubt, (a) if any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios and other provisions will not be deemed to have been exceeded or breached solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (b) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions.  If the Borrower has made an LCA Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability (other than for the purposes of determining actual compliance (and not Pro Forma compliance or compliance on a Pro Forma Basis) with the Financial Performance Covenant upon the occurrence and during the continuance of a Covenant Trigger Event), with respect to any other Specified Transaction on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.  Notwithstanding anything in this Agreement or any Loan Document to the contrary, if the Borrower or any Restricted Subsidiary (i) incurs Indebtedness, creates Liens, makes dispositions, makes investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness in connection with any Limited Condition Transaction under a ratio-based basket and (ii) incurs Indebtedness, creates

Liens, makes dispositions, makes Investments, makes Restricted Payments, designates any Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary or repays any Indebtedness in connection with such Limited Condition Transaction under a non-ratio-based basket (which shall occur within five Business Days of the events in the preceding clause (i) above), then the applicable ratio will be calculated with respect to any such action under the applicable ratio-based basket without regard to any such action under such non-ratio-based basket made in connection with such Limited Condition Transaction.

Section 1.10 Rates.  The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ABR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Credits

Section 2.01 Commitments.  Subject to the terms and conditions set forth herein:

(1)	Revolving Loans. Each Lender severally (and not jointly) agrees to make loans (“Revolving Loans”) to the Borrower in Dollars from time to time during the Availability Period in amounts not to exceed such Lender’s Revolving Facility Percentage of the Borrowing Base, and in an aggregate principal amount that will not result in (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the total Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(2)	Overadvances. Insofar as the Borrower may request and the Administrative Agent may be willing in its sole discretion (but with absolutely no obligation) to (i) make Revolving Loans to the Borrower, on behalf of the Revolving Lenders, at a time when the Revolving Facility Credit Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Borrowing Base (any such Loan being herein referred to individually as an “Overadvance”) or (ii) deem the amount of Revolving Loans outstanding that are in excess of the Borrowing Base to be Overadvances, and the Administrative Agent will enter such Overadvances as debits in the applicable Loan Account. All Overadvances shall be ABR Loans, will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for ABR Revolving Loans generally. Any Overadvance made pursuant to the terms hereof will be made to the Borrower by all Lenders ratably in accordance with their respective Revolving Facility Percentages. Overadvances in the aggregate amount of $10.0 million or less may, unless a Default or Event of Default has occurred and is continuing, be made in the sole discretion of the Administrative Agent; provided that the Required Revolving Lenders may at any time revoke the Administrative Agent’s authorization to make future Overadvances; provided that no existing Overadvances will be subject to such revocation and any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof. Overadvances in an aggregate amount of more than $10.0 million but less than $25.0 million may, unless a Default or Event of Default has occurred and is continuing, be made with the consent of the Required Revolving Lenders. Overadvances in an aggregate amount of $25.0 million or more and Overadvances to be made after the occurrence and during the continuation of a Default or Event of Default will require the consent of all Revolving Lenders. No Overadvance shall result in a Default due to Borrower’s failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this Section 2.01(2), but solely with respect to the amount of such Overadvance. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The foregoing notwithstanding, in no event, unless otherwise consented to by all Revolving Lenders will:

(a)	any Overadvances be outstanding for more than 90 consecutive days;

(b)	the Administrative Agent or Lenders make any additional Overadvances unless 30 days or more have expired since the last date on which any Overadvances were outstanding; or

(c)	will the Administrative Agent make Revolving Loans on behalf of Lenders under this Section 2.01(2) to the extent such Revolving Loans would cause a Lender’s share of the Revolving Facility Credit Exposure to exceed such Lender’s Revolving Facility Commitment or cause the aggregate Revolving Facility Commitments to be exceeded.

(3)	Protective Advances. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, in its sole, discretion (but with absolutely no obligation), may make Revolving Loans to the Borrower on behalf of all Lenders, so long as the aggregate amount of such Revolving Loans will not exceed 5.0% of the Borrowing Base, if the Administrative Agent, in its Reasonable Credit Judgment, deems that such Revolving Loans are necessary or desirable to:

(a)	preserve or protect all or any portion of the Collateral;

(b)	enhance the likelihood or maximize the amount of repayment of the Loans and the other Obligations; or

(c)	pay any other amount chargeable to or required to be paid by the Borrower pursuant to this Agreement including payments of reimbursable expenses and other sums payable under the Loan Documents (such Revolving Loans, “Protective Advances”);

provided that (i) in no event will the Revolving Facility Credit Exposure exceed the aggregate Revolving Facility Commitments and (ii) the Required Revolving Lenders under the Revolving Facility may at any time revoke the Administrative Agent’s authorization to make future Protective Advances; provided, further, that any such revocation must be in writing and will become effective prospectively upon the Administrative Agent’s receipt thereof and existing Protective Advances will not be subject to thereto.

Each applicable Lender will be obligated to advance to the Borrower its Revolving Facility Percentage of each Protective Advance made in accordance with this Section 2.01(3).  If Protective Advances are made in accordance with the preceding sentence, then all Revolving Lenders will be bound to make, or permit to remain outstanding, such Protective Advances based upon their Revolving Facility Percentages in accordance with the terms of this Agreement.  All Protective Advances will be repaid by the Borrower on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for Revolving Loans generally. All Protective Advances shall be ABR Loans, will be repaid on demand, will be secured by the Collateral and will bear interest as provided in this Agreement for ABR Revolving Loans generally.  At any time that there is Excess Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance.

Section 2.02 Loans and Borrowings.

(1)	Each Loan will be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it will not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender will be responsible for any other Lender’s failure to make Loans as required.

(2)	Subject to Section 2.14, each Borrowing will be comprised entirely of ABR Loans or SOFR Revolving Loans as the Borrower may request in accordance herewith.

Each Lender at its option may make any ABR Loan or SOFR Revolving Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option will not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender will not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(3)	At the commencement of each Interest Period for any SOFR Revolving Facility Borrowing, such Borrowing will be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Facility Borrowing is made, such Borrowing will be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Facility Commitments or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(5). Borrowings of more than one Type may be outstanding at the same time; provided that there will not at any time be more than ten SOFR Revolving Facility Borrowings outstanding.

(4)	Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03 Requests for Borrowings.

(1)	To request a Revolving Facility Borrowing, (a) with respect to any initial ABR Borrowing on the Closing Date or any Borrowing on the Amendment No. 1 Effective Date, the Borrower will deliver to the Administrative Agent a Borrowing Request not later than 2:00 p.m., New York City time, one Business Day before the anticipated Closing Date or Amendment No. 1 Effective Date, as applicable (or at such later date or time as the Administrative Agent may agree), requesting that the Lenders make the Loans on the Closing Date or Amendment No. 1 Effective Date, as applicable; provided that such Borrowing Request may be conditioned upon occurrence of the Closing Date or Amendment No. 1 Effective Date, as applicable and (b) with respect to any other Borrowing, the Borrower will notify the Administrative Agent of such request by telephone, if arrangements for doing so have been approved by the Administrative Agent, (i) in the case of a SOFR Revolving Facility Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing (or in each case, at such later date or time as the Administrative Agent may agree). Each such telephonic Borrowing Request will be irrevocable and will be confirmed promptly by hand delivery, facsimile or e mail to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit D-1 and signed by the Borrower.

(2)	Each such telephonic and written Borrowing Request will specify the following information in compliance with Section 2.02:

(a)	the aggregate amount of the requested Borrowing, which amount will not exceed Excess Availability;

(b)	the date of such Borrowing, which will be a Business Day;

(c)	whether such Borrowing is to be an ABR Borrowing or a SOFR Revolving Facility Borrowing;

(d)	in the case of a SOFR Revolving Facility Borrowing, the initial Interest Period to be applicable thereto, which will be a period contemplated by the definition of the term “Interest Period;”

(e)	if the Borrowing Base contains Eligible Cash, the amount of Eligible Cash as of the close of business on the Business Day prior to the date such Borrowing Request is delivered; and

(f)	the location and number of the Borrower’s account to which funds are to be disbursed.

(3)	Disbursement. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each Loan requested pursuant to this Section 2.03. The proceeds of each Revolving Loan requested under this Section 2.03 will be disbursed by the Administrative Agent in immediately available funds and in the same form as received from the Lenders, in the case of a borrowing on the Closing Date permitted under Section 2.01(1), in accordance with the terms of the written disbursement letter from the Borrower and, in the case of each Borrowing after the Closing Date, by wire transfer to such bank account as may be agreed upon by the Borrower and the Administrative Agent, from time to time or elsewhere if pursuant to a written direction from the Borrower. If at any time any Loan is funded in excess of the amount requested by the Borrower, the Borrower agrees to repay the excess to the Administrative Agent immediately upon notice thereof to the Borrower from the Administrative Agent.

(4)	If no election as to the Type of Revolving Facility Borrowing is specified, then the requested Revolving Facility Borrowing will be an ABR Borrowing. If no Interest Period is specified with respect to any requested SOFR Revolving Facility Borrowing, then the Borrower will be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent will advise the Lenders of the details thereof and of the amount of each such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Commitment.

(1)	Subject to the terms and conditions set forth herein, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrower, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Line Cap and the aggregate Revolving Facility Credit Exposure at such time; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrower shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(2)	The Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing Request, substantially in the form of Exhibit D-3, prior to 10:00 a.m. on the requested date of each Swingline Loan Borrowing. Each Swingline Borrowing Request shall be irrevocable and shall specify (i) the principal amount of such Swingline Loan Borrowing, (ii) the date of such Swingline Loan Borrowing (which shall be a Business Day) and (iii) the account of the Borrower to which the proceeds of such Swingline Loan Borrowing should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Swingline Borrowing Request. The aggregate principal amount of each Swingline Loan shall not be less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrower in Dollars in immediately available funds at the account specified by the Borrower in the applicable Swingline Borrowing Request not later than 1:00 p.m. on the requested date of such Swingline Loan Borrowing.

(3)	The Swingline Lender, at any time and from time to time in its sole discretion, may, but in no event no less frequently than once each calendar week shall, on behalf of the Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Swingline Borrowing Request to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make ABR Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its ABR Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.06, which will be used solely for the repayment of such Swingline Loan.

(4)	If for any reason an ABR Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Revolving Facility Percentage thereof on the date that such ABR Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(5)	Each Lender’s obligation to make an ABR Loan pursuant to paragraph (3) of this Section or to purchase participating interests pursuant to paragraph (4) of this Section shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Facility Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Loan Party, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (x) at the Federal Funds Rate until the second Business Day after such demand and (y) at the ABR at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

Section 2.05 Letters of Credit.

(1)	General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of (a) trade letters of credit in Dollars in support of trade obligations of the Borrower or any Subsidiary Loan Party incurred in the ordinary course of business (such letters of credit issued for such purposes, “Trade Letters of Credit”) and (b) standby letters of credit in Dollars issued for any other lawful purposes of the Borrower or any Subsidiary Loan Party (such letters of credit issued for such purposes, “Standby Letters of Credit”) for its own account or for the account of any Subsidiary in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period and prior to the date that is five (5) Business Days prior to the Maturity Date. “Letters of Credit” will include Trade Letters of Credit and Standby Letters of Credit and the Existing Letters of Credit. Each Existing Letter of Credit will be deemed to have been issued under this Section 2.05 on the Closing Date. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of L/C Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(2) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving to the fullest extent permitted by law any defenses (other than payment or performance) that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(2)	Notice of Issuance, Amendment, Renewal, Extension.

(a)	To request the issuance of a Letter of Credit (or the amendment, extension, reinstatement or renewal (other than an automatic extension in accordance with paragraph (3) of this Section 2.05) of an outstanding Letter of Credit), the Borrower will deliver by hand or facsimile (or transmit by e-mail, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent no later than three Business Days in advance of the requested date of issuance, amendment or extension (or such shorter period as the Administrative Agent and the Issuing Bank in their sole discretion may agree) a Letter of Credit Request requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which will be a Business Day), the date on which such Letter of Credit is to expire (which will comply with paragraph (3) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit constitutes a Standby Letter of Credit or a Trade Letter of Credit, and such other information as is necessary to issue, amend, extend, reinstate or renew such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower will also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement will control. A Letter of Credit will be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower will be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal:

(i)	the Revolving L/C Exposure will not exceed the Letter of Credit Sublimit; and

(ii)	the Revolving Facility Credit Exposure will not exceed the Line Cap.

(b)	Notwithstanding anything to the contrary contained herein, the Issuing Bank will not issue (or be obligated to issue) any Letter of Credit if:

(i)	the proceeds of such Letter of Credit would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of country-wide or territory-wide Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement;

(ii)	any order, judgment or decree of any Governmental Authority or arbitrator by its terms purports to enjoin or restrain the Issuing Bank from issuing such Letter of Credit;

(iii)	any applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank prohibits or shall request that the Issuing Bank refrain from the issuance of letters of credit generally;

(iv)	such Letter of Credit imposes upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the ~~Closing~~Amendment No. 2 Effective Date;

(v)	such Letter of Credit imposes upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the ~~Closing~~Amendment No. 2 Effective Date and that the Issuing Bank in good faith deems material to it;

(vi)	the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; or

(vii)	any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of cash collateral in accordance herewith in an amount to be agreed between the Borrower and each applicable Issuing Bank (but in any event not to exceed 105%) of the outstanding amount of the applicable Letters of Credit, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 2.24(1)) with respect to such Defaulting Lender arising from either such Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or potential Fronting Exposure.

(3)	Expiration Date.

(a)	Each Standby Letter of Credit will expire at or prior to the close of business on the earlier of (i) the date one year (unless otherwise agreed upon by the

Administrative Agent and the Issuing Bank in their sole discretion) after the date of issuance of such Standby Letter of Credit (or, in the case of any extension of the expiration date thereof (whether automatic or by amendment), one year (unless otherwise agreed upon by the Administrative Agent and the Issuing Bank in their sole discretion) after such extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Standby Letter of Credit with a one-year tenor may provide for the automatic extension thereof for additional one-year periods (which will in no event extend beyond the date referred to in the preceding clause (ii)) so long as such Standby Letter of Credit permits the Issuing Bank to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof within a time period during such 12-month period to be agreed upon at the time such Standby Letter of Credit is issued; provided, further, that if the Issuing Bank and the Administrative Agent each consent in their sole discretion, the expiration date of any Standby Letter of Credit may extend beyond the date referred to in clause (ii) above if cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank; and, provided, further, that (A) if any such Standby Letter of Credit is issued after the date that is 30 days prior to the Maturity Date, the Borrower will, upon the request of the applicable Issuing Bank, provide cash collateral pursuant to documentation reasonably satisfactory to the Administrative Agent and the relevant Issuing Bank in an amount equal to 103% of the face amount of each such Standby Letter of Credit on or prior to such date of issuance (or such later date as the Administrative Agent and the Issuing Bank may agree) and (B) each Revolving Lender’s participation in any undrawn Letter of Credit that is outstanding on the Maturity Date will terminate on the Maturity Date.

(b)	Each Trade Letter of Credit will expire on the earlier of (A) 180 days after such Trade Letter of Credit’s date of issuance or (B) the date that is five Business Days prior to the Maturity Date.

(4)	Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, its Revolving Facility Percentage of each L/C Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (5) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and will not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment will be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Revolving Facility Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to this Agreement.

(5)	[Reserved].

(6)	Obligations Absolute. The obligations of the Borrower to reimburse L/C Disbursements as provided in paragraph (8) of this Section 2.05 will be absolute, unconditional and irrevocable, and will be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:

(a)	any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein;

(b)	any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(c)	any payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; or

(d)	any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(7)	Limited Liability. None of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties, will have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the respective Issuing Bank or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, or any consequence arising from causes beyond the control of such Issuing Bank, the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; or any of the circumstances referred to in clauses (a), (b) or (c) of Section 2.05(6); provided that the foregoing will not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive, damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are determined by a final and binding decision of a court of competent jurisdiction to have been caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the applicable Issuing Bank, such Issuing Bank will be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(8)	Disbursement Procedures. The applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such demand for payment and whether such Issuing Bank has made or will make a L/C Disbursement thereunder; provided that such notice need not be given prior to payment by such Issuing Bank and any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to such L/C Disbursement. The Borrower shall be irrevocably and unconditionally obligated to reimburse each Issuing Bank for any L/C Disbursements paid by such Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Borrower shall have notified the applicable Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrower intends to reimburse such Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrower shall be deemed to have timely given a Borrowing Request to the Administrative Agent requesting the Lenders to make an ABR Borrowing on the date on which such drawing is honored in an exact amount due to such Issuing Bank; provided that for purposes solely of such Borrowing, the conditions precedent set forth in Section 4.02 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.03, and each Lender shall make the proceeds of its ABR Loan included in such Borrowing available to the Administrative Agent for the account of the applicable Issuing Bank in accordance with Section 2.06. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the applicable Issuing Bank for such L/C Disbursement.

(9)	Interim Interest. If an Issuing Bank for any Letter of Credit makes any L/C Disbursement, then, unless the Borrower reimburses such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof will bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is made; provided that, if such L/C Disbursement is not reimbursed by the Borrower when due pursuant to paragraph (8) of this Section 2.05, then Section 2.13(3) will apply.  Interest accrued pursuant to this paragraph will be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (8) of this Section 2.05 to reimburse such Issuing Bank will be for the account of such Revolving Lender to the extent of such payment.

(10)	Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent will notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement becomes effective, the Borrower will pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12. From and after the effective date of any such replacement, (a) the successor Issuing Bank will have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (b) references herein to the term “Issuing Bank” will be deemed to include such successor or any previous Issuing Bank, or such successor and all previous Issuing Banks, as the context will require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank will remain a party hereto and will continue to have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement but will not be required to issue additional Letters of Credit.

(11)	Cash Collateralization. If any Event of Default occurs and is continuing, on the Business Day that the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph (11), the Borrower will deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash to be agreed between the Borrower and each applicable Issuing Bank (but in any event not to exceed 105% of the Revolving L/C Exposure as of such date); provided that upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(8) or (9), the obligation to deposit such cash collateral will become effective immediately, and such deposit will become immediately due and payable, without demand or other notice of any kind. Each such deposit pursuant to this paragraph will be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent will have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments will be made at the option and sole discretion of (i) for so long as an Event of Default is continuing, the Administrative Agent and (ii) at any other time, the Borrower, in each case, in Cash Equivalents and at the risk and expense of the Borrower, such deposits will not bear interest.  Interest or profits, if any, on such investments will accumulate in such account.  Moneys in such account will be applied by the Administrative Agent to reimburse each Issuing Bank for L/C Disbursements for which such Issuing Bank has not been reimbursed and, to the extent not so applied, will be held for the satisfaction of the reimbursement obligations of the Borrower for the Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) will be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(12)	Additional Issuing Banks. From time to time, the Borrower may, by notice to the Administrative Agent, designate any Lender (in addition to Truist Bank, JPMorgan Chase Bank N.A. and Wells Fargo Bank, National Association) to act as an Issuing Bank; provided that such Lender agrees in its sole discretion to act as such and such Lender is reasonably satisfactory to the Administrative Agent as an Issuing Bank (such consent not to be unreasonably withheld, delayed or conditioned). Each such additional Issuing Bank will execute a counterpart of this Agreement and will thereafter be an Issuing Bank hereunder for all purposes. The Borrower may, in its sole discretion, request a Letter of Credit issuance from any Issuing Bank.

(13)	Reporting. Upon the request of any Lender, but no more frequently than quarterly, each Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Borrower a report describing the aggregate Letters of Credit issued by such Issuing Bank that are then outstanding. Upon the request of any Lender from time to time, the applicable Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit issued by such Issuing Bank then outstanding.

(14)	Reallocation. If the Maturity Date in respect of any tranche of Revolving Facility Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Facility Commitments in respect of which the Maturity Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(5)) under (and ratably participated in by Lenders pursuant to) the Revolving Facility Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Facility Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be reallocated); provided, in no event shall such reallocation cause a Lender’s share of the Revolving Facility Commitment to exceed such Lender’s Commitment, and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in accordance with Section 2.05(11).  If, for any reason, such cash collateral is not provided or reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit.  Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a Maturity Date with respect to a given tranche of Revolving Facility Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such Maturity Date.  Commencing with the Maturity Date of any tranche of Revolving Facility Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

(15)	ISP/UCP. Unless otherwise expressly agreed by an Issuing Bank and the Borrower when a Letter of Credit is issued by such Issuing Bank and subject to applicable laws, (a) each Standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued) (the “ISP”), (b) each Trade Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) (the “UCP”) and (c) the Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrower for, and such Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the laws or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade (BAFT), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Laws or practice rules.

Section 2.06 Funding of Borrowings.

(1)	Each Lender will make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 10:00 a.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (a) same-day ABR Loans will be made by each Lender on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time and (b) Swingline Loans will be made as set forth in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the applicable

Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an L/C Disbursement and reimbursements as provided in Section 2.05(5) will be remitted by the Administrative Agent to the applicable Issuing Bank.

(2)	Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (1) of this Section 2.06 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent at (a) in the case of such Lender, the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (b) in the case of the Borrower, the interest rate applicable to ABR Loans at such time. If such Lender pays such amount to the Administrative Agent then such amount will constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections.

(1)	Each Borrowing initially will be of the Type specified in the applicable Borrowing Request and, in the case of a SOFR Revolving Facility Borrowing, will have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a SOFR Revolving Facility Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion will be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion will be considered a separate Borrowing.

(2)	To make an election pursuant to this Section 2.07 following the Closing Date, the Borrower will notify the Administrative Agent of such election by telephone (a) in the case of an election to convert to or continue a SOFR Revolving Facility Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of such election or (b) in the case of an election to convert to or continue an ABR Borrowing, not later than 1:00 p.m., New York City time, on such election date (which shall be a Business Day) (or in each case at such later date or time as the Administrative Agent may agree). Each such telephonic Interest Election Request will be confirmed promptly by hand delivery, facsimile transmission or e-mail to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit E and signed by the Borrower.

(3)	(a) Each telephonic and written Interest Election Request will be irrevocable and will specify the following information:

(i)	the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below will be specified for each resulting Borrowing);

(ii)	the effective date of the election made pursuant to such Interest Election Request, which will be a Business Day;

(iii)	whether the resulting Borrowing is to be an ABR Borrowing or a SOFR Revolving Facility Borrowing; and

(iv)	if the resulting Borrowing is a SOFR Revolving Facility Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which will be a period contemplated by the definition of “Interest Period.”

(b)	If any such Interest Election Request requests a SOFR Revolving Facility Borrowing but does not specify an Interest Period, then the Borrower will be deemed to have selected a SOFR Revolving Facility Borrowing having an Interest Period of one month’s duration.

(4)	Promptly following receipt of an Interest Election Request, the Administrative Agent will advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(5)	If the Borrower fails to deliver a timely Interest Election Request with respect to a SOFR Revolving Facility Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, such Borrowing will be automatically converted into or continued as an ABR Borrowing.

(6)	Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (a) no outstanding Borrowing may be converted to or continued as a SOFR Revolving Facility Borrowing and (b) unless repaid, each SOFR Revolving Facility Borrowing will be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08 Termination and Reduction of Commitments.

(1)	Unless previously terminated, the Commitments will terminate on the Maturity Date.

(2)	The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments; provided that (i) each reduction of the Revolving Facility Commitments will be in an amount that is an integral multiple of $500,000 and not less than $1.0 million (or, if less, the remaining amount of the applicable Revolving Facility Commitments) and (ii) the Borrower will not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the lesser of the total Revolving Facility Commitments and the Borrowing Base.

(3)	The Borrower will notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments under paragraph (2) of this Section 2.08 at least three Business Days prior to the date of such termination or reduction, specifying such election and the date thereof (or at such later date or time as the Administrative Agent may agree). Promptly following receipt of any notice, the Administrative Agent will advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 will be irrevocable; provided that a notice of termination of the Revolving Facility Commitments delivered by the Borrower may state that such notice is revocable or conditioned upon the effectiveness of other credit facilities or a specified transaction, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified termination date). Any termination or reduction of the Commitments will be permanent. Each reduction of the Commitments will be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09 Promise to Pay; Evidence of Debt.

(1)	The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan and Swingline Loan on the Maturity Date.

(2)	Any Lender (including the Swingline Lender) may request that Loans made by it be evidenced by a Note. In such event, the Borrower will prepare, execute and deliver to such Lender a Note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower.

(3)	The Administrative Agent will maintain accounts in which it will record (a) the amount of each Loan to the Borrower made hereunder, the Type thereof and the Interest Period (if any) applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (c) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph (3) will be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Administrative Agent to maintain such accounts or any error therein will not in any manner affect the obligations of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

Section 2.10 Optional Repayment of Loans.

(1)	The Borrower will have the right at any time and from time to time to repay any Loan in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount, (a) in the case of SOFR Revolving Loans, that is an integral multiple of $100,000 and not less than $1.0 million, and (b) in the case of ABR Loans, that is an integral multiple of $100,000 and not less than $500,000, or, in each case, if less, the amount outstanding; provided that no portion of the principal of any Refinancing Term Loans may be prepaid prior to the Discharge of ABL Revolving Claims unless such prepayment is permitted under Section 6.11(1).

(2)	Prior to any repayment of any Revolving Loans, the Borrower will select the Borrowing or Borrowings to be repaid and will notify the Administrative Agent (and, in respect of Swingline Loans, the Swingline Lender) by telephone (confirmed by hand delivery, facsimile transmission or e-mail) of such selection not later than 2:00 p.m., New York City time, (a) in the case of an ABR Borrowing, one Business Day before the anticipated date of such repayment, (b) in the case of a SOFR Revolving Facility Borrowing, three Business Days before the anticipated date of such repayment (or in each case, at such later date or time as the Administrative Agent may agree) and (c) in the case of any Swingline Loan Borrowing, prior to 11:00 a.m. on the date of such prepayment. Each repayment of a Borrowing will be applied to the Revolving Loans included in the repaid Borrowing such that each Revolving Lender receives its ratable share of such repayment (based upon the respective Revolving Facility Credit Exposures of the Revolving Lenders at the time of such repayment). Repayments of SOFR Revolving Facility Borrowings will be accompanied by accrued interest on the amount repaid, together with any amounts due under Section 2.16.

Section 2.11 Mandatory Repayment of Loans.

(1)	Except for Overadvances permitted under Section 2.01, in the event the aggregate amount of the Revolving Facility Credit Exposure exceeds the Line Cap at such time, then the Borrower will within three (3) Business Days repay outstanding Revolving Loans, and, if there remains an excess after paying all Revolving Loans, cash collateralize Letters of Credit (in accordance with Section 2.05(11)) in an aggregate amount equal to such excess, in each case with no reduction in commitments.

(2)	In the event and on such occasion as the Revolving L/C Exposure exceeds the Letter of Credit Sublimit, the Borrower will within three (3) Business Days deposit cash collateral (in accordance with Section 2.05(11)) in an amount equal to such excess.

(3)	Upon the occurrence and during the continuance of a Cash Dominion Period, all amounts in the Dominion Account shall be applied by the Administrative Agent pursuant to Section 5.11(2).

Section 2.12 Fees.

(1)	The Borrower agrees to pay to the Administrative Agent, for the account of each Revolving Lender (other than any Defaulting Lender), a commitment fee (a “Commitment Fee”) on the average daily amount of the Available Unused Commitment of such Lender, which shall accrue at a rate per annum equal to the Applicable Commitment Fee Percentage during the period from and including the Closing Date to but excluding the earlier of the Maturity Date and any date on which the Commitments of all the Lenders are otherwise terminated as provided herein. Accrued Commitment Fees will be payable in arrears on the first (1st) Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending on June 30, 2022 and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein. All Commitment Fees will be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days.

(2)	The Borrower agrees to pay to:

(a)	the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender, it being understood that at any time the Issuing Bank has Fronting Exposure to such Defaulting Lender, the L/C Participation Fee with respect to such Fronting Exposure will be payable to the Issuing Bank for its own account), a fee with respect to its participation in each outstanding Letter of Credit (an “L/C Participation Fee”) on the daily aggregate L/C Amount, which shall accrue at a rate per annum equal to the Applicable Margin for SOFR Revolving Loans during the period from and including the Closing Date to but excluding the earlier of the Maturity Date and any date on which the Commitments of all the Lenders are otherwise terminated as provided herein. Accrued L/C Participation Fees will be payable in arrears on the first (1st) Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending on June 30, 2022 and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein.

(b)	each Issuing Bank, for its own account, (i) a fronting fee with respect to each Letter of Credit issued by such Issuing Bank at a rate per annum equal to the percentage separately agreed upon between the Borrower and such Issuing Bank (such rate per annum not to exceed 0.125%) on the daily L/C Amount with respect to such Letter of Credit, during the period from and including the date of issuance or extension (as applicable) of such Letter of Credit and to but excluding the date of termination of such Letter of Credit and (ii) such Issuing Bank’s customary issuance fees and customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”).  All L/C Participation Fees and Issuing Bank Fees that are payable in Dollars on a per annum basis will be computed on the basis of the actual number of days elapsed (including the first day but excluding the last day) in a year of 360 days.  Issuing Bank Fees accrued will be payable in arrears on the first (1st) Business Day after the end of each fiscal quarter of the Borrower, commencing with the fiscal quarter of the Borrower ending on June 30, 2022 and on each Maturity Date and any date on which the Commitments of all the Lenders are terminated as provided herein.

(3)	The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative agent’s fee in respect of the Revolving Facility set forth in the Fee Letter at the times and on the terms specified therein or in such other amounts and at such other times as may be separately agreed in writing by the Administrative Agent and the Borrower from time to time (the “Administrative Agent Fees”).

(4)	All Fees will be paid on the dates due and payable, in immediately available funds, to the Administrative Agent at the Payment Office for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees will be paid directly to the applicable Issuing Banks. Once paid, none of the Fees will be refundable under any circumstances (except as expressly agreed between the Borrower and the Administrative Agent, including pursuant to the Fee Letter).

Section 2.13 Interest.

(1)	The Loans comprising each ABR Borrowing and any Swingline Loan will bear interest at the ABR plus the Applicable Margin.

(2)	The Loans comprising each SOFR Revolving Facility Borrowing will bear interest at Adjusted Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(3)	Following the occurrence and during the continuation of a Specified Event of Default, the Borrower will pay interest on overdue amounts hereunder at a rate per annum equal to (a) in the case of overdue principal of, or interest on, any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (b) in the case of any other overdue amount, 2.0% plus the rate applicable to ABR Loans as provided in clause (1) of this Section 2.13.

(4)	Accrued interest on each Loan will be payable by the Borrower in arrears (a) on each Interest Payment Date for such Loan; (b) on the applicable Maturity Date; and (c) upon termination of the Revolving Facility Commitments; provided that:

(i)	interest accrued pursuant to paragraph (3) of this Section 2.13 will be payable on demand;

(ii)	in the event of any repayment or prepayment of any Loan (other than a repayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid will be payable on the date of such repayment or prepayment; and

(iii)	in the event of any conversion of any SOFR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan will be payable on the effective date of such conversion.

(5)	All interest hereunder will be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate will be computed on the basis of a year of 365 days (or 366 days in a leap year), and, in each case, will be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable ABR, Adjusted Term SOFR or SOFR will be determined by the Administrative Agent, and such determination will be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest; Benchmark Replacement Setting.

(1)	Subject to paragraphs (2) through (6) of this Section 2.14, if prior to the commencement of any Interest Period for a SOFR Revolving Facility Borrowing:

(a)	the Administrative Agent determines (which determination will be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Term SOFR or SOFR, as applicable, for such Interest Period; or

(b)	the Administrative Agent is advised by the Required Revolving Lenders and the Required Term Lenders that Adjusted Term SOFR or SOFR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

(2)	then the Administrative Agent will give notice thereof to the Borrower and the Lenders by telephone, facsimile transmission or e-mail as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any applicable Borrowing to, or continuation of any such Borrowing as, a SOFR Revolving Facility Borrowing will be ineffective and such Borrowing will be converted to or continued as on the last day of the Interest Period applicable thereto an ABR Borrowing, and (ii) if any Borrowing Request requests a SOFR Revolving Facility Borrowing, such Borrowing will be made as an ABR Borrowing.

(~~2~~3) Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current

Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(~~3~~4) Benchmark Replacement Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(~~4~~5) Notices; Standards for Decisions and Determinations.  The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(5) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(~~5~~6) Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will be not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(~~6~~7) Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Revolving Facility Borrowing of, conversion to or continuation of SOFR Revolving Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

Section 2.15 Increased Costs.

(1)	If any Change in Law:

(a)	imposes, modifies or deems applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank;

(b)	imposes on any Lender or Issuing Bank any condition (other than Taxes) affecting this Agreement or SOFR Revolving Loans made by such Lender or any Letter of Credit or participation therein; or

(c)	subjects any Recipient to any Taxes (other than (i) Indemnified Taxes and (ii) Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any SOFR Revolving Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or

Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(2)	If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(3)	A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (1) or (2) of this Section 2.15 will be delivered to the Borrower and will be conclusive absent manifest error. The Borrower will pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten days after receipt thereof.

(4)	Promptly after any Lender or any Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank will notify the Borrower thereof. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 will not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower will not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above will be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments.  Except as otherwise set forth herein, the Borrower will compensate each Lender for the actual out-of-pocket loss, cost and expense (excluding loss of anticipated profits) attributable to the following events:

(1)	the payment of any principal of any SOFR Revolving Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default);

(2)	the conversion of any SOFR Revolving Loan other than on the last day of the Interest Period applicable thereto;

(3)	the failure to borrow, convert, continue or prepay any SOFR Revolving Loan on the date specified in any notice delivered pursuant hereto; or

(4)	the assignment of any SOFR Revolving Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19.

A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 will be delivered to the Borrower and will be conclusive absent manifest error.  The Borrower will pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

Section 2.17 Taxes.

(1)	Any and all payments by or on account of any obligation of any Loan Party hereunder will be made free and clear of and without deduction for any Indemnified Taxes; provided that if a Loan Party is required to deduct any Indemnified Taxes from such payments, then (a) the sum payable will be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the amount it would have received had no such deductions been made; (b) such Loan Party will make such deductions; and (c) such Loan Party will timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(2)	In addition, the Loan Parties will pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(3)	Each Loan Party will, jointly and severally, indemnify the Administrative Agent and each Lender, within ten days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender (other than as a result of the Administrative Agent’s or any Lender’s gross negligence or willful misconduct) on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, will be conclusive absent manifest error.

(4)	As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party will deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(5)	(a) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.17(5)(b), 2.17(5)(c) and 2.17(6) below) will not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(b)	Without limiting the effect of Section 2.17(5)(a) above, each Foreign Lender will deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable:

(i)	in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States of America is a party, (A) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (B) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)	duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto);

(iii)	in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of the applicable Exhibit G to the effect that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code; (2) a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code; or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any subsequent versions thereof or successors thereto);

(iv)	to the extent a Foreign Lender is not the Beneficial Owner, executed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, Internal Revenue Service Form W-9, and/or other certification documents from each Beneficial Owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner; or

(v)	any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

In addition, in each of the foregoing circumstances, each Foreign Lender will deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender will promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States of America or other taxing authorities for such purpose).  In addition, each Lender that is not a Foreign Lender will deliver to the Borrower and the Administrative Agent two copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) on or before the date such Lender becomes a party and upon the expiration of any form previously delivered by such Lender.  Notwithstanding any other provision of this paragraph, a Lender will not be required to deliver any form pursuant to this paragraph (5) that such Lender is not legally able to deliver;

(c)	Truist Bank in its capacity as the Administrative Agent (and any Person succeeding the Administrative Agent upon assignment or succession under Section 9.09, if applicable) will also deliver, to the Borrower, on or prior to the execution and delivery of this Agreement, (i) two duly completed copies of Internal Revenue Service form W-9 with respect to any amounts payable to Truist Bank for its own account (or other withholding certification as appropriate) and (ii) if applicable, two duly completed copies of Internal Revenue Service Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments, with the effect that the Borrower can make payments to Truist Bank (acting as the Administrative Agent) without deduction or withholding of any taxes imposed by the United States.

(6)	If a payment made to a Recipient under any Loan Document would be subject to a Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (6), “FATCA” will include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(7)	If the Administrative Agent or any Lender determines, in its sole discretion, exercised in good faith, that it has received a refund (including a credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it will pay over reasonably promptly such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.17(7) will not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems, in good faith, to be confidential) to the Loan Parties or any other Person.

(8)	Each party’s obligations under this Section 2.17 will survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(9)	For purposes of this Section 2.17, the term “applicable law” includes FATCA and the term “Lender” includes any Issuing Bank.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(1)	Unless otherwise specified, the Borrower will make each payment required to be made by it hereunder (whether of principal, interest, fees, reimbursement of L/C Disbursements or otherwise) prior to 2:00 p.m., New York City time, at the Payment Office, except payments to be made directly to the applicable Issuing Bank or Swingline Lender as expressly provided herein and except that (unless the Borrower, the Administrative Agent and the applicable Persons otherwise agree) payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 will be made directly to the Persons entitled thereto, on the date when due. All payments shall be in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. The Administrative Agent will distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof and will make settlements with the Lenders with respect to other payments at the times and in the manner provided in this Agreement. Except as otherwise provided herein, if any payment hereunder is due on a day that is not a Business Day, the date for payment will be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon will be payable for the period of such extension.  Any payment required to be made by the Administrative Agent hereunder will be deemed to have been made by the time required if the Administrative Agent, at or before such time, has taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(2)	[Reserved].

(3)	Except as otherwise provided in this Agreement, if (a) at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, unreimbursed L/C Disbursements, interest and fees and other Obligations then due from the Borrower hereunder or (b) at any time during a Cash Dominion Period (including in connection with any termination of the Revolving Facility Commitments pursuant to Section 8.01) and the Administrative Agent or the Collateral Agent receives proceeds of Collateral, such funds will be applied,

(i)	first, toward payment of any expenses, fees and indemnities due to the Agents, Swingline Lender and each Issuing Bank hereunder;

(ii)	second, toward payment of unreimbursed L/C Disbursements, Protective Advances, Overadvances and the principal amount of any Swingline Loans then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of unreimbursed L/C Disbursements, Protective Advances, Overadvances and principal amount of Swingline Loans then due to such parties;

(iii)	third, toward payment of interest and fees then due from the Borrower hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iv)	fourth, on a ratable basis, toward (a) payment of other principal then due from the Borrower hereunder with respect to any Revolving Facility Credit Exposure, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties and (b) payment of Specified Hedge Obligations up to the amount of Specified Pari Hedge Amount existing therefor, ratably among the parties entitled thereto in accordance with the amounts of such Specified Hedge Obligations then due to such parties;

(v)	fifth, if an Event of Default has occurred and is continuing, to cash collateralize Letters of Credit issued for the account of the Borrower or any Subsidiary in accordance with Section 2.05(11);

(vi)	sixth, to pay any other Obligations (excluding any (x) Obligations with respect to Refinancing Term Loans, (y) Cash Management Obligations or (z) Specified Hedge Obligations) ratably among the parties thereto in accordance with such amounts so owed them;

(vii)	seventh, to payment of other Specified Hedge Obligations then due from the Borrower or any Subsidiary Loan Party, ratably among the parties entitled thereto in accordance with the amounts of Specified Hedge Obligations then due to such parties;

(viii)	eighth, to payment of Cash Management Obligations of the Borrower or any Subsidiary Loan Party then due from the Borrower or such Subsidiary Loan Party, ratably among the parties entitled thereto in accordance with the amounts of such Cash Management Obligations then due to such parties;

(ix)	ninth, to payment of all other Obligations (other than those relating to Refinancing Term Loans) of the Borrower then due and payable, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

(x)	tenth, toward payment of interest then due from the Borrower hereunder with respect to the Refinancing Term Loans, ratably among the parties entitled thereto in accordance with the amounts of interest then due to such parties;

(xi)	eleventh, toward payment of principal then due from the Borrower hereunder with respect to the Refinancing Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties; and

(xii)	twelfth, to payment of all other Obligations of the Borrower then due and payable with respect to the Refinancing Term Loans, ratably among the parties entitled thereto in accordance with the amounts of such Obligations then due to such parties;

provided that the application of such proceeds at all times will be subject to the application of proceeds provisions contained in any applicable Intercreditor Agreement.

(4)	Except as otherwise provided in this Agreement and subject to express priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Revolving Loans or participations in L/C Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in L/C Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value)

participations in the Revolving Loans and participations in L/C Disbursements of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in L/C Disbursements; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (4) will not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or participations in L/C Disbursements to any assignee or participant other than to the Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (4) apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(5)	Subject to the priorities set forth in Section 2.18(3) above, if any Lender, by exercising any right of set-off or counterclaim or otherwise, obtains payment in respect of any principal of or interest on any of its Refinancing Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Refinancing Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion will purchase (for cash at face value) participations in the Refinancing Term Loans of other Lenders to the extent necessary so that the benefit of all such payments will be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Refinancing Term Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations will be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this paragraph (5) will not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Refinancing Term Loans to any assignee or participant other than to the Borrower or any other Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (5) apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(6)	Unless the Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(7)	If any Lender fails to make any payment required to be made by it pursuant to Section 2.05(4) or (5), 2.06(2) or 2.18(6), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders.

(1)	If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender will use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or assign its rights and obligations hereunder to another of its offices, branches or Affiliates if, in the reasonable judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (b) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(2)	If any Lender requests compensation under Section 2.15 or is a Defaulting Lender, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that assumes such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent, Swingline Lender and the

Issuing Bank, which consent shall not unreasonably be withheld, to the extent the consent of such Person would be required under Section 10.04 for an assignment of Loans or Commitments to such Person, (b) such Lender has received payment of an amount equal to the outstanding principal of its Loans and funded participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and (c) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments.  No action by or consent of the Defaulting Lender will be necessary in connection with such removal or assignment. In connection with any such assignment, the Borrower, the Administrative Agent, the Defaulting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Defaulting Lender does not comply with Section 10.04 within three Business Days after the Administrative Agent’s or the Borrower’s request, compliance with Section 10.04 will not be required to effect such assignment. Nothing in this Section 2.19 will be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender.

(3)	If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that, pursuant to the terms of Section 10.08, requires the consent of such Lender and with respect to which the Required Lenders have granted their consent, then the Borrower will have the right (unless such Non-Consenting Lender grants such consent) at its sole expense, to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, Swingline Lender and the Issuing Bank to the extent the consent of such Person would be required under Section 10.04 for an assignment of Loans or Commitments to such Person; provided that (a) all Obligations of the Borrower owing to such Non-Consenting Lender (including any amounts due under Section 2.15, 2.16 or 2.17) being removed or replaced will be paid in full to such Non-Consenting Lender concurrently with such assignment and (b) such Non-Consenting Lender will have received payment of an amount equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender will be necessary in connection with such removal or assignment, which will be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender will otherwise comply with Section 10.04; provided that if such Non-Consenting Lender does not comply with Section 10.04 within three Business Days after the Administrative Agent’s or the Borrower’s request therefor, compliance with Section 10.04 will not be required to effect such assignment.

Section 2.20 Illegality.  If any Lender reasonably determines that any change in law has made it unlawful, or if any Governmental Authority has asserted after the Amendment No. 1 Effective Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any SOFR Revolving Loans, then, upon notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue SOFR Revolving Loans or to convert ABR Borrowings to SOFR Revolving Facility Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either convert all SOFR Revolving Facility Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such SOFR Revolving Facility Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans.  Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

Section 2.21 Incremental Facilities.

(1)	Notice. At any time and from time to time, on one or more occasions, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent, increase the Revolving Facility Commitments (each such increase, an “Incremental Revolving Facility Increase” or “Incremental Facility”, and such additional Revolving Facility Commitments, the “Incremental Commitments”).

(2)	Ranking. Any Incremental Commitments will (a) rank pari passu in right of payment with the Revolving Facility Claims and (b) be secured by the Collateral on a pari passu basis with the Revolving Facility Claims.

(3)	Size. The principal amount of commitments in respect of Incremental Revolving Facility Increases received pursuant to this Section 2.21 will not exceed, in the aggregate, an amount equal to the greater of (a) $150,000,000 and (b) on the date of any such increase, the amount by which the Borrowing Base in effect at such time exceeds the aggregate Revolving Facility Commitments at such time (which shall not be a negative number).

Each Incremental Revolving Facility Increase received pursuant to this Section 2.21 will be in an integral multiple of $1.0 million and in a minimum aggregate principal amount of $10.0 million (or such lesser minimum amount approved by the Administrative Agent); provided that such amount may be less than such minimum amount or integral multiple amount without the Administrative Agent’s consent if such amount represents all of the remaining availability in respect of Incremental Revolving Facility Increases available pursuant to this Section 2.21 at such time.

(4)	Incremental Lenders. Incremental Facilities may be provided by any existing Lender (it being understood that no existing Lender will have an obligation to provide any Incremental Facility), or any Additional Lender (collectively, the “Incremental Lenders”); provided that the Administrative Agent, Swingline Lender and each Issuing Bank at the time of effectiveness of such Incremental Facility shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to any Additional Lender’s provision of such Incremental

Facility if such consent by such Person would be required under Section 10.04 for an assignment of Commitments or Loans to such Additional Lender. The existing Lenders will not have any right to participate in any arrangement of, and will not have any right of first refusal or other right to provide all or any portion of, any Incremental Facility except to the extent the Borrower and the arrangers thereof, if any, in their discretion, choose to invite or include any such existing Lender (which may or may not apply to all existing Lenders and may or may not be pro rata among existing Lenders). Final allocations in respect of any Incremental Facilities will be made by the Borrower together with the arrangers thereof, if any, in their discretion, in accordance with this Section 2.21.

(5)	Incremental Facility Amendments; Use of Proceeds. Each Incremental Facility will become effective pursuant to an amendment (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement) (each, an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, the Administrative Agent and, with respect to any amendment (or amendment and restatement) of this Agreement, each Incremental Lender providing such Incremental Facility. Incremental Facility Amendments may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Amendment, this Agreement and the other Loan Documents, as applicable, will be deemed amended (or amended and restated) to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby. This Section 2.21 shall supersede any provisions in Section 2.18 or 10.08 to the contrary. The Borrower and its Restricted Subsidiaries may use the proceeds of the Incremental Facility for any purpose not prohibited by this Agreement.

(6)	Conditions. The initial availability of any Incremental Facility will be subject solely to the following conditions, subject, for the avoidance of doubt, to Section 1.09, measured on the date of the initial incurrence under (or, as applicable, pursuant to Section 1.09, receipt of commitments with respect to) any such Incremental Facility:

(a)	no Event of Default shall have occurred and be continuing on the date such Incremental Facility is incurred or would exist immediately after giving effect thereto; provided that the condition set forth in this clause (a) may be waived or not required (other than with respect to any Specified Event of Default) by the Persons providing such Incremental Facility in connection with a Permitted Acquisition or other Investment permitted hereunder;

(b)	the representations and warranties in the Loan Documents will be true and correct in all material respects (except for representations and warranties that are already qualified by materiality, which representations and warranties will be accurate in all respects) immediately prior to, and immediately after giving effect to, the incurrence of such Incremental Facility; provided that the condition set forth in this clause (b) may be waived or not required (other than with respect to the Specified Representations) in connection with a Permitted Acquisition or other Investment permitted hereunder; and

(c)	such other conditions (if any) as may be required by the Incremental Lenders providing such Incremental Facility, unless such other conditions are waived by such Incremental Lenders.

(7)	Terms. Any Incremental Facility will be on the terms set forth in the Loan Documents, as amended by the applicable Incremental Facility Amendment; provided that (a) any Incremental Commitments will (x) rank pari passu in right of payment with the Revolving Facility Claims (except with respect to the proceeds of Permitted Refinancing Indebtedness or Credit Agreement Refinancing Indebtedness), (y) be secured by Collateral on a pari passu basis with the Revolving Facility Claims and (z) be on terms and pursuant to documentation applicable to the Revolving Facility Commitments and will form a part of the existing Revolving Facility; provided that Applicable Margin and Applicable Commitment Fees, in each case, applicable to Revolving Facility Commitments and the Revolving Loans may be increased without the consent of any Lender, in connection with the incurrence of any Incremental Commitments such that the Applicable Margin and the Applicable Commitment Fee Percentage of the Revolving Facility Commitments are identical to those of any Incremental Commitments; provided, further, that any commitment, arrangement, upfront or similar fees for such Incremental Commitments will be as determined by a Responsible Officer of the Borrower and the lenders providing such Incremental Commitments and (b) no Incremental Commitments may mature prior to the Maturity Date with respect to the Revolving Facility Commitments existing on the Amendment No. 1 Effective Date.

(8)	Reallocation. Upon each Incremental Revolving Facility Increase in accordance with this Section 2.21:

(a)	each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Incremental Lender providing a portion of such increase, and each such Incremental Lender will automatically and without further act be deemed to have assumed a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit and Swingline Loans held by each Revolving Lender will equal the percentage of the aggregate Revolving Facility

Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment; and

(b)	the Administrative Agent may, in consultation with the Borrower, take any and all actions as may be reasonably necessary to ensure that, after giving effect to such Lender’s Incremental Commitments, the percentage of the aggregate Revolving Facility Commitments held by each Lender (including each such Incremental Lender) will equal the percentage of the aggregate Revolving Facility Commitments of all Lenders represented by such Lender’s Revolving Facility Commitment, which may be accomplished, at the discretion of the Administrative Agent following consultation with the Borrower, by:

(i)	requiring any outstanding Loans to be prepaid with the proceeds of a new Borrowing;

(ii)	causing non-increasing Lenders to assign portions of their outstanding Loans to Incremental Revolving Lenders; or

(iii)	a combination of the foregoing.

Section 2.22 Refinancing Amendments.

(1)	Refinancing Term Loans. At any time after the Amendment No. ~~1~~2 Effective Date, the Borrower may obtain from any Lender or any Additional Lender, at its election, Credit Agreement Refinancing Indebtedness in the form of term loans under a new term loan facility hereunder (“Refinancing Term Loans”) pursuant to a Refinancing Amendment. All Refinancing Term Loans shall be secured on a pari passu basis with the Revolving Facility Claims; provided that (a) any payments in respect thereof shall be subordinated as required by this Agreement, including (without limitation) as set forth in Section 2.18(3) and (b) such Refinancing Term Loans shall be subject to the FILO Intercreditor Provisions.

(2)	Refinancing Amendments. The effectiveness of any Refinancing Amendment will be subject only to the satisfaction on the date thereof of such of the conditions as may be requested by the providers of the Refinancing Term Loans. The Administrative Agent will promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement will be deemed amended (or amended and restated, as applicable) to the extent (but only to the extent) necessary to reflect the existence and terms of the Refinancing Term Loans incurred pursuant thereto (including any amendments necessary to treat the term loans subject thereto as Refinancing Term Loans).

(3)	Required Consents. Any Refinancing Amendment may, without the consent of any Person other than the Administrative Agent, the Borrower and the Lenders or Additional Lenders providing the applicable Refinancing Term Loans, effect such amendments (or amendments and restatements) to this Agreement and the other

Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.22.  This Section 2.22 supersedes any provisions in Section 10.08 to the contrary. The transactions contemplated by this Section 2.22 will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.11 and 2.18) or any other Loan Document that may otherwise prohibit any transaction contemplated by this Section 2.22 will not apply to any of the transactions effected pursuant to this Section 2.22.

(4)	Providers of Refinancing Term Loans. Refinancing Term Loans may be provided by any existing Lender (it being understood that no existing Lender shall have an obligation to make all or any portion of any Refinancing Term Loan) or by any Additional Lender. It is understood that any Lender approached to provide all or a portion of Refinancing Term Loans may elect or decline, in its sole discretion, to provide such Refinancing Term Loans (it being understood that there is no obligation to approach any existing Lenders to provide any Refinancing Term Loans).

Section 2.23 Extensions of Loans and Revolving Commitments.

(1)	Extension Offers. Pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Revolving Loans or all Refinancing Term Lenders (and with respect to any Extension Offer each Lender may, in its sole discretion, choose whether to accept or reject such Extension Offer), with a like Maturity Date, the Borrower may extend the Maturity Date of each such Lender’s Loans or Revolving Facility Commitments and otherwise modify the terms of such Loans or Revolving Facility Commitments pursuant to the terms of the relevant Extension Offer, including by increasing the interest rate or fees payable in respect to such Revolving Facility Commitments (each, an “Extension,” and each group of Loans or Revolving Facility Commitments so extended, as well as the original Loans or Revolving Facility Commitments not so extended, being a “tranche”). Each Extension Offer will specify the minimum amount of Revolving Facility Commitments with respect to which an Extension Offer may be accepted, which will be an integral multiple of $1.0 million and an aggregate principal amount that is not less than $10.0 million (or (a) if less, the aggregate principal amount of such Revolving Facility Commitments or (b) such lesser minimum amount as is approved by the Administrative Agent, such consent not to be unreasonably withheld, conditioned or delayed), and will be made on a pro rata basis to all Lenders having Revolving Facility Commitments with a like Maturity Date. If the aggregate outstanding principal amount of Loans and Revolving Facility Commitments (calculated on the face amount thereof) in respect of which Lenders have accepted an Extension Offer exceeds the maximum aggregate principal amount of Loans and Revolving Facility Commitments offered to be extended pursuant to an Extension Offer, then the Loans and Revolving Facility Commitments of such Lenders will be extended ratably up to such maximum amount based on the Revolving Facility Commitments of or the principal amounts (but not to exceed actual holdings of record) with respect to which the Lenders that have accepted such Extension Offer.  There is no requirement that any Extension Offer or Extension Amendment (defined as follows) be subject to any “most favored nation” pricing provisions.  The terms of an Extension Offer will be determined by the Borrower and an Extension Offer may contain one or more conditions to its effectiveness, including that a minimum amount of Loans or Revolving Facility Commitments or any or all applicable tranches be tendered.

(2)	Extension Amendments. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement or such Loan Document, as applicable) (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches in respect of Extended Commitments (and related Extended Loans) and such amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches, in each case, on terms consistent with this Section 2.23. This Section 2.23 supersedes any provisions in Section 2.18 or 10.08 to the contrary. Except as otherwise set forth in an Extension Offer, there will be no conditions to the effectiveness of an Extension Amendment. Extensions will not constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(3)	Terms of Extension Offers and Extension Amendments. The terms of any Extended Commitments (and related Extended Loans) will be set forth in an Extension Offer and as agreed between the Borrower and the Extending Lenders accepting such Extension Offer; provided that:

(a)	the final maturity date of such Extended Loans will be no earlier than the Latest Maturity Date applicable to the Revolving Loans or Revolving Facility Commitments subject to such Extension Offer;

(b)	any Extended Loans or Revolving Facility Commitments may participate on a pro rata basis or less than pro rata basis (but not greater than a pro rata basis other than with respect to proceeds of Permitted Refinancing Indebtedness or Credit Agreement Refinancing Indebtedness) in mandatory prepayments of Loans or mandatory terminations of Revolving Facility Commitments;

(c)	such Extended Loans or Revolving Facility Commitments are not secured by any assets or property that does not constitute Collateral;

(d)	such Extended Loans or Revolving Facility Commitments are not guaranteed by any Person other than a Subsidiary Loan Party; and

(e)	the other terms and conditions applicable to the Extended Loans or Extended Commitments are substantially identical to, or, taken as a whole, no more favorable to the lenders or holders providing such Extended Loans or Extended Commitments than those applicable to the Revolving Loans or Revolving Facility Commitments subject to such Extension Offer (except for covenants applicable only to periods after the Latest Maturity Date of the Revolving Loans or Revolving Facility Commitments subject to such Extension Offer) (provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Extended Loans or Extended Commitments together with a reasonably detailed description of the material covenants and event of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (e) shall be conclusive evidence that such Indebtedness satisfies this clause (e) unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); provided that this clause (e) will not apply to (i) terms addressed in the preceding clauses (a) through (d), (ii) interest rate, rate floors, fees, funding discounts and other pricing terms, (iii) redemption, prepayment or other premiums, or (iv) payment, optional prepayment or redemption terms.

Any Extended Loans will constitute a separate tranche of Loans from the Loans held by Lenders that did not accept the applicable Extension Offer and such Loans shall also be subject to the requirements set forth in Section 2.22 with regards to the terms and conditions applicable to Refinancing Term Loans.

(4)	Required Consents. No consent of any Lender or any other Person will be required to effectuate any Extension, other than the consent of the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), the Borrower and each Extending Lender participating in such Extension with respect to one or more of its Loans or Revolving Facility Commitments. The transactions contemplated by this Section 2.23 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Loans or Extended Commitments on such terms as may be set forth in the relevant Extension Offer) will not require the consent of any other Lender or any other Person, and the requirements of any provision of this Agreement (including Sections 2.18 and 10.08) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.23 will not apply to any of the transactions effected pursuant to this Section 2.23.

Section 2.24 Defaulting Lenders.

(1)	Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)	Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement is restricted as set forth in Section 10.08.

(b)	Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), will be applied at such time or times as may be determined by the Administrative Agent as follows:

(i)	first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

(ii)	second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder;

(iii)	third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit;

(iv)	fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

(v)	fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Revolving Loans under this Agreement;

(vi)	sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or any Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or any Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement;

(vii)	seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the Loan Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

(viii)	eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction;

provided that if such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment will be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender.  Any payments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.24(1)(b) will be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c)	Certain Fees. Such Defaulting Lender (i) will not be entitled to receive any Commitment Fee pursuant to Section 2.12(1) or otherwise for any period during which that Lender is a Defaulting Lender (and the Borrower will not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) will not be entitled to receive any L/C Participation Fee pursuant to Section 2.12(2) or otherwise for any period during which that Lender is a Defaulting Lender (although the Borrower will be required to pay any such L/C Participation Fee that otherwise would have been required to have been paid to such Defaulting Lender to the non-Defaulting Lenders or Issuing Banks, in accordance with (and to the extent of) any reallocation of Fronting Exposure to non-Defaulting Lenders or as may be retained by the Issuing Bank as cash collateral in accordance herewith, as the case may be).

(d)	Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05 or Swingline Loans pursuant to Section 2.04, the Revolving Facility Percentage of each non-Defaulting Lender will be computed without giving effect to the Commitment of such Defaulting Lender; provided, that, each such reallocation will be given effect only to the extent such that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans, as applicable, will not exceed the positive difference, if any, of (i) the Revolving Facility Commitment of such non-Defaulting Lender minus (ii) the aggregate outstanding amount of the Revolving Loans of such Defaulting Lender.

(e)	Elimination of Remaining Fronting Exposure. At any time that there exists a Defaulting Lender and the reallocation described in clause (d) above cannot, or can only partially, be effected, promptly upon the request of the Administrative Agent, any Issuing Bank or any Swingline Lender, the Borrower will (without prejudice to any right or remedy available to it hereunder or under law) (i) first, prepay any Swingline Loans in an amount equal to the Swingline Lender’s Swingline Exposure with respect to such Defaulting Lender and (ii) second, deliver cash collateral in an amount to be agreed between the Borrower and each applicable Issuing Bank, but no greater than 105% of the outstanding amount of the applicable Letters of Credit to the Administrative Agent in accordance with the procedures set forth in Section 2.05(11) in an amount sufficient to cover all Fronting Exposure of the Revolving Facility L/C Exposure (after giving effect to Section 2.24(1)(d)) which will be held as security for the reimbursement obligations of the Borrower with respect to the Revolving Facility L/C Exposure.

(2)	Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Banks and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Facility Percentages (without giving effect to Section 2.24(1)(d)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(3)	Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Commitment of any Lender that is a Defaulting Lender upon not less than three Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 2.24(1)(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination shall not be deemed to be a waiver or release of any claims any Loan Party, any Agent, any Issuing Bank, any Swingline Lender or any Lender may have against such Defaulting Lender.

(4)	New Swingline Loans. So long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Swingline Exposure after giving effect to such Swingline Loan.

ARTICLE III

Representations and Warranties

To induce the Lenders to make any extension of credit hereunder on or after the Closing Date, the Borrower, with respect to itself and each of the Restricted Subsidiaries, represents and warrants (i) on the Closing Date solely to the extent set forth in Section 4.01(9) and (ii) thereafter, on the Amendment No. ~~1~~2 Effective Date and any other date of any Borrowing or any other extension of credit hereunder to the extent otherwise required hereunder (and subject, for the avoidance of doubt, to Section 1.09), each of the following to each Agent and to each of the Lenders:

Section 3.01 Organization; Powers.  The Borrower and each Loan Party:

(1)	is a Person duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (to the extent such status or an analogous concept applies to such an organization or in such jurisdiction);

(2)	has all requisite corporate or other organizational power and authority to own its property and assets and to carry on its business as now conducted;

(3)	is qualified to do business in each jurisdiction where such qualification is required, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect; and

(4)	has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is a party and each other agreement or instrument contemplated thereby to which it is a party.

Section 3.02 Authorization; No Contravention.

(1)	The execution, delivery and performance by the Loan Parties of each of the Loan Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action.

(2)	The execution, delivery and performance by each Loan Party of each Loan Document to which such Loan Party is a party and the consummation of the Transactions will not:

(a)	result in a breach or contravention of, or the creation of any Lien (other than any Liens created by the Loan Documents and Permitted Lien) upon the property or assets of such Loan Party or any of the Restricted Subsidiaries under (i) any Contractual Obligation to which such Loan Party is a party or affecting such Loan Party or the properties or assets of such Loan Party or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Loan Party or its property or assets is subject;

(b)	violate applicable Law; or

(c)	contravene the terms of its Organizational Documents;

except with respect to clauses (a) and (b) of this Section 3.02(2) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03 Enforceability.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to:

(1)	the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws (including Debtor Relief Laws) affecting creditors’ rights generally;

(2)	general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(3)	implied covenants of good faith and fair dealing; and

(4)	any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Non-U.S. Subsidiaries.

Section 3.04 Governmental Approvals.  No material action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for:

(1)	filings necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties;

(2)	filings which may be required under Environmental Laws;

(3)	filings as may be required under the Exchange Act and applicable stock exchange rules in connection therewith;

(4)	such as have been made or obtained and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Security Documents);

(5)	such actions, consents, approvals, registrations or filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Title to Properties; Liens. Each of the Borrower and the Subsidiary Loan Parties has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all of its Real Properties and valid title to its personal property and assets, in each case, except for Permitted Liens or defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, in each case, except where the failure to have such title, interest or easement would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  All such properties and assets are free and clear of Liens, other than Permitted Liens.

Section 3.06 Subsidiaries. Schedule 3.06 sets forth as of the Amendment No. ~~1~~2 Effective Date and after giving effect to the Amendment No. ~~1~~2 Transactions, the name and jurisdiction of incorporation, formation or organization of the Borrower and each Restricted Subsidiary and, as to each Restricted Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any other Subsidiary of the Borrower.

Section 3.07 Litigation; Compliance with Laws.

(1)	There are no actions, suits or proceedings, or, to the knowledge of the Borrower, investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights (including any studies, tests or preclinical or clinical trials) of any such Person (excluding any actions, suits or proceedings arising under or relating to any Environmental Laws, which are subject to Section 3.13, but including in respect of any Health Care Law), in each case, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(2)	To the knowledge of the Borrower, none of the Borrower, any Restricted Subsidiary or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval, or any building permit, but excluding any Environmental Laws, which are subject to Section 3.13) or any restriction of record or agreement affecting any property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)	~~Each of the Borrower and its Restricted Subsidiaries have, and they and their products are in conformance with, all authorizations, approvals, licenses, permits, certificates, or exemptions required by the FDA or other Governmental Authority under the Health Care Laws (the “Healthcare Permits”) to conduct their businesses as currently conducted or as reasonably anticipated, except where a failure to have or conform with such Healthcare Permits would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Borrower nor its Restricted Subsidiaries have received any written notice from the FDA or any other Governmental Authority that it is considering materially limiting, suspending, or revoking any Healthcare Permit (nor, to the knowledge of the Borrower, are any such actions threatened). The Borrower and its Restricted Subsidiaries have made all material notifications, modifications, submissions, and~~

~~reports required to be made to the FDA or any other Governmental Authority under the Healthcare Permits and Health Care Laws, and to the knowledge of the Borrower, all such notifications, modifications, submissions, or reports were true, complete, and correct in all material respects.~~[Reserved].

(4)	~~In the past two years: (i) all products manufactured, tested, investigated, marketed, sold or distributed by or on behalf of the Borrower and its Restricted Subsidiaries have been and are in compliance in all material respects with all applicable Health Care Laws and any other applicable Laws; (ii) neither the Borrower nor its Restricted Subsidiaries have received any written warning letter or other written notice regarding a material violation of any Health Care Laws, nor are they subject to any continuing material obligation arising under any warning letter or other notice of material violation of any Health Care Laws; and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no product manufactured, marketed, sold or distributed by or on behalf of the Borrower and its Restricted Subsidiaries has been seized, withdrawn, recalled, subject to a detention order, safety alert or suspension by the FDA or other Governmental Authority and, to the knowledge of the Borrower, there are no facts or circumstances (including pending or threatened proceedings) reasonably likely to cause any of the foregoing.~~[Reserved].

(5)	~~Neither the Borrower nor its Restricted Subsidiaries nor, to the knowledge of the Borrower, any of their respective officers, directors, employees, agents or contractors have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid).~~[Reserved].

Section 3.08 Federal Reserve Regulations.

(1)	None of the Borrower or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(2)	No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund Indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

Section 3.09 Investment Company Act.  None of the Borrower or any Subsidiary Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.10 Use of Proceeds. The Borrower shall use the proceeds of the Revolving Loans, and may request the issuance of Letters of Credit, for working capital and other general corporate purposes (including for capital expenditures, Permitted Investments, Restricted

Payments and the repayment or refinancing of Indebtedness, in each case to the extent not prohibited hereunder and any other uses not prohibited by the Loan Documents).

Section 3.11 Tax Returns.  Except as set forth on Schedule 3.11:

(1)	Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it; and

(2)	Each of the Borrower and the Restricted Subsidiaries has timely paid or caused to be timely paid (a) all Taxes shown to be due and payable by it on the returns referred to in clause (1) of this Section 3.11 and (b) all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date, in each case (A) which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, ~~in each case~~or (B) except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which, if applicable, the Borrower or any Restricted Subsidiary (as the case may be) has set aside on its books adequate reserves in accordance with GAAP.

Section 3.12 No Material Misstatements.

(1)	All written factual information and written factual data (other than the Projections, estimates and information of a general economic or industry specific nature) concerning the Borrower or any Restricted Subsidiary that has been made available to the Administrative Agent or the Lenders, directly or indirectly, by or on behalf of the Borrower or any Restricted Subsidiary in connection with the Transactions, when taken as a whole and after giving effect to all supplements and updates provided thereto, is correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made.

(2)	The Projections that have been made available to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Transactions, when taken as a whole, have been prepared in good faith based upon assumptions that are believed by the Borrower to be reasonable at the time made and at the time delivered to the Administrative Agent or the Lenders, it being understood by the Administrative Agent and the Lenders that:

(a)	the Projections are merely a prediction as to future events and are not to be viewed as facts;

(b)	the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower;

(c)	no assurance can be given that any particular Projections will be realized; and

(d)	actual results may differ and such differences may be material.

Section 3.13 Environmental Matters.  Except as set forth on Schedule 3.13 or as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(1)	each of the Borrower and the Restricted Subsidiaries is in compliance with all Environmental Laws (including having obtained and complied with all permits, licenses and other approvals required under any Environmental Law for the operation of its business);

(2)	none of the Borrower or any Restricted Subsidiary has received written notice of or is subject to any pending, or to the Borrower’s knowledge, threatened action, suit or proceeding alleging a violation of, or liability under, any Environmental Law that remains outstanding or unresolved;

(3)	to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by the Borrower or any Restricted Subsidiary and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any Restricted Subsidiary and transported to or Released at any location which, in each case, described in this clause (3), would reasonably be expected to result in liability to the Borrower or any Restricted Subsidiary; and

(4)	there are no agreements in which the Borrower or any Restricted Subsidiary has expressly assumed or undertaken responsibility for any known or reasonably anticipated liability or obligation of any other Person arising under or relating to Environmental Laws or Hazardous Materials.

Section 3.14 Security Documents.

(1)	Except as otherwise contemplated and subject to all exceptions, baskets, limitations and time periods to perfect afforded Loan Parties, in each case, hereunder or under any other Loan Documents, the Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal and valid Liens on the Collateral described therein; and when financing statements in appropriate form are filed in the offices specified on Schedule III to the Collateral Agreement, a short form grant of security interest in Intellectual Property Rights (in substantially the form of Exhibit II to the Collateral Agreement (for trademarks), Exhibit III to the Collateral Agreement (for patents) or Exhibit IV to the Collateral Agreement (for copyrights)) is properly filed in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and the Pledged Collateral described in the Collateral Agreement is delivered to the Collateral Agent (collectively, the “Perfection Actions”), the Liens on the Collateral granted pursuant to the Collateral Agreement will constitute fully perfected Liens on all right, title and interest of the grantors in such Collateral in which (and to the extent) a security interest can be perfected by taking the Perfection Actions under Article 9 of the Uniform Commercial Code, in each case prior to and superior in right of the Lien of any other Person (in each case, subject to Permitted Liens).

(2)	Notwithstanding anything herein (including this Section 3.14) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty (a) as to the effects of perfection or non-perfection, the priority or enforceability of any pledge of or security interest in any Excluded Assets or (b) as to the effects of perfection or non-perfection, the priority or enforceability of any pledge of or security interest in any Equity Interests of any Non-U.S. Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.15 Location of Real Property and Leased Premises.

(1)	Schedule 3.15(1) correctly identifies, in all material respects, ~~as of the Closing Date,~~ all material Real Property owned in fee by the Loan Parties~~. As of the Closing Date, the Loan Parties own in fee all the Real Property set forth as being owned by them on Schedule 3.15(1).~~ that is located in the U.S. that holds or stores, as of June 30, 2025, Inventory with an aggregate fair market value in excess of $250,000.

(2)	Schedule 3.15(2) lists correctly in all material respects, as of the ~~Closing~~Amendment No. 2 Effective Date, all material Real Property leased by any Loan Party and the addresses thereof. As of the ~~Closing~~Amendment No. 2 Effective Date, the Loan Parties have in all material respects valid leases on all material Real Property set forth as being leased by them on Schedule 3.15(2).

Section 3.16 Solvency.  On the ~~Closing~~Amendment No. 2 Effective Date, after giving effect to the consummation of the Amendment No. 2 Transactions, including the Borrowing of ~~the~~any Loans hereunder on such date, if applicable, and after giving effect to the application of the proceeds of such Loans, if applicable:

(1)	the fair value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, exceeds their debts and liabilities (subordinated, contingent or otherwise), on a consolidated basis;

(2)	the present fair saleable value of the property of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities (subordinated, contingent or otherwise), on a consolidated basis, as such debts and other liabilities become absolute and matured;

(3)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (subordinated, contingent or otherwise), on a consolidated basis, as such liabilities become absolute and matured; and

(4)	the Borrower and its Restricted Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Section 3.16, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

Section 3.17 Financial Statements; No Material Adverse Effect.

(1)	The consolidated balance sheets of the Borrower and its consolidated subsidiaries as at December 31, ~~2022~~2024, and the related statements of operations and cash flows of the Borrower and its consolidated subsidiaries fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.

(2)	Since December 31, ~~2022~~2024, there has been no event that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(3)	The forecasts of consolidated balance sheets and income statements of the Borrower and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date, when taken as a whole, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time furnished, it being understood that (i) no forecasts are to be viewed as facts, (ii) any forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and Affiliates, (iii) no assurance can be given that any particular forecasts will be realized and (iv) actual results may differ and such differences may be material.

Section 3.18 Insurance.  ~~Schedule 3.18 sets forth a true, complete and correct description of~~As of the Amendment No. 2 Effective Date, all material insurance maintained by or on behalf of the Borrower or any Restricted Subsidiary ~~as of the Closing Date.  As of such date, such insurance~~ is in full force and effect.

Section 3.19 USA PATRIOT Act; Anti-Corruption; Sanctions.

(1)	To the extent applicable, each of the Borrower and the Restricted Subsidiaries is in compliance, in all material respects, with the USA PATRIOT Act.

(2)	No part of the proceeds of the Loans will be used by the Borrower or any of the Restricted Subsidiaries, directly or indirectly, (i) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws, or (ii) in any manner that would result in the violation of any applicable Sanctions.

(3)	None of the Borrower or any Restricted Subsidiary, nor any of their respective directors or officers, nor, to the knowledge of the Borrower or any Restricted Subsidiary, any of their respective agents and employees is any of the following:

(a)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(b)	a Person owned or Controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(c)	a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(d)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e)	a Sanctioned Person.

(4)	The Borrower and the Restricted Subsidiaries, and their respective officers and directors, and, to the knowledge of the Borrower or any Restricted Subsidiary, their respective agents and employees, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that could reasonably be expected to result in the Borrower or any Restricted Subsidiary being designated as a Sanctioned Person.

(5)	The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 3.20 Intellectual Property Rights; Licenses, Etc.  Except as would not reasonably be expected to have a Material Adverse Effect:

(1)	the Borrower and each Restricted Subsidiary owns, or possesses the right to use, all of the patents, patent rights, inventions, know-how, trademarks, service marks, trade names, copyrights or mask works, domain names, trade secrets and other intellectual property rights (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses (provided the foregoing shall not be construed as a warranty with respect to non-infringement, misappropriation or other violation of any third party Intellectual Property Rights);

(2)	to the knowledge of the Borrower or any Restricted Subsidiary, neither the Borrower nor any of the Restricted Subsidiaries nor any Intellectual Property Rights, product, process, method, substance, part or other material now made, used, employed, sold or offered for sale by the Borrower or the Restricted Subsidiaries, nor the business of the Borrower or any of the Restricted Subsidiaries is infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person, but excluding any (i) infringement of any Intellectual Property Rights caused by the filing of any abbreviated new drug application for a product filed with the FDA pursuant to §505(j) of the United States Federal Food, Drug, and Cosmetic Act, as amended from time to time (the “FFDCA”) or by the filing of any new drug application for a product filed with the FDA pursuant to §505(b)(2) of the FFDCA and (ii) infringement of any Intellectual Property Rights alleged pursuant to a Paragraph IV Proceeding for which a Paragraph IV Certification Notice has been made; and

(3)	no claim or litigation (including any cease and desist letters) regarding any of the foregoing in (1) or (2) is pending or, to the knowledge of the Borrower, threatened. The representations set forth in Section 3.20(2) and this Section 3.20(3) are the only representations given by the Borrower (including on behalf of its Restricted Subsidiaries) with respect to non-infringement, no misappropriation and no other violation of Intellectual Property Rights.

Section 3.21 Employee Benefit Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and each of its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder with respect to all Plans.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to have a Material Adverse Effect.  Except as would not reasonably be expected to have a Material Adverse Effect, the present value of all accumulated benefit obligations under all Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plans, in the aggregate.

Section 3.22 Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (1) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened and (2) hours worked by and payment made based on hours worked to employees of each of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

Section 3.23 Borrowing Base Certificate.  At the time of delivery of each Borrowing Base Certificate, assuming that any eligibility criteria that requires the approval or satisfaction of the Administrative Agent has been approved by or is satisfactory to the Administrative Agent, each material Account reflected therein as eligible for inclusion in the Borrowing Base is an Eligible Account, the material Inventory reflected therein as eligible for inclusion in the Borrowing Base constitutes Eligible Inventory and the cash and Cash Equivalents reflected therein as eligible for inclusion in the Borrowing Base constitute Eligible Cash.

ARTICLE IV

Conditions of Lending

Section 4.01 Closing Date Conditions Precedent.  The obligations of (a) the Lenders to make Loans (including the Swingline Lender to make Swingline Loans) and (b) any Issuing Bank to issue Letters of Credit or amend, extend, reinstate or renew Letters of Credit hereunder (each, a “Credit Event”) on the Closing Date is subject to the satisfaction or waiver by the Administrative Agent, of the following conditions precedent:

(1)	Loan Documents. The Administrative Agent shall have received (a) this Agreement duly executed and delivered by a Responsible Officer of the Borrower, (b) the Collateral Agreement duly executed and delivered by a Responsible Officer of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties (including the related short form grants of security interest in Intellectual Property Rights duly executed and delivered by a Responsible Officer of each applicable Loan Party) and (c) an acknowledgment to the Closing Date Intercreditor Agreement (as defined in this Agreement as of the Amendment No. 1 Effective Date) duly executed and delivered by a Responsible Officer of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties.

(2)	Closing Date Refinancing. On the Closing Date the Closing Date Refinancing will be consummated and the Administrative Agent shall have received a duly executed payoff letters, in form and substance satisfactory to the Administrative Agent, in respect of the Existing Credit Facility.

(3)	Fees. Payment of all Fees required to be paid on the Closing Date pursuant to the Fee Letter and all other reasonable (and reasonably documented) out-of-pocket expenses required to be paid on the Closing Date.

(4)	Solvency Certificate. The Administrative Agent shall have received a solvency certificate substantially in the form attached hereto as Exhibit C.

(5)	Closing Date Certificates. The Administrative Agent shall have received such certificates of good standing from the applicable secretary of state (or other similar Governmental Authority) of the jurisdiction of organization of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties as of the Closing Date, customary resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower and its Restricted Subsidiaries that are Subsidiary Loan Parties as of the Closing Date evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which it is a party or is to be a party on the Closing Date, the Organizational Documents of each such Loan Party and, in the case of the Borrower including certification by a Responsible Officer of the Borrower that the conditions specified in clauses (7) and (9) of this Section 4.01 have been or substantially concurrent with the initial extension of credit hereunder on the Closing Date will be satisfied;

(6)	Legal Opinions. The Administrative Agent shall have received a customary legal opinion of Morgan, Lewis & Bockius LLP, special counsel to the Loan Parties.

(7)	No Material Adverse Effect. Since December 31, 2021, there shall not have been any change, effect, event, circumstance, occurrence or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(8)	Know Your Customer and Other Required Information. All outstanding documentation and other information about the Loan Parties required under applicable “know your customer” and anti-money laundering rules and regulations, as has been reasonably requested in writing by the Administrative Agent at least ten (10) Business Days prior to the Closing Date, will be provided not later than the date that is two (2) Business Days prior to the Closing Date.

(9)	Representations and Warranties. The representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects).

There are no conditions, implied or otherwise, to the making of the initial extension of credit on the Closing Date other than as set forth in the preceding clauses (1) through (9).  For purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02 All Credit Events After the Closing Date.  Except as set forth in Section 2.21(6), 2.22(2) and 2.23(2) and subject to Section 1.09, each Credit Event (including any Credit Event on the Closing Date) is subject solely to the satisfaction or waiver of the following conditions precedent:

(1)	The Administrative Agent shall have received, (i) in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with Section 2.03(4)), (ii) in the case of a Swingline Loan, a Swingline Borrowing Request as required by Section 2.04(2) or (iii) in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit (and if requested by such Issuing Bank, a letter of credit application) as required by Section 2.05(2).

(2)	The representations and warranties set forth in the Loan Documents will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties will be true and correct in all material respects (or, in the case of any representations and warranties qualified by materiality or Material Adverse Effect, in all respects) as of such earlier date).

(3)	At the time of and immediately after any Borrowing or issuance, amendment, extension or renewal of a Letter of Credit (other than an amendment, extension not beyond the Maturity Date, or renewal of a Letter of Credit without any increase in the stated amount thereof), as applicable, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

(4)	At the time after such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit, as applicable, the sum of, without duplication, of Revolving Loans, unreimbursed drawings under Letters of Credit and the face amount of undrawn amount of outstanding Letters of Credit does not exceed the Line Cap.

Each such Credit Event will be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (2), (3) and (4) of this Section 4.02.

There are no conditions, implied or otherwise, to the making of Loans after the Closing Date other than as set forth in the preceding clauses (1) through (4) of Section 4.02 and upon satisfaction or waiver of such conditions Loans will be made by the Lenders and any applicable Letters of Credit will be issued, amended, extended or renewed.

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations have been Paid in Full, unless the Required Lenders otherwise consent in writing, the Borrower will, and will cause each Restricted Subsidiary, to:

Section 5.01 Existence; Businesses and Properties.

(1)	Preserve, renew and keep in full force and effect its legal existence under the Laws of the jurisdiction of its incorporation or organization, except:

(a)	in the case of a Restricted Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect; or

(b)	in connection with a transaction permitted under Section 6.05.

(2)	(a) Do or cause to be done all things reasonably necessary to lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises,

authorizations, Intellectual Property Rights, licenses and rights with respect thereto material to the normal conduct of its business (including the Permits) and (b) maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear and casualty or condemnation excepted), in each case, except:

(i)	as expressly permitted by this Agreement;

(ii)	such as may expire, be abandoned or lapse in the ordinary course of business; or

(iii)	where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.02 Insurance.

(1)	Maintain, with insurance companies that the Borrower reasonably believes in good faith to be financially sound and reputable at the time the relevant coverage is placed or renewed, or with a Captive Insurance Subsidiary, insurance (including property, casualty and general liability) in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) and against such risks as are customarily maintained by similarly situated Persons engaged in the same or similar businesses operating in the same or similar locations, and cause, as is appropriate and customary and, solely with respect to insurance maintained in the United States, any state thereof or the District of Columbia, the Collateral Agent (a) to be listed as an additional insured on liability policies or (b) in the case of property and casualty policies, contain a loss payable clause or endorsement listing the Collateral Agent as a co-loss payee thereon. The Borrower will furnish to the Administrative Agent or Collateral Agent, upon reasonable written request, information in reasonable detail as to the insurance so maintained. Notwithstanding the foregoing, it is understood and agreed that no Loan Party will be required to maintain flood insurance unless any Real Property owned by it is required to be so insured pursuant to the ~~Flood Insurance Laws~~flood insurance laws because such Real Property is located in an area which has been identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the ~~Flood Insurance Laws~~flood insurance laws.

(2)	Use commercially reasonable efforts upon the Administrative Agent’s reasonable written request to: (a) if insurance is procured from insurance companies, obtain certificates and endorsements reasonably acceptable to the Administrative Agent with respect to property and casualty insurance; (b) cause each property and casualty insurance policy referred to in this Section 5.02 and procured from an insurance company to provide that it shall not be cancelled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent (giving the Administrative Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent; and (c) promptly deliver to the Administrative Agent a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent, including an insurance binder) together with evidence reasonably satisfactory to the Administrative Agent of payment of the premium therefor.

Section 5.03 Taxes.  Except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, pay and discharge promptly when due and payable all Taxes imposed upon it or its income or profits or in respect of its property, before the same becomes delinquent or in default; provided that such payment and discharge will not be required with respect to any Tax if (1) the validity or amount thereof is being contested in good faith by appropriate proceedings and (2) the Borrower or any affected Restricted Subsidiary, as applicable, has set aside on its books reserves in accordance with GAAP with respect thereto.

Section 5.04 Financial Statements, Reports, etc.  Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(1)	within 90 days following the end of each fiscal year, commencing with the fiscal year ended December 31, 2022, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and the Restricted Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such fiscal year and, in each case, commencing with the fiscal year ending December 31, 2022, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity will include supplemental statements eliminating the assets, liabilities, results of operations and cash flows of Rondo Acquisition and its Subsidiaries, and will be prepared in accordance with GAAP, audited by any independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception relating to an anticipated, but not actual, financial covenant default or an upcoming maturity date)) (the applicable financial statements delivered pursuant to this clause (1) being the “Annual Financial Statements”);

(2)	for the first three fiscal quarters of each fiscal year, within 45 days of such fiscal quarter end, (A) a consolidated balance sheet for the Borrower and the Restricted Subsidiaries as of the close of such fiscal quarter and (B) the consolidated results of operations and cash flows for the Borrower and the Restricted Subsidiaries during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, in each case (x) certified by a Responsible Officer of the

Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and (y) including supplemental statements eliminating the assets, liabilities, results of operations and cash flows of Rondo Acquisition and its Subsidiaries (the applicable financial statements delivered pursuant to this clause (2) being the “Quarterly Financial Statements” and, together with the Annual Financial Statements, the “Required Financial Statements”).

(3)	no later than five (5) days after the delivery of any Required Financial Statements, a certificate of a Financial Officer of the Borrower:

(a)	certifying that no Default (to the knowledge of such Financial Officer) or Event of Default has occurred and is continuing or, if such a Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(b)	upon the occurrence and during the continuance of a Covenant Trigger Event, setting forth in reasonable detail calculations of the Fixed Charge Coverage Ratio for the most recent period of four consecutive fiscal quarters as of the close of the fiscal year or fiscal quarter, as applicable;

(c)	certifying a list of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary;” and

(d)	certifying a list of all Unrestricted Subsidiaries at such time and that each Subsidiary set forth on such list ~~qualifies as~~constitutes an Unrestricted Subsidiary;

(4)	promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials publicly filed by the Borrower or any Restricted Subsidiary with the SEC or, after an initial public offering, distributed to its stockholders generally, as applicable, and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any Loan Document;

(5)	within 60 days following the end of each fiscal year, commencing with the fiscal year ending December 31, 2022, a consolidated annual budget for the succeeding fiscal year in the form customarily prepared by the Borrower (the “Budget”), which Budget will in each case be accompanied by the statement of a Financial Officer of the Borrower on behalf of the Borrower to the effect that the Budget is based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, provided that in respect of any Public Lender, the Budget shall only be made available to such Lender’s Private Investor on the Platform;

(6)	upon the reasonable written request of the Collateral Agent (which shall be at least forty-five (45) days prior to the date by which Annual Financial Statements are required to be delivered hereunder for such year), concurrently with the delivery of the Annual Financial Statements, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (6) or Section 5.10, as applicable;

(7)	promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, in each case, as the Administrative Agent may reasonably request (for itself or on behalf of any Lender) in writing;

(8)	promptly upon reasonable written request by the Administrative Agent (so long as the following are obtainable using commercially reasonable measures), copies of any documents described in Section 101(k)(1) of ERISA that the Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if the Borrower or the applicable ERISA Affiliate has not requested such documents from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower or the applicable ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(9)	a Borrowing Base Certificate from the Borrower as soon as available but in any event on or before the 20th day after the end of each calendar quarter (or, if such date is not a Business Day, the next succeeding Business Day) (or on a more frequent basis at the discretion of the Borrower; provided that once a more frequent basis is elected it must be continued for no less than 30 days after the date of such election), with such supplemental information and supporting materials as the Administrative Agent may reasonably request and with supplemental information regarding the amount of Eligible Cash held with institutions other than the Administrative Agent being provided to the Administrative Agent on a bi-weekly basis (or at any time that no Loans are then outstanding and the aggregate stated amounts of all then-outstanding Letters of Credit is less than $10 million, on a monthly basis); provided, that (i) after the occurrence and during the continuance of an Increased Reporting Period (Monthly), the Borrower shall be required to deliver a Borrowing Base Certificate on a monthly basis as soon as available but in any event on or before the 20th day after the end of each calendar month (or, if such date is not a Business Day, the next succeeding Business Day) and (ii) after the occurrence and during the continuance of an Increased Reporting Period (Weekly), the Borrower shall be required to deliver a Borrowing Base Certificate on a weekly basis. Notwithstanding the foregoing, the Administrative Agent may not require the Borrower to deliver a Borrowing Base Certificate more frequently than weekly, and in the case of such weekly reporting the Borrowing Base Certificate will be due on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day) calculated as of the close of business on Saturday of the immediately preceding calendar week.  Notwithstanding anything to the contrary herein, if any Disposition (other than any Dispositions pursuant to Sections 6.06(2) or (24)), Restricted Payment or Investment decreases the Borrowing Base by an amount equal to or greater than $25.0 million after giving effect to such Disposition, Restricted Payment or Investment on a pro forma basis, the Borrower shall deliver a pro forma Borrowing Base Certificate prior to the date of such Disposition, Restricted Payment or Investment (or such later date as the Administrative Agent may agree, in its reasonable discretion).

Anything to the contrary notwithstanding, the obligations in clauses (1) and (2) of this Section 5.04 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (1) the applicable financial statements of any Parent Entity or (2) the Borrower’s (or any such other Parent Entity’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that with respect to each of the foregoing clauses (1) and (2) (a) to the extent such information relates to a Parent Entity, such information is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Entity, on the one hand, and the information relating to the Borrower and the Restricted Subsidiaries on a standalone basis, on the other hand, and (b) to the extent such information is in lieu of information required to be provided under Section 5.04(1), such materials are prepared in accordance with GAAP and accompanied by a report and opinion of any independent public accountants of recognized national standing, or such other accountants as are reasonably acceptable to the Administrative Agent, and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” statement, explanatory note or like qualification or exception (other than a “going concern” statement, explanatory note or like qualification or exception relating to an anticipated, but not actual, financial covenant default or an upcoming maturity date)). The obligations in clauses (1) and (2) of this Section 5.04 may be satisfied by delivery of financial information of the Borrower and its Subsidiaries so long as such financial statements include a reasonably detailed presentation (which need not be audited), either on the face of the financial statements or in the footnotes thereto, or in supplementary information furnished, of the financial condition and results of operations of the Borrower and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 10.01(5).

Section 5.05 Litigation and Other Notices.  Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(1)	any continuing Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(2)	the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower or any of the Restricted Subsidiaries, as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or which alleges (and as to which an adverse determination against the Borrower or any of the Restricted Subsidiaries is reasonably likely to result in) material violations of Health Care Laws;

(3)	the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect;

(4)	any material change in accounting policies or financial reporting practices by any Loan Party with respect to the Borrower’s Accounts and Inventory or which otherwise could reasonably be expected to affect the calculation of the Borrowing Base or Reserves;

(5)	the Borrower’s receipt of any: (i) written notice from the FDA or other Governmental Authority that it is limiting, suspending, adversely modifying or revoking any Healthcare Permit that could reasonably be expected to have a Material Adverse Effect; (ii) a written warning letter from the FDA; or (iii) other written notice from the FDA or other Governmental Authority that any product manufactured, marketed, developed, sold or distributed by or on behalf of the Borrower and its Restricted Subsidiaries is subject to, or proceedings have been commenced seeking, the material seizure, withdrawal, recall, suspension or detention by the FDA or other Governmental Authority; and

(6)	any seizure, detention, suspension or recall of, or any voluntary withdrawal or recall of, or any response or commitment to the FDA or any Governmental Authority to withdraw or recall, any product manufactured, marketed, developed, sold or distributed by or on behalf of the Borrower and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

Section 5.06 Compliance with Laws.  Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property and assets (including ERISA and Health Care Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 will not apply to Environmental Laws, which are the subject of Section 5.09, or laws related to Taxes, which are the subject of Section 5.03. The Borrower will, and will cause each of its Subsidiaries to, maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Borrower, its Subsidiaries and the respective directors, officers, employees and agents of the foregoing with Anti-Corruption Laws and applicable Sanctions.

Section 5.07 Maintaining Records; Access to Properties and Inspections; Appraisals.

(1)	Permit any Persons designated by the Administrative Agent to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times during normal business hours, upon reasonable prior written notice from the Administrative Agent to the Borrower, and as often as reasonably requested, to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent, upon reasonable prior written notice from the Administrative Agent to the Borrower, to discuss the affairs, finances and condition of the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor (subject to such accountant’s policies and procedures); provided that the Administrative Agent may not exercise such rights more often than two times during any calendar year unless an Event of Default is continuing and only one such time will be at the Borrower’s expense; and provided, further, that when an Event of Default is continuing, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent accountants.

(2)	Upon the Administrative Agent’s written request, the Loan Parties will permit any Person designated by the Administrative Agent to conduct, at the Borrower’s expense, one (1) field examination in any calendar year (with one (1) additional field examination at the expense of the Lenders or the Administrative Agent in such calendar year), in each case at reasonable business times and upon reasonable prior notice to the Borrower; provided, however, that notwithstanding the foregoing, (a) at any time on or after a Collateral Test Triggering Event, any Person designated by the Administrative Agent may carry out, at the Borrower’s expense, two (2) such field examinations in such calendar year, and (b) at any time during the continuation of a Designated Event of Default, any Person designated by the Administrative Agent may carry out, at the Borrower’s expense, such field examinations as frequently as determined by the Administrative Agent in its Reasonable Credit Judgment. The Loan Parties will reasonably cooperate with the Administrative Agent and such Persons in the conduct of such field examinations.

(3)	Prior to the date on which Inventory is first included in the Borrowing Base hereunder, upon the Administrative Agent’s written request at any time Specified Excess Availability has been less than the greater of (a) $40.0 million and (b) 10% of the Line Cap for 30 consecutive days, the Loan Parties will permit any Acceptable Appraiser designated by the Administrative Agent to conduct, at the Borrower’s expense, one (1) inventory appraisal of the Collateral in any calendar year (and one (1) additional inventory appraisal of the Collateral at the expense of the Lenders or the Administrative Agent in such calendar year), in each case at reasonable business times and upon reasonable prior notice to the Borrower; provided, however, at any time during the continuation of a Designated Event of Default, an Acceptable Appraiser designated by the Administrative Agent may carry out, upon the Administrative Agent’s written request and at the Borrower’s expense, such inventory appraisals as frequently as determined by the Administrative Agent in its Reasonable Credit Judgment. Following the date on which Inventory is first included in the Borrowing Base hereunder, upon the Administrative Agent’s written request, the Loan Parties will permit any Acceptable Appraiser designated by the Administrative Agent to conduct, at the Borrower’s expense, one (1) inventory appraisal of the Collateral in any calendar year (and one (1) additional inventory appraisal of the Collateral at the expense of the Lenders or the Administrative Agent in such calendar year); provided, however, that notwithstanding the foregoing limitations (a) at any time on or after a Collateral Test Triggering Event, an Acceptable Appraiser designated by the Administrative Agent may carry out, upon the Administrative Agent’s written request and at the Borrower’s expense, two (2) such inventory appraisals in such calendar year, and (b) at any time during the continuation of a Designated Event of Default, an Acceptable Appraiser designated by the Administrative Agent may carry out, upon the Administrative Agent’s written request and at the Borrower’s expense, such inventory appraisals as frequently as determined by the Administrative Agent in its Reasonable Credit Judgment. The Loan Parties will reasonably cooperate with the Administrative Agent and such Acceptable Appraiser in the conduct of such appraisals.  In addition, the Loan Parties will have the right (but not the obligation), at their expense, at any time and from time to time to provide the Administrative Agent with additional appraisals or updates thereof of any or all of the Collateral from any Acceptable Appraiser prepared in a form and on a basis reasonably satisfactory to the Administrative Agent, in which case such appraisals or updates shall be used in connection with the determination of the Net Orderly Liquidation Value and the calculation of the Borrowing Base hereunder.  With respect to each appraisal made pursuant to this Section 5.07(3) after the Closing Date, (i) the Administrative Agent and the Loan Parties will each be given a reasonable amount of time to review and comment on a draft form of the appraisal prior to its finalization and (ii) any adjustments to the Net Orderly Liquidation Value or the Borrowing Base hereunder as a result of such appraisal shall be reflected in the Borrowing Base Certificate delivered immediately succeeding such appraisal.

(4)	Notwithstanding anything to the contrary in this Agreement (including Sections 5.04(7), 5.05 and 5.07) or any other Loan Document, none of the Loan Parties or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter with any Disqualified Institution or other competitor to the Borrower or any of its Subsidiaries or that (1) constitutes non-financial trade secrets or non-financial proprietary information, (2) in respect of which disclosure is prohibited by law or any binding agreement, (3) is subject to attorney-client or similar privilege or constitutes attorney work product or (4) creates an unreasonably excessive expense or burden on the Borrower or any of its Subsidiaries.

Section 5.08 Use of Proceeds.  Use the proceeds of the Revolving Loans and request issuance of Letters of Credit solely for working capital and other general corporate purposes (including for capital expenditures, Permitted Investments, Restricted Payments and the repayment or refinancing of Indebtedness, in each case to the extent not prohibited hereunder, and any other uses not prohibited by the Loan Documents).

Section 5.09 Compliance with Environmental Laws.  Comply, and make reasonable efforts to cause all lessees and other Persons occupying its fee-owned Real Properties to comply, with all Environmental Laws applicable to its operations and properties, and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10 Further Assurances; Additional Security.

(1)	If (a) a Restricted Subsidiary (other than an Excluded Subsidiary) of the Borrower is formed or acquired after the Closing Date or (b) an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary (other than an Excluded Subsidiary), within ~~60~~120 days after the date such Restricted Subsidiary is formed or acquired or such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, as applicable (or such longer period as the Collateral Agent agrees), the Borrower will or will cause such Restricted Subsidiary to:

(i)	deliver a joinder to the Collateral Agreement, substantially in the form specified therein or in such other form as is acceptable to such Restricted Subsidiary, the Borrower and the Administrative Agent, duly executed on behalf of such Restricted Subsidiary;

(ii)	to the extent required by and subject to the exceptions and other limitations set forth in this Section 5.10 or the Security Documents~~,~~ (and subject to the exceptions and other limitations set forth herein) pledge the outstanding Equity Interests (other than Excluded Equity Interests) owned by such Restricted Subsidiary, and cause each Loan Party owning any Equity Interests issued by such Restricted Subsidiary to pledge such outstanding Equity Interests (other than Excluded Equity Interests), and deliver all certificates (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank, to the Collateral Agent (or a designated bailee thereof);

(iii)	to the extent required by and subject to the exceptions and other limitations set forth in this Section 5.10 or the Security Documents~~,~~ (and subject to the exceptions and other limitations set forth herein) deliver to the Collateral Agent (or a designated bailee thereof) Uniform Commercial Code financing statements with respect to such Restricted Subsidiary and such other documents reasonably requested by the Collateral Agent to create the Liens intended to be created under the Security Documents and perfect such Liens to the extent required by the Security Documents; and

(iv)	except as otherwise contemplated by this Section 5.10 or any Security Document or as otherwise agreed by the Collateral Agent,

obtain all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder.

(2)	Furnish to the Collateral Agent within 20 calendar days ~~of~~after such event (or such later date as the Collateral Agent may agree in its sole discretion) written notice of any change in any Loan Party’s:

(a)	legal name;

(b)	type of organization;

(c)	location (determined as provided in UCC Section 9-307); or

(d)	jurisdiction of organization;

in the case of each of the foregoing clauses (a) through (d), to the extent such information is necessary to enable the Collateral Agent to perfect or maintain the perfection and priority of its security interest in the Collateral of the relevant Loan Party.

The Borrower will not effect or permit any such change unless all filings have been made, or will be made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest, for the benefit of the applicable Secured Parties, in all Collateral held by such Loan Party.

(3)	Execute any and all other documents, financing statements, agreements and instruments, and take all such other actions (including the filing and recording of financing statements and other documents), not described in the preceding clauses (1) and (2) and that may be required under any applicable law, or that the Collateral Agent may reasonably request in writing to the Borrower, in each case, to satisfy the requirements set forth in this Section 5.10 and in the Security Documents with respect to the creation and perfection of the Liens on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, contemplated herein and in the Security Documents and to cause such requirement to be and remain satisfied, all at the expense of the Borrower, and provide to the Collateral Agent, from time to time upon Collateral Agent’s reasonable written request, evidence as to the perfection and priority of the Liens created by the Security Documents (subject to Permitted Liens).

(4)	Notwithstanding anything to the contrary,

(a)	the other provisions of this Section 5.10 need not be satisfied with respect to any Excluded Assets or Excluded Equity Interests or any exclusions and carve-outs from the security or perfection requirements, as applicable, set forth in the Collateral Agreement or other applicable Security Document;

(b)	neither the Borrower nor the other Loan Parties will be required to grant a security interest in any asset or perfect a security interest in any Collateral to the extent the cost, burden, difficulty or consequence of obtaining or perfecting a security interest therein outweighs the benefit of the security afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent (or with respect to matters relating primarily to the Term Priority Collateral, the Borrower and the Term Agent); and

(c)	(i) no actions will be required (A) outside of the United States in order to create or perfect any security interest in any assets located outside of the United States, (B) in any non-United States jurisdiction or (C) under the laws of any non-United States jurisdiction to create any security interests or to perfect or make enforceable any security interests, and (ii) no non-United States law security or pledge agreements, non-United States law mortgages or deeds or non-United States filings related to any Intellectual Property Rights or other agreements or documents governed under the laws of any non-United States jurisdiction or non-United States searches will be required.

~~(5)~~	~~The Borrower shall be required to pledge its equity investment in Amneal Complex Products Research LLC solely to the extent that such equity investment is pledged under the Term Loan Documents.~~

Section 5.11 Cash Management Systems; Application of Proceeds of Accounts.

(1)	As soon as practicable and in any event within 120 days after the Closing Date (or such longer period as may be consented to by the Administrative Agent in its reasonable discretion):

(a)	enter into Control Agreements in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any bank with which the Borrower or any Subsidiary Loan Party maintains a DDA (other than any Excluded Account) (a “Blocked Account”) covering each such Blocked Account maintained with such bank; provided that if the applicable Loan Party shall not have entered into a Control Agreement with respect to any such DDA (other than any Excluded Account) within such 120 day period (or such later date as the Administrative Agent shall reasonably agree), such DDA shall be closed and all funds therein transferred to a Deposit Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution that has executed a Control Agreement; and

(b)	ensure that all cash, checks, proceeds of collections of Accounts and other amounts received by or on behalf of the Borrower or any Subsidiary Loan Party are deposited promptly upon receipt in accordance with historical practices into a DDA maintained in the name of the Borrower or such Subsidiary Loan Party.

Notwithstanding anything herein to the contrary, the provisions of Section 5.11(1)(a) will not apply to any deposit account that is acquired by a Loan Party in connection with a Permitted Acquisition or other Investment permitted under this Agreement prior to the date that is 120 days (or such later date as may be consented to by the Administrative Agent in its reasonable discretion) following the date of such Permitted Acquisition or other Investment, and the balances held in such deposit accounts at the date of such Permitted Acquisition or other Investment shall not be counted toward the amount set forth in clause (1) of the definition of “Excluded Account” until the end of such 120 day period (or later period, if applicable; provided that if the applicable Loan Party shall not have entered into a Control Agreement with respect to any such deposit account (other than any Excluded Account) within such 120 day period (or such later date as the Administrative Agent shall reasonably agree), all funds therein will be transferred to a Deposit Account at the Administrative Agent, an Affiliate of the Administrative Agent, or another financial institution that has executed a Control Agreement).

(2)	Each such Control Agreement will require, during a Cash Dominion Period and upon receipt by the Borrower of written notice thereof by the Administrative Agent, an ACH or wire transfer no less frequently than once per Business Day of all available cash balances and cash receipts, including the then contents or then entire ledger balance of each Blocked Account net of such minimum balance (not to exceed $100,000 per account), if any, required by the bank at which such Blocked Account is maintained to an account specified by the Administrative Agent (which account will be established with, and at all times under the sole dominion of and subject to the control of, the Collateral Agent) (the “Dominion Account”). All collected amounts received in the Dominion Account shall be distributed and applied on a daily basis to the repayment of all Loans outstanding under this Agreement and to the payment of all other Obligations then due and owing pursuant to the waterfall set forth in Section 2.18(3); provided that amounts applied pursuant to subclauses (iv) and (v) thereof will be applied:

(a)	first, to ABR loans (including Swingline Loans);

(b)	second, to SOFR Revolving Loans; and

(c)	third, to the cash collateralization of Letters of Credit;

with any excess, unless an Event of Default shall have occurred and be continuing, to be remitted to the Borrower.

(3)	At any time after the occurrence and during the continuance of a Cash Dominion Period as to which the Administrative Agent has notified the Borrower, any cash or Cash Equivalents owned by the Borrower or any Subsidiary Loan Party are deposited to any account, held or invested in any manner, otherwise than in a Blocked Account subject to a Control Agreement (or a DDA which is swept daily to such Blocked Account), the Administrative Agent will be entitled to require the Borrower or any Subsidiary Loan Party to close such account and have all funds therein transferred to a Blocked Account;

provided that the foregoing will not apply to cash or Cash Equivalents constituting Term Priority Collateral required to be deposited in a blocked account in favor of the lenders under the Term Loan Credit Agreement pursuant to the terms of the Term Loan Credit Agreement; provided, further, that the foregoing will not apply to cash or Cash Equivalents deposited, held or invested in any of the following:

(a)	any Excluded Account; or

(b)	de minimis cash or cash equivalents from time to time inadvertently misapplied by the Borrower or any Restricted Subsidiary.

(4)	The Loan Parties may close DDAs or Blocked Accounts and/or open new DDAs or Blocked Accounts, subject to the execution and delivery to the Administrative Agent of a Control Agreement within one hundred twenty (120) days (or such later date as the Administrative Agent may agree) of opening any new DDA or Blocked Account, which Control Agreement (for the avoidance of doubt) will be subject to the first sentence of Section 5.11(2); provided that such new DDA or Blocked Account shall not be permitted to be funded until a Control Agreement in respect of such new DDA or Blocked Account has been executed and delivered to the Administrative Agent; provided, further, that the Loan Parties may close DDAs or Blocked Accounts or open new DDAs that are Excluded Accounts without executing or delivering any Control Agreement.

(5)	Anything to the contrary notwithstanding, so long as (i) no Event of Default has occurred and is continuing and (ii) no Cash Dominion Period is then in effect, the Loan Parties will have full and complete access to, and may direct the manner of disposition of, funds in the Blocked Accounts.

(6)	Any amounts held or received in the Dominion Account (including all interest and other earnings with respect thereto, if any) at any time (i) after this Agreement and the Commitments have been terminated and the Obligations have been Paid in Full and all Letters of Credit have expired, terminated or been cash collateralized on terms satisfactory to the applicable Issuing Bank or (ii) when all Events of Default have been cured and no Cash Dominion Period is then in effect, in each case will be remitted to the Loan Parties as the Borrower may direct.

Section 5.12 Post-Closing Matters. Deliver to Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, the items described on Schedule 5.12 hereof on or before the dates specified with respect to such items on Schedule 5.12 (or, in each case, such later date as may be agreed to by Administrative Agent in its reasonable discretion or, with respect to matters relating primarily to the Term Priority Collateral, in the reasonable discretion of the Term Agent). All representations and warranties contained in this Agreement and the other Loan Documents will be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 5.12 within the time periods specified thereon, rather than as elsewhere provided in any of the Loan Documents).

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement is in effect and until the Commitments have been terminated and the Obligations have been Paid in Full, unless the Required Lenders otherwise consent in writing, it will not and will not permit any Restricted Subsidiary to:

Section 6.01 Indebtedness.  Issue, incur or assume any Indebtedness; provided that the Borrower and the Restricted Subsidiaries may issue, incur or assume Permitted Additional Indebtedness so long as immediately after giving effect to the issuance, incurrence or assumption of such Permitted Additional Indebtedness, the aggregate outstanding principal amount of such Permitted Additional Indebtedness does not exceed the Term Incremental Fixed Amount plus the Ratio Amount (“Ratio Debt”)~~; provided that the outstanding principal amount of such Ratio Debt issued or incurred (but not assumed) by Restricted Subsidiaries that are not Guarantors shall not exceed, when combined with the outstanding principal amount of any Permitted Refinancing Indebtedness in respect thereof issued or incurred by Restricted Subsidiaries that are not Guarantors, the greater of (a) $244.0 million and (b) an amount equal to 45.0% multiplied by TTM Consolidated EBITDA of the Borrower on a Pro Forma Basis as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09.~~.

The foregoing limitation will not apply to (collectively, “Permitted Debt”):

(1)	(a) Indebtedness created under the Loan Documents (including Indebtedness created under Incremental Facilities, Refinancing Term Loans and Extended Commitments), (b) Specified Hedge Obligations and (c) Credit Agreement Refinancing Indebtedness;

(2)	(a) Indebtedness incurred pursuant to the Term Loan Credit Agreement (including all Incremental Term Loans, Refinancing Term Loans and Extended Term Loans, in each case, as defined in the Term Loan Credit Agreement); (b) any Incremental Equivalent Term Debt; (c) Permitted Additional Indebtedness (as defined in the Term Loan Credit Agreement), (d) Specified Hedge Obligations (as defined in the Term Loan Credit Agreement); and (~~d~~e) Term Loan Credit Agreement Refinancing Indebtedness; provided that the aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (2) (and any successive Permitted Refinancing Indebtedness thereof), as of the date any such Indebtedness is incurred (or the date of determination pursuant to Section 1.09), does not exceed the sum of~~;~~:

(i)	$~~2,351,646,740.86~~2,100,000,000; plus

(ii)	the Term Incremental Amount;

provided that:

(A)	if the Borrower incurs any Indebtedness under clause (a) of the definition of “Term Incremental Amount” on the same date that it incurs Indebtedness under clause (b) of the definition of “Term Incremental Amount”, then the Term Incremental Amount under clause (b) of the definition thereof will be calculated without regard to any incurrence of Indebtedness under clause (a) of the definition thereof;

(B)	unless the Borrower elects otherwise, any Incremental Term Loans or Incremental Equivalent Term Debt will be deemed incurred first under clause (b) of the definition of “Term Incremental Amount” to the extent permitted, with any balance incurred under clause (a) of the definition of “Term Incremental Amount”; and

(C)	the Borrower may classify, and may later reclassify, any Incremental Term Loans or Incremental Equivalent Term Debt as incurred as, and in reliance on, clause (a) of the definition of “Term Incremental Amount”, clause (b) of the definition of “Term Incremental Amount”, or both, on the date of incurrence or thereafter, to the extent permitted on the date of classification (or the date of any such reclassification);

(3)	Indebtedness existing on the Amendment No. ~~1~~2 Effective Date (other than Indebtedness described in ~~clauses~~clause (1) or (2) above~~), including Indebtedness under the Existing Credit Facility outstanding as of the Amendment No. 1 Effective Date (after giving effect to the Amendment No. 1 Transactions~~ or clause (31) below);

(4)	any (a) Attributable Indebtedness relating to any transactions and (b) Finance Lease Obligations and other Indebtedness with respect to mortgage financings and purchase money Indebtedness to finance all or any part of the purchase, lease, construction, installation, repair or improvement of property (real or personal), plant or equipment or other fixed or capital assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate outstanding principal amount incurred pursuant to this clause (4), including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (4) (and any successive Permitted

Refinancing Indebtedness), not to exceed the greater of (i) $~~145.0~~200.0 million and (ii) ~~25~~30% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09; provided that such Indebtedness is incurred within 270 days after the purchase, lease, construction, installation, repair or improvement of the property that is the subject of such Indebtedness; provided further that for the purposes of determining compliance with this Section 6.01(4), Attributable Indebtedness and Finance Lease Obligations will not be deemed to arise from any Sale Leaseback Transaction that is originally treated under GAAP as a Non-Finance Lease at the time such Sale Leaseback Transaction is consummated but is subsequently treated under GAAP as a Finance Lease;

(5)	Indebtedness (including obligations in respect of letters of credit or bank Guarantees, bankers’ acceptances or similar instruments) in respect of workers’ compensation, health, disability or other employee benefits (whether to current or former employees) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance;

(6)	Indebtedness constituting indemnification obligations, earn-outs, milestones, royalties, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions, a commercial or license agreement, any Permitted Investment or the disposition of any business, assets or Restricted Subsidiaries not prohibited by this Agreement;

(7)	intercompany Indebtedness between or among the Borrower and the Restricted Subsidiaries to the extent such Indebtedness is not prohibited by Section 6.04 (without regard to Section 6.04(14));

(8)	Indebtedness pursuant to Hedge Agreements;

(9)	Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion Guarantees and similar obligations and instruments, in each case, provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(10)	Guarantees of Indebtedness permitted to be incurred under this Agreement to the extent such Guarantees are not prohibited by the provisions of Section 6.04 (without regard to Section 6.04(14)); provided that, if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders;

(11)	Indebtedness

(a)	of any Person that becomes a Restricted Subsidiary after the Amendment No. 1 Effective Date pursuant to a Permitted Investment, which

Indebtedness is (i) existing at the time such Person becomes a Restricted Subsidiary, (ii) not incurred in contemplation of such Person becoming a Restricted Subsidiary and (iii) non-recourse to the Borrower or any other Restricted Subsidiary (other than any Person that becomes a Subsidiary in connection with the foregoing and its Subsidiaries);

(b)	issued, incurred or assumed in connection with any Permitted Investment so long as (i) in the case of any such issued or incurred Indebtedness, immediately after giving effect to such issuance or incurrence, such Indebtedness would be permitted to be incurred as Ratio Debt and (ii) in the case of any such assumed Indebtedness, such Indebtedness was not incurred in anticipation of such Permitted Investment;

provided that the outstanding principal amount of such Indebtedness issued, incurred or assumed by Restricted Subsidiaries that are not Guarantors pursuant to this clause (11)(b) does not exceed the greater of (A) $~~110.0~~135.0 million and (B) 20% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09; and

(c)	all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to the preceding clauses (11)(a) and (11)(b) (and any successive Permitted Refinancing Indebtedness);

(12)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(13)	Indebtedness (a) supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit, (b) in respect of letters of credit in an aggregate face amount at any time outstanding not to exceed the greater of (i) $~~21.85~~35 million and (ii) ~~4.0~~5.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09, and (c) in respect of letters of credit that are cash collateralized;

(14)	~~[Reserved]~~Contribution Indebtedness;

(15)	Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(16)	~~[Reserved];~~Indebtedness incurred in connection with a Qualified Receivables Transaction that is not recourse (except for Standard Securitization Undertakings) to the Borrower or any Restricted Subsidiary other than a Receivables Subsidiary;

(17)	Cash Management Obligations and other Indebtedness in respect of Cash Management Services, and netting services, automatic clearinghouse arrangements,

overdraft protections, employee credit card programs and other cash management and similar arrangements entered into in the ordinary course of business;

(18)	Indebtedness issued to any future, current or former officers, directors, managers, employees, consultants and independent contractors of the Borrower or any Restricted Subsidiary or any direct or indirect parent thereof, or their respective estates, heirs, family members, spouses, former spouses, executors, administrators, trustees, legatees or distributees, in each case to finance the purchase or redemption of Equity Interests of the Borrower (or any Parent Entity) permitted by Section 6.07;

(19)	Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, ~~joint ventures~~Joint Ventures in an aggregate outstanding principal amount of such Indebtedness, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (19) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $~~44.0~~80.0 million and (b) ~~8.0~~12.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09;

(20)	[Reserved];

(21)	Indebtedness of any Non-U.S. Subsidiaries or Non-Loan Parties (a) in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (21) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (i) $~~87.5~~215 million and (ii) ~~16~~32% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09 or (b) consisting of working capital or other local lines of credit that are not secured by any Collateral and non-recourse to the Loan Parties;

(22)	obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services so long as such obligations are incurred in the ordinary course of business and not in connection with the borrowing of money;

(23)	Indebtedness representing deferred compensation or other similar arrangements incurred by the Borrower or any Restricted Subsidiary (a) in the ordinary course of business or (b) in connection with the Transactions or any Permitted Investment;

(24)	any Permitted Refinancing Indebtedness incurred to ~~Refinance~~refinance Incremental Equivalent Term Debt, Ratio Debt or Indebtedness incurred under clauses (1), (2), (3), (4), (11), (13~~)~~(b)), (14), (19), (21), this clause (24) or clauses (28) ~~or~~, (29) or (31) of this Section 6.01 (and/or any successor Permitted Refinancing Indebtedness);

(25)	customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

(26)	Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business;

(27)	any Permitted Convertible Indebtedness Call Transaction entered into in connection with any Convertible Indebtedness otherwise permitted to be incurred under this Section 6.01;

(28)	additional Indebtedness in an aggregate outstanding principal amount, including all Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant this clause (28) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $~~197.5~~240.0 million and (b) 36% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or ~~at~~ the time provided for in Section 1.09;

(29)	Indebtedness of Rondo Acquisition and/or its Subsidiaries (pursuant to the Rondo Existing Facility or otherwise) in an aggregate outstanding principal amount, together with any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness originally incurred pursuant to this clause (29) (and any successive Permitted Refinancing Indebtedness), not to exceed the greater of (a) $~~100.0~~240.0 million and (b) 36% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09; ~~and~~

(30)	all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (1) through (29) above~~.~~ and clause (31) below; and

(31)	the 2032 Senior Notes.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the categories of Permitted Debt or is entitled to be incurred (in whole or in part) as Ratio Debt, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant at the time of incurrence or at such later time (as applicable); provided that all Indebtedness outstanding under the Loan Documents and the Term Loan Credit Agreement and any Permitted Refinancing ~~thereof~~Indebtedness incurred to Refinance such Indebtedness will be deemed to have been incurred in reliance on the exception in clauses (1) and (2), respectively, of the definition of ~~“Permitted Debt” (or clause (24) as it relates thereto), and all Indebtedness outstanding under the Existing Term Loan Credit Agreement will be deemed to have been incurred~~

~~in reliance on the exception in clause (3) of the definition of~~ “Permitted Debt” (or clause (24) as it relates thereto), and such amounts shall not be permitted to be reclassified pursuant to this paragraph.  All unsecured Permitted Debt originally incurred under clause (4), (11)(b), (19), (21), (28) or (29) of the definition of Permitted Debt (or clause (24) as it relates thereto) will be automatically reclassified ~~as~~under the Ratio Amount component of Ratio Debt on the first date on which such Indebtedness would have been permitted to be incurred ~~as~~under the Ratio Amount component of Ratio Debt.  The accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest or dividends in the form of additional Indebtedness with the same terms (including any pay-in-kind interest) and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies, will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.01.  The principal amount of any non-interest-bearing Indebtedness or other discount security constituting Indebtedness at any date will be the principal amount thereof that would be shown on a balance sheet of the Borrower dated such date prepared in accordance with GAAP. Guarantees of, or obligations in respect of letters of credit relating to Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness will not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such Guarantee or letter of credit, as the case may be, was in compliance with this Section 6.01. Any incurrence of Permitted Refinancing Indebtedness with respect to any Refinanced Debt that was incurred in reliance on a dollar or ~~ratio~~corresponding grower basket (and not subsequently reclassified) shall not, for the avoidance of doubt, reload any such dollar or ~~ratio based~~corresponding grower basket.

For purposes of determining compliance with any Dollar-denominated (or percentage of EBITDA, if greater) restriction on the incurrence of Indebtedness, the Dollar equivalent principal amount of Indebtedness denominated in a currency other than Dollars shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to Refinance other Indebtedness denominated in a currency other than Dollars, and such refinancing would cause the applicable Dollar-denominated (or percentage of EBITDA, if greater) restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated (or percentage of EBITDA, if greater) restriction will be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses in connection therewith).

Any Indebtedness permitted to be incurred under this Section 6.01 may, at the option of the Borrower, be Convertible Indebtedness.

Section 6.02 Liens.  Create, incur, assume or permit to exist any Lien that secures obligations under any Indebtedness on any property or assets at the time owned by it, except the following (collectively, “Permitted Liens”):

(1)	Liens securing Indebtedness incurred in accordance with Sections 6.01(1) or 6.01(2), including Liens on the Collateral securing obligations in respect of any

Permitted Junior Secured Refinancing Debt and all Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness; provided that, in the case of Indebtedness incurred in accordance with Section 6.01(2), the applicable Liens are subject to the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement or other Intercreditor Agreement(s) substantially consistent with and no less favorable to the Lenders in any material respect than the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower;

(2)	(a) Liens on Collateral securing the ~~Remaining Term Loans~~2032 Senior Notes and any Permitted Refinancing Indebtedness in respect thereof ~~with the same Lien priority as or junior to the Remaining Term Loans and/or New Term Loans; provided that such Liens are subject to the Closing Date Intercreditor Agreement or another Intercreditor Agreement (as applicable)~~ and (b) other Liens existing on the Amendment No. ~~1~~2 Effective Date (other than Liens securing Indebtedness incurred pursuant to Section 6.01(1) or (2)); provided that such other Liens only secure the obligations or commitments that they secure on the Amendment No. ~~1~~2 Effective Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and do not apply to any other property or assets of the Borrower or any Restricted Subsidiary other than the property or assets required to be covered thereby and replacements, additions, accessions and improvements thereto and products thereof and customary security deposits; provided further, that individual financings of equipment or other assets provided by a lender may be cross collateralized to other financings of equipment or other assets financed by such lender;

(3)	Liens securing Indebtedness incurred in accordance with Section 6.01(4); provided that such Liens only extend to the assets financed with such Indebtedness (and any replacements, additions, accessions and improvements thereto and products thereof and customary security deposits); provided further, that individual financings of equipment or other assets provided by a lender may be cross collateralized to other financings of equipment or other assets financed by such lender;

(4)	~~[reserved]~~Liens on Securitization Assets sold, conveyed, assigned or otherwise transferred or purported to be sold, conveyed, assigned or otherwise transferred in connection with a Qualified Receivables Transaction;

(5)	(a) Liens on assets of Non-Loan Parties securing Indebtedness incurred in accordance with Section 6.01(19) or (21) or any other permitted ~~Indebtedness~~Debt or other permitted obligations of Non-Loan Parties and (b) Liens on assets of Rondo Acquisition and its Subsidiaries securing Indebtedness incurred in accordance with Section 6.01(29);

(6)	[reserved];

(7)	(a) Liens on property or Equity Interests of a Person at the time such Person becomes a Restricted Subsidiary if such Liens were not created in connection with,

or in contemplation of, such other Person becoming a Restricted Subsidiary and (b) Liens on property at the time the Borrower or a Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Borrower or any of the Restricted Subsidiaries, if such Liens were not created in connection with, or in contemplation of, such acquisition;

(8)	Liens on property or assets of any Restricted Subsidiary that is not a Guarantor and on any Excluded Assets securing Indebtedness in an aggregate principal amount not to exceed the greater of (a) $~~87,500,000~~105.0 million and (b) 16% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09;

(9)	Liens for Taxes, assessments or other governmental charges or levies that are not overdue for a period of more than 60 days or that are not yet delinquent or that are being contested in compliance with Section 5.03;

(10)	Liens disclosed by any title insurance policies delivered by or subsequent to the Amendment No. 1 Effective Date and any replacement, extension or renewal of any such Liens (so long as the Indebtedness and other obligations secured by such replacement, extension or renewal Liens are permitted by this Agreement); provided that such replacement, extension or renewal Liens do not cover any property other than the property that was subject to such Liens prior to such replacement, extension or renewal (plus any replacements, additions, accessions and improvements thereto and products thereof);

(11)	Liens securing any judgments or orders that do not constitute an Event of Default under Section 8.01(10) and notices of lis pendens or similar notices and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any affected Restricted Subsidiary has set aside on its books reserves in accordance with GAAP with respect thereto;

(12)	Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business securing obligations that are not overdue by more than 60 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or a Restricted Subsidiary has set aside on its books reserves in accordance with GAAP;

(13)	(a) pledges and deposits and other Liens made in the ordinary course of business in compliance with any workers’ compensation, health, disability or other similar employee benefits, unemployment insurance and other similar laws or regulations and other insurance-related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (b) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of

(including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(14)	deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Finance Lease Obligations), statutory obligations, stay, customs, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(15)	survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Finance Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions (including zoning restrictions), and declarations on or with respect to the use of Real Property, encroachments, protrusions, servicing agreements, development agreements, site plan agreements and other encumbrances and title defects or irregularities that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(16)	any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any leases, subleases, licenses or sublicenses entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(17)	Liens that are contractual rights of set-off relating to (a) the establishment of depository relations with banks or other deposit-taking financial institutions in the ordinary course of business, (b) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary or (c) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)	Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(19)	leases or subleases, licenses or sublicenses (including with respect to Intellectual Property Rights and software) (or other agreement under which the Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Borrower’s or any Restricted Subsidiary’s products, technologies or services) granted to others in the ordinary course of business that do not interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole;

(20)	Liens (a) solely on any cash earnest money deposits made by the Borrower or any Restricted Subsidiary in connection with any letter of intent or other agreement in respect of any Permitted Investment and (b) incurred in connection with escrow arrangements or other similar agreements relating to an acquisition or Investment permitted hereunder;

(21)	the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(22)	purported Liens evidenced by precautionary Uniform Commercial Code financing statements or similar public filings;

(23)	Liens on Equity Interests or assets of any ~~joint venture~~Joint Venture (a) securing obligations of such ~~joint venture~~Joint Venture or (b) pursuant to the relevant ~~joint venture~~Joint Venture agreement or arrangement;

(24)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(25)	Liens on securities that are the subject of repurchase agreements constituting Cash Equivalents under clause (4) of the definition thereof;

(26)	Liens (a) securing insurance premium financing arrangements and (b) securing obligations to insurance companies with respect to insurable liabilities incurred in the ordinary course of business;

(27)	Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(28)	Liens on property or assets used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is not prohibited by this Agreement;

(29)	Liens:

(a)	of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code, or any comparable or successor provision, on items in the course of collection;

(b)	attaching to pooling, commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business; or

(c)	in favor of banking or other financial institutions or entities, or electronic payment service providers, arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking or finance industry;

(30)	Liens on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit entered into in the ordinary course of business issued or created for the account of such Person to facilitate the purchase, shipment, processing or storage of such inventory or other goods;

(31)	Liens securing Ratio Debt, Incremental Equivalent Term Debt, Term Loan Credit Agreement Refinancing Indebtedness, Credit Agreement Refinancing Indebtedness or Indebtedness incurred in accordance with Section 6.01(11)(b), in each case, to be secured on a pari passu or junior basis with any Term Loans; provided that after giving Pro Forma Effect to the incurrence of such Indebtedness, the First Lien Net Leverage Ratio measured as of the date of initial incurrence of such Indebtedness is less than or equal to the greater of (a) 4.20 to 1.00 and (b) the First Lien Net Leverage Ratio immediately prior to such incurrence; provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement, as applicable;

(32)	Liens securing Ratio Debt, Incremental Equivalent Term Debt, Credit Agreement Refinancing Indebtedness or Indebtedness incurred in accordance with Section 6.01(11)(b), in each case, that constitutes Junior Lien Debt; provided that, after giving Pro Forma Effect to the incurrence of such Indebtedness, (i) the ~~Total~~Secured Net Leverage Ratio measured as of the date of initial incurrence of such Junior Lien Debt is less than or equal to the greater of (a) 5.00 to 1.00 and (b) the Secured Net Leverage Ratio immediately prior to such incurrence or (ii) the Interest Coverage Ratio is in excess of the lesser of (a) 2.00 to 1.00 and (b) the Interest Coverage Ratio immediately prior to such incurrence (it being understood that if the Borrower satisfies either clause (i) or clause (ii) of this Section (32), such Indebtedness shall be permitted subject to the immediately following proviso); provided that a Debt Representative acting on behalf of the holders of such Indebtedness will become party to or otherwise subject to the provisions of the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement and/or a Junior Lien Intercreditor Agreement, as applicable;

(33)	other Liens ~~securing Indebtedness or other obligations~~ in an aggregate outstanding principal amount not to exceed the greater of (a) $~~132.5~~240.0 million and (b) ~~24~~36% of TTM Consolidated EBITDA, as of the applicable date of determination, in each case determined as of the time of initial attachment of such lien or the time provided for in Section 1.09;

(34)	Liens in favor of the Borrower or a Loan Party securing any Indebtedness permitted to be incurred under Section 6.01;

(35)	[reserved];

(36)	Liens (a) on cash advances in favor of the seller of any property to be acquired in a Permitted Investment, (b) consisting of an agreement to Dispose of any property, (c) arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods in the ordinary course of business or (d) imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business;

(37)	Liens in respect of cash collateralization of letters of credit;

(38)	(a) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located, (b) deposits of cash with the owner or lessor of premises leased and operated by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business and (c) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(39)	Liens deemed to exist in connection with Permitted Investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(40)	the modification, replacement, renewal or extension of any Lien permitted by this Section 6.02; provided that the Lien does not extend to any additional property other than property that is affixed or incorporated into the property covered by such Lien and replacements, improvements, proceeds and products thereof; provided, further that the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.01;

(41)	Liens securing Permitted Refinancing Indebtedness (but without reloading any dollar or EBITDA grower based basket); provided that:

(i)	such Indebtedness being Refinanced was permitted by Section 6.01 and was secured by a Lien permitted by this Section 6.02,

(ii)	such Permitted Refinancing Indebtedness is permitted by Section 6.01, and

(iii)	the Lien does not extend to any additional property other than property that is permitted to secure such Permitted Refinancing Indebtedness pursuant to clause (5) of the definition thereof, property that is affixed or incorporated into the property covered by such Lien and replacements, improvements, proceeds and products thereof;

(42)	Liens securing amounts owing to any Qualified Counterparty (as defined in the Term Loan Credit Agreement) under any Specified Hedge Agreement (as defined in the Term Loan Credit Agreement), which amounts are secured under the Term Loan Documents; provided that, in each case, the applicable Liens on Collateral are subject to the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement or other Intercreditor Agreement substantially consistent with and no less favorable to the Lenders in any material respect than the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement as determined in good faith by a Responsible Officer of the Borrower.

For purposes of determining compliance with this Section 6.02, in the event that any Lien (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Lien (or any portion thereof) in any manner that complies with this covenant on the date such Lien is incurred or such later time, as applicable; provided that all Liens created pursuant to the Loan Documents will be deemed to have been incurred in reliance on Section 6.02(1) above and shall not be permitted to be reclassified pursuant to this paragraph.  Any Liens permitted under this Section 6.02 to secure permitted Indebtedness hereunder shall also be permitted to secure Permitted Refinancing Indebtedness with respect to such permitted Indebtedness.

Section 6.03 [Reserved].

Section 6.04 Investments, Loans and Advances.  Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, all or substantially all of the assets of, or a business line, unit or division of, any Person (whether by purchase, merger or otherwise), evidences of Indebtedness or other securities of, make any loans or advances to or ~~Guarantees of~~Guarantee the Indebtedness of (in each case, excluding any (i) Short Term Advances and (ii) acquisitions of or licenses under intellectual property or related tangible assets used or useful in a business permitted under Section 6.09) any other Person or make capital contributions in any other Person (for the avoidance of doubt, the formation of a Subsidiary shall not, in and of itself, constitute an Investment (but any capitalization or other initial or subsequent Investment in connection therewith shall constitute an Investment)) (each, an “Investment”), ~~any other Person,~~ except the following (collectively, together with the foregoing exclusions and any other acquisitions or investments not prohibited hereunder, “Permitted Investments”):

(1)	the Transactions ~~and~~, the Amendment No. 1 Transactions and the Amendment No. 2 Transactions;

(2)	(a) payroll advances in the ordinary course of business and (b) loans and advances to officers, directors, employees or consultants of any Parent Entity, the Borrower or any Restricted Subsidiary

(i)	for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes,

(ii)	in connection with such Person’s purchase of Equity Interests of the Borrower (or any Parent Entity); provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interests shall be contributed to the Borrower in cash, and

(iii)	for any other purpose; provided that the aggregate principal amount outstanding under this clause (iii) shall not exceed the greater of (A) $~~17.5~~20.0 million and (B) 3.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment or as provided in Section 1.09;

(3)	Investments in Joint Ventures~~,~~ or Unrestricted Subsidiaries ~~or Similar Businesses~~ that do not exceed in the aggregate at any time outstanding the greater of (i) $~~175~~215.0 million and (ii) 32% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment or as provided in Section 1.09;

(4)	Permitted Acquisitions and pre-existing Investments held by Persons acquired in Permitted Acquisitions or acquired in connection with Permitted Acquisitions;

(5)	Investments of any Person that becomes a Restricted Subsidiary on or after the ~~date hereof~~Amendment No. 1 Effective Date (or of a Person merged, consolidated or amalgamated with or into a Restricted Subsidiary); provided that any such Investment (a) exists at the time such person becomes (or merges, consolidates or amalgamates with or into) a Restricted Subsidiary and (b) is not made in anticipation of such Person becoming a Restricted Subsidiary (or such merger, consolidation or amalgamation);

(6)	Investments

(a)	by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary; and

(b)	by the Borrower or any Restricted Subsidiary in a Person if, as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or any Restricted Subsidiary;

provided that Investments made after the Amendment No. 1 Effective Date pursuant to this Section 6.04(6) by a Person that is a Loan Party on the date such Investment is made in any Person that on the date of such Investment is not a Loan Party (or does not become a Loan Party as a result thereof) shall not exceed, in the aggregate at any time outstanding, the greater of (i) $~~155.0~~165.0 million and (ii) 25% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment or as provided in Section 1.09;

(7)	Investments to consummate Permitted Reorganizations;

(8)	Cash Equivalents and, to the extent not made for speculative purposes, Investment Grade Securities or Investments that were Cash Equivalents or Investment Grade Securities when made;

(9)	Investments arising out of the receipt by the Borrower or any of the Restricted Subsidiaries of promissory notes and other non-cash consideration in connection with any Disposition permitted under Section 6.06;

(10)	(a) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy, workout, recapitalization or reorganization of, or in settlement of delinquent obligations of, or other disputes with, the issuer of such Investment or an Affiliate thereof and (b) Investments consisting of accounts or notes receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business;

(11)	Investments (including debt obligations and Equity Interests) (a) upon a foreclosure with respect to any secured Investments or other transfer of title with respect to any secured Investment in default, (b) in satisfaction of judgments against other Persons and (c) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(12)	Hedge Agreements;

(13)	Investments existing on or contractually committed as of the Amendment No. ~~1~~2 Effective Date and, with respect to each such Investment that is contractually committed but not yet existing and in an amount in excess of $25.0 million, set forth on Schedule 6.04, and any modification, replacements, refinancings, refunds, extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (13) is not increased at any time above the amount of such Investments existing or committed on the Amendment No. ~~1~~2 Effective Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Amendment No. ~~1~~2 Effective Date);

(14)	Investments consisting of Indebtedness (including, for the avoidance of doubt, Guarantees) permitted under Section 6.01, Permitted Liens, mergers, dissolutions, liquidations and consolidations permitted under Section 6.05, Dispositions permitted under Section 6.06 and Restricted Payments permitted under Section 6.07;

(15)	~~[Reserved];~~Investments in Similar Businesses that do not exceed in the aggregate at any time outstanding the greater of (i) $160.0 million and (ii) 24% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment or as provided in Section 1.09;

(16)	acquisitions of obligations of one or more future, present or former employees, managers, officers, directors, consultants or contractors (or spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent thereof, in connection with such employee’s, manager’s, officer’s, director’s, consultant’s or contractor’s acquisition of Equity Interests of the Borrower or any direct or indirect parent thereof, so long as no cash is actually advanced by the Borrower or any Restricted Subsidiary to such Persons in connection with the acquisition of any such obligations;

(17)	Guarantees of Non-Finance Leases or of other obligations that do not constitute Indebtedness, in each case, entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(18)	Investments to the extent that payment for such Investments is made with Equity Interests of the Borrower or any Parent Entity or the proceeds from the issuance thereof;

(19)	the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under (including any payments of interest), conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of Borrower or any direct or indirect parent of Borrower or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent and whether in whole or in part and including by netting or set-off;

(20)	Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;

(21)	~~[reserved]~~acquisitions of any minority interests in any Person in which the Borrower or any Restricted Subsidiary owns an interest as of the Amendment No. 2 Effective Date;

(22)	advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or any Restricted Subsidiary;

(23)	Investments, including loans and advances, to any Person so long as the Borrower or any Restricted Subsidiary (as applicable) would otherwise be permitted to make a Restricted Payment in such amount to such Person; provided that the amount of any such Investment will be deemed to be a Restricted Payment under the appropriate clause of Section 6.07 for all purposes of this Agreement;

(24)	Investments consisting of the leasing, subleasing, licensing or sublicensing of Intellectual Property Rights in the ordinary course of business or the contribution of Intellectual Property Rights pursuant to joint marketing arrangements with other Persons;

(25)	Investments (a) consisting of purchases or acquisitions of inventory, supplies, materials, equipment, contract rights or Intellectual Property Rights in each case in the ordinary course of business and (b) made in the ordinary course of business in connection with obtaining, maintaining or renewing client contracts or similar arrangements and loans or advances made to distributors in the ordinary course of business;

(26)	Investments in assets useful in the business of the Borrower or any Restricted Subsidiary made with (or in an amount equal to) any Reinvestment Deferred Amount or Below Threshold Asset Sale Proceeds; provided that if the underlying Asset Sale was with respect to assets of the Borrower or a Subsidiary Loan Party, then such Investment shall be consummated by the Borrower or a Subsidiary Loan Party;

(27)	~~[reserved];~~any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person, in each case in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness;

(28)	intercompany current liabilities owed to Unrestricted Subsidiaries or ~~joint ventures~~Joint Ventures incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries;

(29)	Investments that are made with Excluded Contributions that are Not Otherwise Applied;

(30)	Investments

(a)	made in furtherance of collaboration, development, promotion, marketing, distribution, supply, research or similar arrangements with respect to pharmaceutical or other therapeutic products, diagnostic products or medical device businesses products, including payments for shared development costs, reimbursements for product development or for patent, regulatory, manufacturing or commercialization expenses, or other payments or Investments paid to a Person in the pharmaceutical industry with a view toward exercising the Borrower’s or any Restricted Subsidiary’s rights or developing the Borrower’s or any Restricted Subsidiary’s business in the ordinary course of business ~~and~~or in a manner consistent with ~~standard business~~industry practices (in Borrower’s good faith judgment);

(b)	constituting (i) any customary upfront milestone, marketing, revenue sharing, royalty, profit sharing or other funding payment in the ordinary course of business to another Person in connection with obtaining a right to receive royalty or other payments in the future, (ii) Exclusive Licenses from a Restricted Subsidiary that is not a Loan Party to a Loan Party of rights to a drug or other biologic or therapeutic products, diagnostic products, delivery technologies, medical devices or biotechnology businesses or (iii) transfers of Intellectual Property Rights (“Transferred IP”) to a Specified IP Subsidiary; provided that (x) such transfers do not, individually or in the aggregate, materially impair the Loan Parties’ ability to pay their obligations under the Loan Documents as when due, (y) except as otherwise agreed by the Collateral Agent, prior to such transfer (or at such later date as the Collateral Agent may agree), the Borrower shall pledge (or cause to be pledged) 100% of the issued and outstanding Equity Interests (other than any voting Equity Interests of any non-U.S. Subsidiary or any FSHCO in excess of 65% of the issued and outstanding voting Equity Interests of such non-U.S. Subsidiary or FSHCO) of such Specified IP Subsidiary to the Collateral Agent for the benefit of the Secured Parties under (and in accordance with) the Collateral Agreement and (z) such Specified IP Subsidiary shall grant to the Loan Parties an irrevocable license, effective after an Event of Default has occurred and solely while it is continuing, to use any trademarks or trademark licenses included in such Transferred IP to complete work-in-process Inventory or sell Inventory; or

(c)	consisting of the licensing (or equivalent thereof), acquisition, sale or contribution of Intellectual Property Rights or proprietary materials pursuant to pharmaceutical or therapeutic product licensing, collaboration, development, promotion, distribution, marketing, supply, research or similar arrangements with other Persons made in the ordinary course of business, in a manner consistent with industry practice (in Borrower’s good faith judgment) or not exceeding at any time outstanding an aggregate principal amount of the greater of (i) $~~52.5~~100.0 million and (ii) ~~10~~15% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of incurrence or the time provided for in Section 1.09;

(31)	Investments; provided that both immediately before such Investment is made and immediately after giving Pro Forma Effect to the making of such Investment, the Payment Conditions are satisfied; and

(32)	Investments that do not exceed the greater of (i) $~~280.0~~370.0 million and (ii) ~~52~~56% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Investment or as provided in Section 1.09.

For purposes of determining compliance with this Section 6.04, (x) the amount of any Investment at any time shall be the amount of cash and the fair market value of other property actually invested (measured at the time made), without adjustment for subsequent changes in the value of such Investment, net of any return, whether a return of capital, interest, dividend or otherwise, with respect to such Investment and (y) in the event that any Investment (or any portion thereof) meets the criteria of more than one of the categories set forth above, the Borrower may, in its sole discretion, at the time such Investment is made, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Investment (or any portion thereof) in any manner that complies with this Section 6.04 on the date such Investment is made or such later time, as applicable.

To the extent any Investment in any Person is made in compliance with this Section 6.04 in reliance on a category above that is subject to a Dollar-denominated restriction on the making of Investments and, subsequently, such Person returns to the Borrower, any other Loan Party or, to the extent applicable, any Restricted Subsidiary all or any portion of such Investment (in the form of a dividend, distribution, liquidation or otherwise but excluding intercompany Indebtedness), such return shall be deemed to be credited to the Dollar-denominated category against which the Investment is then charged (but in any event not in an amount that would result in the aggregate Dollar amount able to be invested in reliance on such category to exceed such Dollar-denominated restriction).

The amount set forth in Section 6.07(14) and clause (1)(f) of Section 6.11 (without duplication) may, in lieu of Restricted Payments or prepayments, repayments, redemptions, purchases, defeasances or satisfactions of any Junior Financings, as applicable, be utilized by the Borrower or any Restricted Subsidiary to make or hold any Investments without regards to this Section 6.04.

Section 6.05 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of related transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person other than:

(1)	any Restricted Subsidiary may merge or consolidate with the Borrower (including a merger, the purpose of which is to reorganize the Borrower into a new jurisdiction); provided that

(a)	the Borrower will be the continuing or surviving Person, and

(b)	such merger or consolidation does not result in the Borrower ceasing to be organized under the Laws of the United States, any state thereof or the District of Columbia;

(2)	any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary, liquidate, dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders, taken as a whole;

(3)	any merger the sole purpose of which is to reincorporate or reorganize (i) any U.S. Subsidiary in another jurisdiction in the U.S. or (ii) any Non-U.S. Subsidiary in the U.S. or any other jurisdiction shall be permitted;

(4)	so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may merge or consolidate with any other Person; provided that

(a)	the Borrower will be the continuing or surviving Person, or

(b)	if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”),

(i)	the Successor Borrower will be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia;

(ii)	the Successor Borrower will expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent;

(iii)	each Guarantor, unless it is party to such merger or consolidation, will have confirmed that its Guarantee of the Obligations pursuant to the Collateral Agreement will apply to, and the Secured Obligations (as defined in the Collateral Agreement) will include, the Successor Borrower’s Obligations; and

(iv)	the Borrower will have delivered to the Administrative Agent (A) an officer’s certificate stating that such merger or consolidation complies with this Agreement and (B) an opinion of counsel, including customary organization, due execution, no conflicts and enforceability opinions with respect to the Successor Borrower, in each case to the extent reasonably requested by the Administrative Agent;

it being agreed that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;

(5)	subject to clauses (1) and (4) above, transactions the purpose of which is to effect a Permitted Investment (other than pursuant to Section 6.04(14)) or a Disposition permitted pursuant to Section 6.06 (other than pursuant to Section 6.06(5) or a Disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries); and

(6)	the Transactions and Permitted ~~Reorganization~~Reorganizations.

Section 6.06 Dispositions. Make any Disposition, except:

(1)	Dispositions of obsolete, damaged, worn out, used or surplus property (including for purposes of recycling) in the ordinary course of business or Dispositions of property no longer used or useful in the conduct of the business of the Borrower and the Restricted Subsidiaries;

(2)	Dispositions of inventory and goods held for sale in the ordinary course of business;

(3)	Dispositions of property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement property or (b) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property; provided that to the extent the property being transferred constitutes Collateral such replacement property shall constitute Collateral;

(4)	Dispositions of property to the Borrower or a Restricted Subsidiary; provided, that if the transferor of such property is a Loan Party (a) the transferee thereof must be a Loan Party or (b) if the transferee thereof is not a Loan Party, to the extent constituting an Investment, such Investment must be a Permitted Investment in a Restricted Subsidiary that is not a Loan Party in accordance with Section 6.04 (other than Section 6.04(14));

(5)	Dispositions consisting of Investments permitted under Section 6.04 (other than Section 6.04(14)), transactions permitted under Section 6.05 (other than Section 6.05(5)) or Restricted Payments permitted under Section 6.07 (other than Section 6.07(4)) or consisting of Permitted Liens;

(6)	Dispositions of property pursuant to Sale Leaseback Transactions, provided that (i) no Event of Default has occurred and is continuing or would result therefrom (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing) and (ii) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(7)	Dispositions of Cash Equivalents (or Investments that were Cash Equivalents when made); ~~provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;~~

(8)	leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole~~, provided, that such Disposition shall be for no less than the fair market value of such property at the time of such Disposition~~;

(9)	Dispositions of property subject to any Casualty Event;

(10)	Dispositions; provided that

(a)	at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Event of Default has occurred and is continuing), no Event of Default has occurred and is continuing or would result therefrom; and

(b)	with respect to any Disposition pursuant to this clause (10) for a purchase price in excess of the greater of (i) $~~21.85~~70.0 million and (ii) ~~4.0~~11.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Disposition or as provided in Section 1.09, the Borrower or any of the Restricted Subsidiaries shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents; provided, however, that for the purposes of this clause (b) each of the following will be deemed to be cash,

(i)	any liabilities (as shown on the Borrower’s or any Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or any Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and the Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii)	any securities received by or Indebtedness owed to the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or any Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within one hundred and eighty (180) days following the closing of the applicable Disposition;

(iii)	any Designated Non-Cash Consideration received in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (iii) that is at that time outstanding, not in excess of the greater of (A) $~~21.85~~105.0 million and (B) ~~4.0~~16.0% of TTM Consolidated EBITDA as of the applicable date of determination, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(c)	such Disposition shall be for no less than the fair market value of such property at the time of such Disposition (or, if earlier, when the definitive documentation or other Contractual Obligation with respect to such Disposition is entered into by the Borrower or any Restricted Subsidiary (as applicable));

(11)	Dispositions of Investments in ~~joint ventures~~Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements among, the ~~joint venture~~Joint Venture parties set forth in ~~joint venture~~Joint Venture or similar agreements or arrangements;

(12)	Dispositions or discounts of accounts receivable and related assets in connection with the collection or compromise thereof;

(13)	(a) Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary and (b) Dispositions to consummate Permitted Reorganizations;

(14)	Dispositions constituting any exchange of like property (excluding any boot thereon) for use in any business conducted by the Borrower or any of the Restricted Subsidiaries, to the extent allowable under Section 1031 of the Code (or comparable or successor provision); provided that to the extent the property being transferred constitutes Collateral, such replacement property shall constitute Collateral;

(15)	the unwinding of any Hedge Agreement;

(16)	Dispositions of assets in connection with the closing or sale of a facility, including Dispositions of inventory, fee or leasehold interests in the premises of such facility, equipment and fixtures located at such premises, and the books and records relating to the operations of such facility; provided that as to each and all such sales and closings, (a) no Event of Default shall have occurred and be continuing or shall result therefrom and (b) such Dispositions shall be for no less than fair market value at the time of such Disposition;

(17)	~~[reserved];~~the sale, assignment or other transfer of Securitization Assets to (a) a Receivables Subsidiary in a Qualified Receivables Financing or (b) any other Person in a Qualified Receivables Factoring, in each case of clauses (a) and (b), in an amount not to exceed $100.0 million in the aggregate for all such transactions in any fiscal year;

(18)	(i) settlement of litigation ~~concerning Intellectual Property Rights,~~, claims (including without limitation, all alleged or threatened claims), disputes or any other type of liability (and any Dispositions in connection therewith) or (ii) the lease, sublease, license or sublicense of Intellectual Property Rights outside the United States or (iii) the lapse, abandonment, discontinuance of the use or maintenance of any Intellectual Property Rights, in each case of (i), (ii) and (iii), if the Borrower or any Restricted Subsidiary determines in its reasonable business judgment that it would not materially interfere with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(19)	Disposition of any property or asset with a fair market value not to exceed either (a) the greater of (i) $~~5.0~~70.0 million and (ii) ~~2.0~~11.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Disposition or as provided in Section 1.09, with respect to any transaction or series of related transactions or (b) the greater of (i) $~~25.0~~100.0 million and (ii) ~~8.0~~15.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Disposition or as provided in Section 1.09, in the aggregate for all such transactions in any fiscal year;

(20)	Disposition of assets acquired in a Permitted Investment that the Borrower determines will not be used or useful in the business of the Borrower and its Restricted Subsidiaries;

(21)	Dispositions of pipeline, marketed or other assets required by regulatory authorities in connection with the Transactions, any Permitted Acquisition or other investment or acquisition permitted hereunder;

(22)	any Disposition(s) in connection with licensing of Intellectual Property Rights to any Non-Loan Party Restricted Subsidiary or Non-Loan Party Restricted Subsidiaries in connection with bona fide tax planning purposes as determined in good faith by the Borrower; provided, that the Collateral and the Lenders are not adversely affected in any material respect by such Disposition(s);

(23)	Dispositions, including leases, subleases, licenses or sublicenses, of Products in Development in jurisdictions outside the United States; provided, that (a) such disposition does not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole and (b) such Disposition shall be for no less than the fair market value of such property at the time of such Disposition;

(24)	the Transactions, the Amendment No. 1 Transactions and the Amendment No. 2 Transactions; ~~and~~

(25)	the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under (including any payments of interest), conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of Borrower or any direct or indirect parent of Borrower or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent and whether in whole or in part and including by netting or set-off~~.~~; and

(26)	Dispositions of assets that do not constitute Collateral in an amount not to exceed the greater of (i) $105 million and (ii) 16% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of such Disposition or the time provided for in Section 1.09.

To the extent any Collateral is Disposed of as expressly permitted (or not prohibited) by this Section 6.06 to any Person other than a Loan Party, such Collateral will be Disposed of free and clear of the Liens created by the Loan Documents, and, without limiting, and subject to, the provisions of Section 9.11, the Administrative Agent will take, and each Lender hereby authorizes the Administrative Agent to take, any actions reasonably requested by the Borrower or deemed appropriate in order to evidence or effect the foregoing.

Section 6.07 Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, other than the declaration or making of the following:

(1)	Restricted Payments to the Borrower or any Restricted Subsidiary (or, in the case of any non-Wholly Owned Restricted Subsidiary, to the Borrower, any Restricted Subsidiary and each other owner of Equity Interests of such non-Wholly Owned Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) according to their relative ownership interests of the respective class of Equity Interests);

(2)	the declaration and making of any Restricted Payments payable solely in the form of Equity Interests (other than Disqualified Stock) of the Borrower;

(3)	~~[reserved]~~Restricted Payments to consummate the Transactions, the Amendment No. 1 Transactions and the Amendment No. 2 Transactions;

(4)	to the extent constituting a Restricted Payment or Restricted Payments, mergers, dissolutions, liquidations and consolidations permitted under Section 6.05 (other than a merger or consolidation involving the Borrower) or transactions permitted under Section 6.08 (other than Section 6.08(9));

(5)	repurchases of Equity Interests (a) deemed to occur upon exercise of options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options or warrants or similar rights or (b) in consideration of withholding or similar taxes payable by any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options or the vesting of any equity awards;

(6)	Restricted Payments to purchase, repurchase, retire, redeem or otherwise acquire Equity Interests (including related stock appreciation rights or similar securities) (or to allow any direct or indirect parent entity to purchase, retire, redeem or otherwise acquire Equity Interests (including related stock appreciation rights or similar securities)) held directly or indirectly by any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any Parent Entity upon the death, disability, retirement or termination of employment of any such Person or otherwise pursuant to any management, employee or director equity plan, management, employee or director stock option or profits interest plan or any other management, employee or director benefit plan or other agreement or arrangement (including any separation, stock subscription, shareholder, partnership or similar agreement) in an aggregate amount after the Amendment No. ~~1~~2 Effective Date, together with the aggregate amount of loans and advances to any Parent Entity made pursuant to Section 6.04(23) in lieu of Restricted Payments permitted by this clause (6), not to exceed $~~21.85~~25.0 million in any fiscal year with any unused amounts in any fiscal year being carried over to succeeding fiscal years; provided that such amount in any fiscal year may be increased by,

(a)	the amount of net proceeds of any key man life insurance policies received by the Borrower or any Restricted Subsidiary after the Closing Date;

(b)	to the extent contributed in cash to the common equity of the Borrower and Not Otherwise Applied, the proceeds from the sale of Equity Interests of the Borrower or any direct or indirect parent thereof (other than Disqualified Stock, Excluded Contributions or Cure Amounts), in each case to any future, present or former employee, manager, officer director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof that occurs after the Closing Date; and

(c)	the amount of any cash bonuses or other compensation otherwise payable to any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower or any of its Restricted Subsidiaries or any Parent Entity that are foregone in return for the receipt of Equity Interests of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent thereof;

(7)	Restricted Payments to purchase, repurchase, retire, redeem or otherwise acquire (or permit any direct or indirect parent entity to acquire) Equity Interests of the Borrower or any direct or indirect parent thereof in an aggregate amount per fiscal year not to exceed the greater of (a) $~~21.85~~25.0 million and (b) 4.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Restricted Payment or as provided in Section 1.09;

(8)	Restricted Payments the proceeds of which will be used to pay or finance (or permit any Parent Entity to pay or finance):

(a)	distributions made pursuant to Section 4.01(b) of the LLC Agreement;

(b)	operating, overhead, legal, accounting and other professional fees costs and expenses (including directors’ fees and expenses and Public Company Costs) and other ordinary course overhead costs and operational expenses (including administrative, legal, accounting, filing and similar expenses provided by third parties), in each case to the extent related to any such Parent Entity’s separate existence as a holding company or attributable to the ownership or operations of the Borrower and its Restricted Subsidiaries;

(c)	franchise taxes and other fees, taxes and expenses in connection with (i) the ownership of the Borrower or any Restricted Subsidiary or (ii) the maintenance of the Borrower’s or any such parent entity’s corporate or legal existence;

(d)	to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted under Sections 6.08(3), (5), (7), (16), (17), (19) and (21), in each case to the extent such payments are due at the time of such Restricted Payment;

(e)	any Permitted Investment; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (ii) the Borrower will, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 6.04) or (B) the merger (to the extent permitted in Section 6.05) of the Person formed or acquired with or into the Borrower or a Subsidiary (which shall be a Restricted Subsidiary to the extent required by Section 6.04) in order to consummate such Investment;

(f)	costs, fees and expenses related to any equity or debt offering expressly permitted by this Agreement or any Permitted Investment, whether or not consummated; and

(g)	(i) customary salary, bonus and other benefits payable to future, present or former employees, managers, officers, directors, consultants or contractors (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries or (ii) payments permitted under Sections 6.08(7);

(9)	Restricted Payments to pay (or permit any direct or indirect parent entity to pay) cash in lieu of the issuance of fractional Equity Interests in connection with the exercise of warrants, upon the conversion or exchange of Equity Interests of any such Person, in connection with any merger, consolidation, amalgamation or other business combination, or in connection with any dividend, distribution, split or combination of Equity Interests or any Permitted Investment;

(10)	Restricted Payments to consummate Permitted Reorganizations;

(11)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity or from the substantially concurrent contribution of common equity capital to the Borrower, in each case that are Not Otherwise Applied, other than (a) Excluded Contributions and (b) Cure Amounts;

(12)	Restricted Payments that are made with Excluded Contributions that are Not Otherwise Applied;

(13)	~~[Reserved]~~Restricted Payments of Investments in one or more Unrestricted Subsidiaries;

(14)	Restricted Payments (the proceeds of which may be utilized by any Parent Entity) in an aggregate amount not to exceed, when taken together with any prepayments, repayments, redemptions, purchases, defeasances or satisfactions made under clause (1)(f) of Section 6.11, the greater of (i) $~~110.0~~185.0 million and (ii) ~~20~~28% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such Restricted Payment or as provided in Section 1.09; provided, in each case, that no Event of Default under Section 8.01(2), 8.01(3), or, with respect to the Borrower, 8.01(8) or 8.01(9) shall have occurred and be continuing either immediately before, or after, giving Pro Forma effect to, such Restricted Payment;

(15)	Restricted Payments; provided that both immediately prior to and after giving Pro Forma Effect to such Restricted Payment, the RP Payment Conditions are satisfied; and

(16)	the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under, or exercise, transfer, assignment, unwinding, settlement or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Bond Hedge Transaction; the issuance of, entry into, performance of obligations under, or repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any related Permitted Warrant Transaction; and the issuance of, entry into performance of obligations under (including any payments of interest), conversion, exercise, repurchase, redemption, transfer, assignment, unwinding, settlement, cancellation or early termination of, or the satisfaction of any condition that would permit or require any of the foregoing, any Convertible Indebtedness, in each case, whether in cash, common Capital Stock of Borrower or any direct or indirect parent of Borrower or other securities or property following a merger event or other change of the common Capital Stock of Borrower or such parent and whether in whole or in part and including by netting or set-off.

The amount set forth in Section 6.07(14) may (without duplication), in lieu of Restricted Payments, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regards to Section 6.04 or (ii) prepay, repay redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof any Junior Financing without regards to Section 6.11.

Section 6.08 Transactions with Affiliates.  Engage in any transaction with any Affiliate of the Borrower, except that this Section 6.08 will not prohibit:

(1)	any transactions between or among the Borrower and/or any of the Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transaction;

(2)	any transactions on terms substantially as favorable to the Borrower or such Restricted Subsidiary (as applicable) as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate (as determined by the Borrower in good faith);

(3)	the Transactions (including the issuance or conversion of Equity Interests in connection therewith), the Amendment No. 1 Transactions, the Amendment No. 2 Transactions and the payment of fees and expenses (including the Transaction Costs) related to the Transactions ~~and~~, the Amendment No. 1 Transactions and the Amendment No. 2 Transactions;

(4)	the issuance, transfer or conversion of Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity not constituting a Change in Control;

(5)	employment and severance arrangements and confidentiality agreements among the Borrower, any of its Subsidiaries or any direct or indirect parent thereof and any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof in the ordinary course of business and transactions pursuant to equity plans, stock option or profits interest plan or any other equity or benefit plan or other similar agreement or arrangement (including to the extent set forth in any separation, stock subscription, shareholder, partnership or similar agreement);

(6)	the licensing of Intellectual Property Rights in the ordinary course of business to permit the commercial exploitation of Intellectual Property Rights between or among the Borrower, its Affiliates or its Restricted Subsidiaries;

(7)	the payment of fees, reasonable out-of-pocket costs and expenses to, and indemnities provided to or on behalf of, any officers, directors, managers, employees, consultants or contractors of the Borrower, any of its Subsidiaries or any direct or indirect parent thereof in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries or any such parent’s separate existence;

(8)	any other transaction, agreement, instrument or arrangement as in effect as of the Amendment No. ~~1~~2 Effective Date and, with respect to each such transaction, agreement, instrument or arrangement involving aggregate payments or consideration in excess of $25.0 million, set forth on Schedule 6.08, or any amendment thereto (so long as any such amendment is not materially adverse to the Lenders, taken as a whole, as compared to the applicable transaction, agreement, instrument or arrangement as in effect on the Amendment No. ~~1~~2 Effective Date);

(9)	any Restricted Payments permitted under Section 6.07, transactions permitted under Sections 6.05 and Investments permitted under Section 6.04;

(10)	(a) the Tax Receivable Agreement or transactions thereunder or (b) payments by the Borrower, any Subsidiary or any direct or indirect parent thereof pursuant to reasonable tax sharing arrangements between or among such Persons;

(11)	any transactions in which the Borrower or any of the Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or any such Restricted Subsidiary, as applicable, from a financial point of view or meets the requirements of clause (2) of this Section 6.08 (without giving effect to the parenthetical phrase at the end thereof);

(12)	any transaction or series of related transactions with consideration valued (as determined in good faith by the Borrower) at less than the greater of (a) $~~17.5~~35.0 million and (b) ~~3.0~~5.0% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of consummating such transaction(s) or as provided for in Section 1.09;

(13)	investments by the Investors in securities of the Borrower or any Parent Entity or Indebtedness of the Borrower, any Parent Entity or any of the Restricted Subsidiaries so long as (a) the investment is being offered generally to other investors on the same or more favorable terms and (b) any such investment constitutes less than 5.0% of the proposed or outstanding issue amount of such class of securities; provided, that any investments in debt securities by any Debt Fund Affiliates shall not be subject to the limitation in this clause (b);

(14)	payments to or from, and transactions with, Joint Ventures (to the extent any such Joint Venture is only an Affiliate as a result of Investments by the Borrower and the Restricted Subsidiaries in such Joint Venture);

(15)	(a) transactions between or among the Borrower or its Subsidiaries effected as part of any Qualified Receivables Transaction and (b) transactions in connection with Permitted Reorganizations;

(16)	the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to shareholders of the Borrower or any Parent Entity pursuant to the stockholders agreement or the registration and participation rights agreement in effect as of the Amendment No. ~~1~~2 Effective Date;

(17)	the payment of any dividend or distribution or consummation of any redemption within sixty (60) days after the date of declaration thereof or the giving of a redemption notice related thereto, if at the date of declaration or notice such payment would have complied with the provisions of this Agreement;

(18)	transactions between or among the Borrower, any of its Restricted Subsidiaries or any direct or indirect parent thereof and any Person, a director of which Person is also a director of the Borrower or any Parent Entity of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such Parent Entity, as the case may be, on any matter involving such other Person and such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(19)	payments, loans (or cancellation of loans) or advances to any future, present or former employee, manager, officer, director, consultant or contractor (or any spouses, former spouses, successors, executors, administrators, heirs, trustees, legatees or distributees of any of the foregoing) that are approved in good faith by a majority of the Disinterested Directors of the Borrower, any of its applicable Restricted Subsidiaries or any applicable direct or indirect parent of the foregoing;

(20)	any purchase by any Parent Entity of the Equity Interests of the Borrower and the issuance, sale or transfer of Equity Interests of the Borrower to any Parent Entity and capital contributions by any Parent Entity to the Borrower (and payment of reasonable out-of-pocket expenses incurred in connection therewith);

(21)	the existence of, or the performance by the Borrower or any of its Subsidiaries of its obligations under the terms of, any customary registration rights agreement to which such Person or any Parent Entity is a party or becomes a party in the future; and

(22)	transactions approved by a majority of the Disinterested Directors of the Borrower or any applicable Parent Entity.

Section 6.09 Business of the Borrower and its Subsidiaries.  Engage in any material line of business substantially different from those lines of business conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Amendment No. ~~1~~2 Effective Date and any business that is similar, corollary, ancillary, incidental or complementary or related to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Borrower and its Restricted Subsidiaries on the Amendment No. ~~1~~2 Effective Date, including any Similar Business.

Section 6.10 Burdensome Agreements.  Enter or permit any Material Restricted Subsidiary to enter into any Contractual Obligation (other than the ~~Loan Documents, the Term Loan Documents, the Existing Term Loan Documents, the Rondo Notes or the Rondo Existing Facility~~loan and/or bond documents evidencing the Indebtedness permitted under Section 6.01(1), Section 6.01(2), Section 6.01(29) and Section 6.01(31) and any permitted Refinancing thereof) that by its terms restricts (I) with respect to any such Material Restricted Subsidiary that is not a Guarantor, Restricted Payments from such Material Restricted Subsidiary to the Borrower or any other Loan Party, as applicable, that is a direct or indirect parent of such Restricted Subsidiary or (II) with respect to the Borrower or any such Material Restricted Subsidiary that is a Loan Party, the granting of Liens by such Material Restricted Subsidiary pursuant to the Security Documents; provided that the foregoing clauses (I) and (II) will not apply to any Contractual Obligations that:

(1)	(a) exist on the Amendment No. ~~1~~2 Effective Date and are to the extent such Contractual Obligation relates to any security with a value exceeding $25.0 million, listed on Schedule 6.10 and (b) to the extent Contractual Obligations permitted by clause (a) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted Refinancing of such Indebtedness so long as (to the extent not otherwise permitted by this Section 6.10) such Refinancing does not materially expand the scope of such Contractual Obligation with respect to restrictions described in the preceding clauses (I) or (II);

(2)	are (a) binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary or (b) acquired in connection with a Permitted Investment, so long as, in each case, such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary or such Permitted Investment, in each case as such Contractual Obligations may be amended, restated, supplemented, modified extended renewed or replaced, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement does not materially expand ~~in any material respect~~ the scope of ~~any restriction contemplated by this Section 6.10 contained therein~~such Contractual Obligation with respect to restrictions described in the preceding clauses (I) or (II);

(3)	represent Indebtedness of a Restricted Subsidiary that is not a Loan Party;

(4)	are customary restrictions and conditions that arise in connection with (a) any Lien (other than Liens on Collateral) permitted by Section 6.02, and relate to the property permitted to be subject to such Lien~~,~~ or (b) any Disposition pending consummation of such Disposition and solely with respect to the assets (including Equity Interests) subject to such Disposition;

(5)	are customary provisions in joint venture or similar agreements relating to the applicable joint venture;

(6)	are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01, but solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness and the proceeds and products thereof;

(7)	are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(8)	comprise restrictions imposed by any agreement relating to secured Indebtedness permitted under Section 6.01 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(9)	are (a) customary provisions restricting subletting or assignment of any lease governing a leasehold interest or (b) customary net worth provisions contained in Real Property leases entered into by Restricted Subsidiaries, so long as a Responsible Officer of the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and the other Restricted Subsidiaries to meet their ongoing obligations;

(10)	are customary provisions restricting assignment of any Contractual Obligation entered into in the ordinary course of business;

(11)	are customary provisions contained in leases or licenses of Intellectual Property Rights and other similar agreements entered into in the ordinary course of business;

(12)	are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;

(13)	arise in connection with cash or other deposits permitted under Section 6.02;

(14)	comprise restrictions in any Indebtedness permitted pursuant to Section 6.01 that are, taken as a whole, in the good faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for agreements governing Indebtedness of such type or otherwise reasonably acceptable to the Administrative Agent, so long as the Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(15)	apply by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having or purporting to have jurisdiction over the Borrower or any Restricted Subsidiary;

(16)	customary restrictions contained in Indebtedness permitted to be incurred pursuant to Sections 6.01(4) and (11)(a), and any Permitted Refinancing Indebtedness in respect of the foregoing; ~~or~~

(17)	consist of any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (16) above, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such Lien, dividend and other payment restrictions (restricting Restricted Payments), taken as a whole, than those contained in the Lien, dividend or other payment restrictions (restricting Restricted Payments) prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing~~.~~; or

(18)	are encumbrances or restrictions applicable to a Receivables Subsidiary in connection with a Qualified Receivables Financing that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Receivables Financing.

Section 6.11 Limitation on Payments and Modifications of Certain Indebtedness; Amendments of Certain Documents.

(1)	Prepayments of Junior Financing. Prepay, repay, redeem, purchase, defease or otherwise satisfy prior to scheduled maturity thereof any Junior Financing, except:

(a)	the refinancing thereof with the Net Cash Proceeds of, or in exchange for, any Permitted Refinancing Indebtedness;

(b)	the conversion or exchange of any Junior Financing into or for Equity Interests (other than Disqualified Stock) of the Borrower or any Parent Entity;

(c)	the prepayment repayment, redemption, purchase, defeasance or satisfaction of any of Indebtedness of the Borrower or any of its Restricted Subsidiaries owed to the Borrower or any of its Restricted Subsidiaries;

(d)	the prepayment, repayment, redemption, purchase, defeasance or satisfaction of any Junior Financing with the proceeds of (i) any other Junior Financing or (ii) any Qualified Equity Interests or any cash contribution to the common equity capital of the Borrower after the Closing Date (other than any Cure Amount or Excluded Contribution) that is Not Otherwise Applied; provided that such prepayment, repayment, redemption, purchase, defeasance or satisfaction is made within 60 days after receipt of such proceeds and no Event of Default has occurred and is continuing;

(e)	payments or distributions in respect of all or any portion of such Junior Financing with the proceeds contributed directly or indirectly to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Equity Interests (other than Disqualified Stock, Cure

Amounts or Excluded Contributions) made within eighteen (18) months prior thereto and Not Otherwise Applied;

(f)	prepayments, repayments, redemptions, purchases, defeasances or satisfactions of any Junior Financing in an aggregate amount not to exceed, when taken together with any Restricted Payments made under Section 6.07(14)~~(a)~~, the greater of (i) $~~110~~185.0 million and (ii) ~~20~~28% of TTM Consolidated EBITDA as of the applicable date of determination, in each case determined as of the time of making such prepayment, repayment, redemption, purchase, defeasance or satisfaction or as provided in Section 1.09; provided, in each case, that no Event of Default shall have occurred and be continuing or shall result therefrom; or

(g)	prepayments, repayments, redemptions, purchases, defeasances or satisfactions, of any Junior Financing so long as immediately prior to and after giving Pro Forma Effect to such prepayment, repayment, redemption, purchase, defeasance or satisfaction, the RP Payment Conditions are satisfied;

provided, however, that each of the following shall be permitted: payments of regularly scheduled principal and interest (including default interest and any “AHYDO” catch-up payment) on Junior Financing, fees related to Junior Financing, indemnity and expense reimbursement payments in connection with Junior Financing, and mandatory prepayments, mandatory redemptions and mandatory purchases of any Junior Financing (including any principal, premium or interest with respect thereto), in each case pursuant to the terms of the applicable Junior Financing Documentation.

The amount set forth in clause (1)(f) of this Section 6.11 (without duplication) may be, in lieu of prepayments, repayments, redemptions, purchases, defeasances or satisfactions of any Junior Financing, be utilized by the Borrower or any Restricted Subsidiary to (i) make or hold any Investments without regards to Section 6.04 or (ii) make Restricted Payments without regards to Section 6.07.

(2)	Amendments to Junior Financing Documentation. Amend, modify or change in any manner without the consent of the Administrative Agent, any Junior Financing Documentation in a manner that is materially adverse to the interests of the Lenders (taken as a whole), in each case other than as a result of a permitted Refinancing thereof; ~~provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such amendment, modification or change, together with a reasonably detailed description of the material terms and conditions of such amendment, modification or change or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (2) shall be conclusive evidence that such amendment, modification or change satisfies this clause (2) unless the Administrative Agent notifies the Borrower within such four~~

~~(4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees); or~~or

(3)	Amendments to Organization Documents. Amend, modify or change its certificate or articles of incorporation or formation (including by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, in each case, in any manner materially adverse to the interests of the Lenders (taken as a whole)~~; provided that, in each case, a certificate of a Responsible Officer delivered to the Administrative Agent at least four (4) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to any such amendment, modification or change, together with a reasonably detailed description of the material terms and conditions of such amendment, modification or change or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (3) shall be conclusive evidence that such amendment, modification or change satisfies such requirement unless the Administrative Agent notifies the Borrower within such four (4) Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees).~~.

Section 6.12 Use of Proceeds.  The Borrower shall not use, and the Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and, to the Borrower’s knowledge, agents shall not use, the proceeds of the Loans (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in or with any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.13 Financial Performance Covenant.  Upon the occurrence and during the continuance of a Covenant Trigger Event, the Borrower will maintain a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 measured at the time of occurrence of such Covenant Trigger Event (as of the last day of the Test Period ending immediately prior to the date on which such Covenant Trigger Event has commenced), and on the last day of each subsequent Test Period ending during the continuance of such Covenant Trigger Event.

ARTICLE VII

[Reserved]

ARTICLE VIII

Events of Default

Section 8.01 Events of Default.  In case of the happening of any of the following events (each, an “Event of Default”):

(1)	any representation or warranty made by the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document required to be delivered pursuant hereto or thereto proves to have been false or misleading in any material respect when so made;

(2)	default is made in the payment of any principal of any Loan or the reimbursement of any L/C Disbursement when and as the same becomes due and payable, whether at the due date thereof, at a date fixed for prepayment thereof, by acceleration thereof or otherwise;

(3)	default is made in the payment of any interest on any Loan or in the payment of any fee under the Loan Documents (other than an amount referred to in clause (2) of this Section 8.01), when and as the same becomes due and payable, and such default continues unremedied for a period of five (5) Business Days;

(4)	default is made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in (a) Section 5.01(1) (with respect to the Borrower only), 5.05(1) or in Article VI (in each case solely to the extent applicable to such Person), (b) Section 5.11 but only if such default continues unremedied for a period of five (5) Business Days or (c) Section 5.04(9) and such default continues unremedied for a period of five (5) Business Days (or, after the occurrence and during the continuance of an Increased Reporting Period (Weekly), two (2) Business Days) following notice thereof from the Administrative Agent to the Borrower;

(5)	default is made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (1), (2), (3) and (4) of this Section 8.01), in each case solely to the extent applicable to such Person, and such default continues unremedied for a period of 30 days after the earlier of (x) receipt of written notice thereof from the Administrative Agent to the Borrower and (y) the date on which an executive officer of the Borrower becomes aware of such default;

(6)	(a) (i) any event or condition occurs (other than, with respect to Indebtedness under any Hedge Agreement, termination events or equivalent events pursuant to the terms of such Hedge Agreement that do not result from a default thereunder by a Loan Party or Restricted Subsidiary) that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) the Borrower or any Restricted Subsidiary fails to pay the principal of any Material Indebtedness at the stated final maturity thereof and (b) such event, condition or failure is unremedied and is not waived or cured by the holders of such Indebtedness prior to any acceleration of the Loans pursuant to this Section 8.01; provided that ~~(I)~~ this clause (6) will not apply to any (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of all or a portion of the property or assets securing such Indebtedness or (B) any redemption, repurchase, conversion, exercise or settlement (or the occurrence of any event or satisfaction of any condition giving rise to or permitting any of the foregoing) with respect to any Convertible Indebtedness pursuant to its terms unless such redemption, repurchase, conversion or settlement (or occurrence, giving rise to, or permitting any of the foregoing) results from a default thereunder or an event of the type that constitutes an Event of Default thereunder; ~~(II) this clause (6) will not apply to the Remaining Term Loans, and the Remaining Term Loans shall not constitute Material Indebtedness for purposes of this clause (6) unless (A) the holder or holders of the Remaining Term Loans, or any trustee or agent on its or their behalf, has accelerated the Remaining Term Loans or caused the Remaining Term Loans to become due prior to their stated maturity and (B) Excess Availability at such time (based on the most recently delivered Borrowing Base Certificate) is insufficient to permit the Administrative Agent to establish a Reserve in an amount equal to the aggregate principal amount of the Remaining Term Loans outstanding at such time; and (III)~~provided, further, that the failure to observe or perform a financial maintenance covenant under the Rondo Existing Facility or any Permitted Refinancing Indebtedness in respect thereof (a “Financial Covenant Default”) shall not in and of itself constitute an Event of Default hereunder until the later of (i) 90 days following the date of such Financial Covenant Default and (ii) the date on which the lenders under the Rondo Existing Facility or any Permitted Refinancing Indebtedness in respect thereof shall have accelerated payment and terminated the commitments with respect thereto, provided, that, for the avoidance of doubt, prior to the time it becomes an Event of Default hereunder, any Financial Covenant Default may be waived, amended, terminated or otherwise modified from time to time in accordance with the documentation governing such Rondo Existing Facility or any Permitted Refinancing Indebtedness in respect thereof;

(7)	a Change in Control occurs;

(8)	an involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction seeking:

(a)	relief in respect of the Borrower or any of the Material Restricted Subsidiaries, or of a substantial part of the property or assets of the Borrower or any Material Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)	the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any Restricted Subsidiary; or

(c)	the winding up or liquidation of the Borrower or any Material Restricted Subsidiary (except, in the case of any Material Restricted Subsidiary, in a transaction permitted by Section 6.05) and such proceeding or petition continues undismissed for 60 days or an order or decree approving or ordering any of the foregoing is entered;

(9)	the Borrower or any Material Restricted Subsidiary:

(a)	voluntarily commences any proceeding or files any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy, insolvency, receivership or similar law;

(b)	consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (8) of this Section 8.01;

(c)	applies for or consents to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any of the Material Restricted Subsidiaries or for a substantial part of the property or assets of the Borrower or any Material Restricted Subsidiary;

(d)	files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)	makes a general assignment for the benefit of creditors; or

(f)	becomes unable or admits in writing its inability or fails generally to pay its debts as they become due;

(10)	the Borrower or any Restricted Subsidiary fails to pay one or more final judgments for the payment of money aggregating in excess of the Threshold Amount (to the extent not covered by insurance or other indemnity obligation), which such judgment(s) are not satisfied, vacated, discharged, stayed, bonded pending appeal or effectively waived or stayed for a period of 60 consecutive days;

(11)	an ERISA Event occurs with respect to any Plan or Multiemployer Plan, and such ERISA Event, together with all other such ERISA Events, if any, is reasonably expected to have a Material Adverse Effect; or

(12)	(a) any material provision of the Loan Documents, taken as a whole, at any time after their execution and delivery and prior the Payment In Full of the Obligations, for any reason other than as expressly permitted under a Loan Document (including as a result of a transaction permitted under Section 6.05), ceases to be, or is asserted in writing by the Borrower or any Restricted Subsidiary not to be, for any reason, a legal, valid and binding obligation of any party thereto, (b) any security interest purported to be created by any Security Document and to extend to assets that are included in the Borrowing Base or otherwise are not immaterial to the Borrower and the Restricted Subsidiaries, when taken as a whole, on a consolidated basis ceases to be, or is asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest in the Collateral covered thereby, except to the extent permitted under the Loan Documents or that (i) any such loss of validity or perfection results from (A) the limitations of foreign laws, rules and regulations or the application thereof, or (B) the Collateral Agent not having possession of certificates actually delivered to it representing securities pledged under a Security Document or Uniform Commercial Code financing statements and/or continuation statements not being filed or (ii) such loss is covered by a lender’s title insurance policy and the Collateral Agent is reasonably satisfied with the credit of such insurer or (c) the Guarantees pursuant to the Security Documents by any Material Restricted Subsidiary Guarantor of any of the Obligations cease to be in full force and effect (other than in accordance with the terms hereof or thereof, including the release of such Person as provided for under the Loan Documents and the Payment in Full of the Obligations) or are asserted in writing by the Borrower or any other Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations, except in the cases of clauses (b) and (c), in connection with an Asset Sale permitted by this Agreement;

then, (i) upon the occurrence of any such Event of Default (other than an Event of Default with respect to the Borrower described in clause (8) or (9) of this Section 8.01) and at any time thereafter during the continuance of such Event of Default, the Administrative Agent, at the request of the Required Lenders, will, by notice to the Borrower, take any or all of the following actions, at the same or different times: (A) terminate forthwith the Commitments, (B) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; (C) if the Loans have been declared due and payable pursuant to clause (B) above, demand cash collateral pursuant to Section 2.05(11); and (D) exercise all rights and remedies granted to it under any Loan Document and all of its rights under any other applicable law or in equity, and (ii) in any event with respect to the Borrower described in clause (8) or (9) of this Section 8.01, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, will automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for cash collateral to the full extent permitted under Section 2.05(11), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; provided that, notwithstanding any of the foregoing, (w) upon the occurrence of and during the continuance of an Event of Default under Section 8.01(2) or (3) with respect to the Refinancing Term Loans, the Administrative Agent, at the request of the Required Term Lenders, will, by notice to the Borrower, declare the Refinancing Term Loans then outstanding to be forthwith due and payable in whole or in part pursuant to the foregoing clause (B), (x) upon the acceleration of the Revolving Loans hereunder, the principal of the Refinancing Term Loans then outstanding, together with accrued interest thereon and all other Obligations accrued in respect thereof, shall be automatically due and payable in whole immediately and all Refinancing Term Loan Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (y) upon the acceleration of the Refinancing Term Loans hereunder, the principal of the Revolving Loans then outstanding, together with accrued interest thereon and all other Obligations accrued in respect thereof, shall be automatically due and payable in whole immediately and all Commitments shall automatically terminate, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (z) except as expressly set forth herein (including, without limitation, in the FILO Intercreditor Provisions), no Refinancing Term Lender shall have any right to affirmatively exercise any remedy with respect to the Collateral upon the occurrence and during the continuance of an Event of Default until the Discharge of ABL Revolving Claims.

Section 8.02 Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Borrower fails (or, but for the operation of this Section 8.02, would fail) to comply with the requirements of the Financial Performance Covenant, until the expiration of the tenth Business Day subsequent to the date the Required Financial Statements are required to be delivered pursuant to Section 5.04(1) or (2) for the applicable fiscal quarter, the Borrower shall have the right to issue Permitted Cure Securities for cash (provided that, if such Permitted Cure Securities are not in the form of common equity, the terms of such Permitted Cure Securities must be reasonably acceptable to the Administrative Agent) or otherwise receive cash contributions to the capital of the Borrower, and, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”) and, upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right, the Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any Test Period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount.  The resulting increase to Consolidated EBITDA from the application of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the Financial Performance Covenant and there shall be no pro forma or other reduction in Indebtedness from the application of a Cure Amount for purposes of calculating the Financial Performance Covenant unless such Cure Amount is actually applied to prepay Indebtedness.  In each four fiscal quarter period there shall be at least two fiscal quarters in which the Cure Right is not exercised and the Cure Right may not be exercised more than five times during the term of this Agreement and, for purposes of this Section 8.02, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant.  If, after giving effect to the adjustments in this Section 8.02, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach of the Financial Performance Covenant and any related default that had occurred shall be deemed cured for the purposes of this Agreement.  Notwithstanding the foregoing, after the occurrence of an Event of Default under the Financial Performance Covenant, the Borrower shall not be able to request the making of any Loan or the issuance or renewal of any Letter of Credit until receipt by the Borrower of the Cure Amount.

ARTICLE IX

The Agents

Section 9.01 Appointment.

(1)	Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Hedge Agreements) and each Issuing Bank and Swingline Lender hereby irrevocably designates and appoints the entity named as Administrative Agent in the heading of this Agreement and its permitted successors and assigns to serve as administrative agent under this Agreement and the other Loan Documents, as applicable, including as the Collateral Agent for such Lender and the other applicable Secured Parties under the applicable Security Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States, each of the Lenders, the Issuing Banks and the Swingline Lenders hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Security Document governed by the laws of such jurisdiction on such Lender’s, Issuing Bank’s or Swingline Lender’s behalf. Without limiting the foregoing, each Lender, each Issuing Bank and each Swingline Lender authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(2)	Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent; additionally, each Lender, each Issuing Bank and each Swingline Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and transactions contemplated hereby. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.  For the avoidance of doubt, the Borrower shall not have liability for the actions of the Administrative Agent pursuant to the immediately preceding sentence.

(3)	In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, the Swingline Lenders and the Agents and any Subagents allowed in such judicial proceeding and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, Issuing Bank and Swingline Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks and the Swingline Lenders to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, Issuing Bank or Swingline Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, Issuing Bank or Swingline Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender, Issuing Bank or Swingline Lender in any such proceeding.

Section 9.02 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof)) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of the agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent may also from time to time, when the Administrative Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Subagent”) with respect to all or any part of the Collateral; provided that no such Subagent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Administrative Agent.  Should any instrument in writing from the Borrower or any other Loan Party be reasonably required by any Subagent so appointed by the Administrative Agent to more fully or certainly vest in and confirm to such Subagent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon reasonable written request by the Administrative Agent.  If any Subagent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Subagent, to the extent permitted by law, shall automatically vest in and be exercised by the Administrative Agent until the appointment of a new Subagent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact or Subagent that it selects in accordance with the foregoing provisions of this Section 9.02 in the absence of the Administrative Agent’s gross negligence or willful misconduct.

Section 9.03 Exculpatory Provisions.  None of the Administrative Agent, its Affiliates or any of their respective officers, directors, employees, agents or attorneys-in-fact shall be (1) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (2) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.  The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, and (b) the Administrative Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into:

(i)	any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document;

(ii)	the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith;

(iii)	the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default;

(iv)	the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents;

(v)	the value or the sufficiency of any Collateral; or

(vi)	the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and Truist Bank and its Affiliates, on the other hand.  Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to Truist Bank and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither Truist Bank nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person.  Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 9.04 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed in good faith by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed in good faith by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender, Swingline Lender or any Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender, Swingline Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender, Swingline Lender or the Issuing Bank prior to such Borrowing.  The Administrative Agent may consult with legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all or other Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all or other Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 9.05 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all or other Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 9.06 Non-Reliance on Agents and Other Lenders.  Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Agents that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 9.07 Indemnification.  The Lenders agree to indemnify each Agent, Swingline Lender and each Issuing Bank, in each case in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), in the amount of its pro rata share (based on its aggregate Revolving Facility Credit Exposure and, in the case of the indemnification of each Agent, unused Commitments hereunder; provided that the aggregate principal amount of L/C Disbursements owing to any Issuing Bank shall be considered to be owed to the Revolving Lenders ratably in accordance with their respective Revolving Facility Credit Exposure) (determined at the time such indemnity is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent, Swingline Lender or such Issuing Bank in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, Swingline Lender or such Issuing Bank under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s, Swingline Lender’s or such Issuing Bank’s gross negligence or willful misconduct.  The failure of any Lender to reimburse the Administrative Agent, Swingline Lender or any Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent, Swingline Lender or such Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent, Swingline Lender or such Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent, Swingline Lender or such Issuing Bank, as the case may be, for such other Lender’s ratable share of such amount.  The agreements in this Section 9.07 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.08 Agent in Its Individual Capacity.  Each Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

Section 9.09 Successor Agent.  The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders and the Borrower.  Any such resignation by the Administrative Agent hereunder shall also constitute its resignation as Swingline Lender and an Issuing Bank, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation.  If the Administrative Agent resigns as the Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the reference to the resigning Administrative Agent means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation will nevertheless thereupon become effective, and the Required Lenders will thereafter perform all the duties of such Administrative Agent hereunder or under any other Loan Document until such time, if any, as the Required Lenders, Swingline Lender and the Issuing Banks appoint a successor Administrative Agent which shall (unless a Specified Event of Default shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9.09 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 9.10 Arrangers; Co-Syndication Agents; Documentation Agent.  None of the Arrangers, Co-Syndication Agents or Documentation Agent will have any duties, responsibilities or liabilities hereunder in their respective capacities as such.

Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) in participating as a Lender, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities laws), (iii) it has, independently and without reliance upon the Administrative

Agent, any Arranger, or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.11 Collateral and Guaranty Matters.

(1)	Each of the Lenders (including in its capacity as a potential Qualified Counterparty or Cash Management Bank) and the other Secured Parties irrevocably appoints and authorizes the Administrative Agent and the Collateral Agent to be the agent for and representative of the Lenders with respect to the Collateral Agreement, the Collateral and the Security Documents, together with such powers and discretion as are reasonably incidental thereto; provided that neither the Administrative Agent nor the Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of any Cash Management Obligations or Specified Hedge Obligations.

(2)	Each Agent, each Lender and each other Secured Party agrees that:

(a)	Liens on any property granted to or held by an Agent in favor of any Secured Party under any Loan Document will be automatically released,

(i)	upon Payment in Full and the termination of the Commitments;

(ii)	at the time the property subject to such Lien is Disposed (or to be Disposed) as part of, or in connection with, any transfer permitted under the Loan Documents to any Person that is not (and is not required to be) a Loan Party,

(iii)	if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under the Collateral Agreement pursuant to clause (c) below;

(iv)	subject to Section 10.08, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders; or

(v)	upon such property becoming an Excluded Asset or Excluded Equity Interest.

(b)	it will release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(3);

(c)	if any Subsidiary Loan Party ceases to be a Subsidiary in a transaction permitted hereunder, is not a Material Subsidiary or as a result of a transaction permitted hereunder becomes an Excluded Subsidiary (in each case, as certified in writing by a Responsible Officer), and the Borrower notifies the Administrative Agent in writing that it wishes such Guarantor to be released from its obligations under the Collateral Agreement and, upon request of the Administrative Agent or the Collateral Agent, as applicable, provides the Administrative Agent and the Collateral Agent certifications that such Subsidiary Loan Party ceases to be a Subsidiary as a result of a transaction permitted hereunder, is not a Material Subsidiary or has become an Excluded Subsidiary (as applicable), it will release (or evidence the release) of (i) such Subsidiary Loan Party from its obligations under the Collateral Agreement and the other Loan Documents and (ii) any Liens granted by such Subsidiary or Liens on the Equity Interests of such Subsidiary; and

(d)	the Administrative Agent and the Collateral Agent will exclusively exercise the rights and remedies under the Loan Documents, and neither the Lenders nor any other Secured Party will exercise such rights and remedies (other than the Required Lenders through the Administrative Agent); provided that the foregoing shall not preclude any Lender from exercising any right of set-off in accordance with the provisions of Section 10.06 or enforcing compliance with the provisions set forth in clauses (i) through (vi) of Section 10.08(2) or from exercising rights and remedies (other than the enforcement of Collateral) with respect to any payment default after the occurrence of the Maturity Date with respect to any Loans made by it or filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law.

Each Agent agrees that it will take such action and execute any such documents as may be reasonably requested by the Borrower in connection with any of the foregoing releases or any such subordination.  Each of the Collateral Agent and the Administrative Agent shall be entitled to rely exclusively on an officers certificate of the Borrower confirming that such release or subordination (as applicable) is permitted hereunder.  Each Lender and each Secured Party irrevocably authorizes each Administrative Agent to take such action and execute any such document and consents to such reliance. No Agent will be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or contained in any certificate prepared or delivered by the Borrower or any Loan Party in connection with the Collateral or compliance with the terms set forth above or in a Loan Document, nor shall any Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under, the Loan Documents. Notwithstanding anything to the contrary set forth herein, any execution and delivery of documents by any Agent pursuant to this Section 9.11 shall be without recourse to or warranty by such Agent and at the Borrower’s expense; and such documents shall be reasonably acceptable to such Agent and the Borrower.

(3)	Anything contained in any of the Loan Documents to the contrary notwithstanding, each Agent, each Lender and each Secured Party hereby agree that:

(a)	no Lender or other Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Agreement or any other Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Secured Parties in accordance with the terms hereof and thereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent for the benefit of the Lenders in accordance with the terms thereof;

(b)	in the event of a foreclosure or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the U.S. Bankruptcy Code) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities), shall be entitled, upon instructions from the Required Lenders, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition;

(c)	no provision of any Loan Documents shall require the creation, perfection or maintenance of pledges of or security interests in, or the obtaining of title insurance or abstracts with respect to, any Excluded Assets, any Excluded Equity Interests and any other particular assets, if and for so long as, in the reasonable judgment of the Collateral Agent, the cost of creating, perfecting or maintaining such pledges or security interests in such other particular assets or obtaining title insurance or abstracts in respect of such other particular assets is excessive in view of the fair market value of such assets or the practical benefit to the Lenders afforded thereby as reasonably determined by a Responsible Officer of the Borrower and the Administrative Agent (or with respect to matters relating primarily to the Term Priority Collateral, the Borrower and the Term Agent);

(d)	the Collateral Agent may grant extensions of time for the creation or perfection of security interests in or the obtaining of title insurance and surveys with respect to particular assets (including extensions beyond the Closing Date ~~or~~, Amendment No. 1 Effective Date or the Amendment No. 2 Effective Date, as applicable, for the creation or perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that creation or perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Security Documents;

(e)	no actions required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in any assets or to perfect such security interests (including any Intellectual Property Rights in any non-U.S. jurisdiction) (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction);

(f)	no control agreements shall be required with respect to assets requiring perfection through control agreements or perfection by “control” (as defined in the Uniform Commercial Code); and

(g)	the provisions of Section 5.10(4) of this Agreement and Sections 4.01(4) and 4.01(6) of the Collateral Agreement shall supersede any other provision of a Loan Document to the contrary.

Section 9.12 Certain ERISA Matters.

(1)	Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, solely for the benefit of, the Administrative Agent, the Arrangers and the Bookrunners and their respective Affiliates (the “Relevant Parties”), and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(a)	such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letter of Credit or the Commitments;

(b)	the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement;

(c)	(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letter of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letter of Credit, the Commitments and this Agreement; or

(d)	such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(2)	In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Relevant Parties, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(a)	none of the Relevant Parties is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, or any of the other Loan Documents);

(3)	Each of the Administrative Agent, the Arrangers and the Bookrunners hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letter of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letter of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letter of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

For purposes of this Section 9.12, the following definitions apply to each of the capitalized terms below:

Section 9.13 Cash Management Obligations and Specified Hedge Obligations.

(1)	Except when the Cash Management Bank is Truist Bank and its Affiliates, each Cash Management Bank shall promptly provide written notice (acknowledged by the Borrower) to the Administrative Agent of (x) the existence of any Cash Management Services, (y) the maximum dollar amount of obligations arising thereunder (the “Cash Management Services Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Cash Management Services from time to time. In no event shall any Cash Management Bank acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Cash Management Services and in no event shall the approval of any such person in its capacity as Cash Management Bank be required in connection with the release or termination of any security interest or Lien of the Administrative Agent. The Cash Management Services Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Cash Management Bank. No Cash Management Services Amount may be established or revised at any time that a Default or Event of Default exists.

(2)	Except when the Qualified Counterparty is Truist Bank and its Affiliates, each Qualified Counterparty shall promptly provide written notice (acknowledged by the Borrower) to the Administrative Agent of (w) the existence of any Specified Hedge Agreement, (x) the maximum dollar amount of obligations arising thereunder (the “Specified Hedge Amount”), (y) the portion of the Specified Hedge Amount, if any, that is elected by the Qualified Counterparty and the Borrower to be pari passu to the payment of principal on Revolving Facility Credit Exposure (the “Specified Pari Hedge Amount”) and (z) the methodology to be used by such parties in determining the obligations under such Specified Hedge Agreement from time to time. A Reserve shall be established equal to the amount of any Specified Pari Hedge Amount to the extent such Reserve would not cause Excess Availability to be less than zero at the time such Reserve is established.  In no event shall any Qualified Counterparty acting in such capacity be deemed a Lender for purposes hereof to the extent of and as to Specified Hedge Agreement and in no event shall the approval of any such person in its capacity as Qualified Counterparty be required in connection with the release or termination of any security interest or Lien of the Administrative Agent.  The Specified Hedge Amount and Specified Pari Hedge Amount may be changed from time to time upon written notice to the Administrative Agent by the applicable Qualified Counterparty and acknowledged by the Borrower.  No Specified Hedge Amount may be established or revised at any time that a Default or Event of Default exists.

(3)	No Cash Management Bank or Qualified Counterparty that obtains the benefits of Section 2.18(3), the Security Documents or any Collateral by virtue of the provisions hereof or of any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Cash Management Obligations and Specified Hedge Obligations unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Qualified Counterparty, as the case may be.

Section 9.14 Erroneous Payments.

(1)	If the Administrative Agent notifies a Lender, an Issuing Bank or a Secured Party, or any Person who has received funds on behalf of a Lender, an Issuing Bank or a Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding paragraph (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.  A notice of the Administrative Agent to any Payment Recipient under this paragraph (a) shall be conclusive, absent manifest error.

(2)	Without limiting immediately preceding paragraph (a), each Lender, each Issuing Bank, each Secured Party, or any other Person who has received funds on behalf of a Lender, an Issuing Bank or any Secured Party, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(a)	(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(b)	such Lender, Issuing Bank or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.14(2).

(3)	Each Lender, Issuing Bank and Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding paragraph (a) or under the indemnification provisions of this Agreement.

(4)	In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative

Agent in accordance with immediately preceding paragraph (a), from any Lender or Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Bank at any time, (i) such Lender or Issuing Bank shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Bank shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Bank shall cease to be a Lender or Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Bank, and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Bank shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Bank (and/or against any recipient that receives funds on its respective behalf).  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Bank and such Commitments shall remain available in accordance with the terms of this Agreement.  In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Bank or Secured Party under the Loan Documents with respect to each

Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(5)	The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(6)	To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

Each party’s obligations, agreements and waivers under this Section 9.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

Section 9.15 ABL Reports.  Administrative Agent shall promptly provide to Lenders, when complete, any field examination, audit, appraisal or consultant report prepared for Administrative Agent with respect to any Loan Party or Collateral.  Reports and other Borrower Materials may be made available to Lenders by posting them on the Platform, but Administrative Agent shall not be responsible for system failures or access issues that may occur from time to time.  Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that Administrative Agent or any other Person performing an audit or examination will inspect only limited information and will rely significantly upon Borrowers~~'~~’ books, records and representations; (b) that Administrative Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials; and (c) to keep all Borrower Materials confidential pursuant to Section 10.16.

ARTICLE X

Miscellaneous

Section 10.01 Notices; Communications.

(1)	Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.01(2)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or e-mail, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, in each case, as follows:

(a)	if to any Loan Party, the Administrative Agent, the Swingline Lender or any Issuing Bank as of the Closing Date, to the address, facsimile number, e-mail address or telephone number specified for such Person on Schedule 10.01; and

(b)	if to any other Lender, Swingline Lender or Issuing Bank, to the address, facsimile number, e-mail address or telephone number specified in its Administrative Questionnaire.

(2)	Notices and other communications to the Lenders and any Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or any Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Notices sent by e-mail shall be deemed to have been given when sent and confirmation of transmission received (except that, if not sent during normal business hours for the recipient, such e-mail shall be deemed to have been given at the opening of business on the next Business Day for the recipient).

(3)	Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by facsimile shall be deemed to have been given when sent and confirmation of transmission received (except that, if not sent during normal business hours for the recipient, such notice shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.01(2) shall be effective as provided in such Section 10.01(2).

(4)	Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(5)	Documents required to be delivered hereunder may be delivered electronically (including as set forth in Section 10.17) and if so delivered, shall be deemed to have been delivered on the date (a) on which the Borrower files such documents with the SEC or posts such documents or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.01 or (b) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (i) other than with respect to materials filed with the SEC, the Borrower shall notify the Administrative Agent (by facsimile or e-mail) of the posting of any such documents and, upon the Administrative Agent’s written request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents and (ii) upon reasonable written request by the Administrative Agent, the Borrower shall also provide a hard copy to the Administrative Agent of any such document; provided, further, that any documents posted for which a link is provided after normal business hours for the recipient shall be deemed to have been given at the opening of business on the next Business Day.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 10.02 Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each Issuing Bank and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such Persons or on their behalf, and shall continue in full force and effect until the Obligations are Paid in Full, the Commitments are terminated and any outstanding Letters of Credit are expired, terminated or cash collateralized on terms reasonably satisfactory to the applicable Issuing Bank(s) in accordance herewith.  Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17 and 10.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 10.03 Binding Effect.  This Agreement shall become effective when it has been executed by the Borrower and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Subsidiary Loan Parties, each Agent, each Swingline Lender, each Issuing Bank, each Lender and their respective permitted successors and assigns.

Section 10.04 Successors and Assigns.

(1)	The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (a) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), except to any Successor Borrower pursuant to Section 6.05 and

(b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.04.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (3) of this Section 10.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, any Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(2)	(a) Subject to the conditions set forth in paragraph (2)(b) of this Section 10.04, any Lender (an “Assignor”) may assign to one or more assignees (other than a natural person, a Disqualified Institution or a Defaulting Lender) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(i)	the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default with respect to the Borrower has occurred and is continuing; provided, further, that such consent shall be deemed to have been given if the Borrower has not responded within ten (10) Business Days after delivery of a written request therefor by the Administrative Agent; and

(ii)	the Administrative Agent, each Swingline Lender and each Issuing Bank; provided that no consent of the Administrative Agent, any Swingline Lender or any Issuing Bank will be required for an assignment of all or any portion of Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(b)	Assignments shall be subject to the following additional conditions:

(i)	except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000, unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if a Specified Event of Default with respect to the Borrower has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds being treated as one assignment for purposes of meeting the minimum assignment amount requirement), if any;

(ii)	the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and, shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(iii)	the Assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(iv)	the Assignee will not be the Borrower or any of the Borrower’s Affiliates or Subsidiaries; and

(v)	the Assignor shall deliver to the Administrative Agent any Note issued to it with respect to the assigned Loan.

(c)	Subject to acceptance and recording thereof pursuant to paragraph (2)(e) of this Section 10.04, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such Assignment and Acceptance). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (4) of this Section 10.04 to the extent such participation would be permitted by such Section 10.04(4).

(d)	The Administrative Agent, acting for this purpose as the Administrative Agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest with respect thereto) of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, Swingline Lender and the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender (but solely, in the case of a Lender, entries with respect to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.  This clause (d) and Section 2.09 shall be construed so that all Refinancing Term Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)	Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, any Note outstanding with respect to the assigned Loan (or other documentation (including an affidavit of loss and indemnitee agreement) reasonably acceptable to the Borrower in lieu thereof), the processing and recordation fee referred to in paragraph (2)(b)(ii) of this Section 10.04 and any written consent to such assignment required by paragraph (2) of this Section 10.04, the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (2)(e).

(3)	By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:

(a)	such assigning Lender warrants that it is the legal and Beneficial Owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Facility Commitment, and the outstanding balances of its Revolving Loans, in each case, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance;

(b)	except as set forth in clause (a) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any Restricted Subsidiary or the performance or observance by the Borrower or any Restricted Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto;

(c)	the Assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;

(d)	the Assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Required Financial Statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

(e)	the Assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

(f)	the Assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms of this Agreement, together with such powers as are reasonably incidental thereto; and

(g)	the Assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(4)	(a) Any Lender may, without the consent of the Administrative Agent or, subject to Section 10.04(8), the Borrower, sell participations to one or more banks or other entities (other than any Disqualified Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that

(i)	such Lender’s obligations under this Agreement shall remain unchanged;

(ii)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and

(iii)	the Borrower, the Administrative Agent, Swingline Lender, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (A) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 10.04(1)(a) or clauses (i), (ii), (iii), (iv), (v) or (vi) of the first proviso to Section 10.08(2) and (2) directly affects such Participant and (B) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant.  Subject to clause (4)(b) of this Section 10.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (in each case subject to the requirements thereof and the delivery of any documentation required thereunder) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (2) of this Section 10.04.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.06 as though it were a Lender; provided that such Participant shall be subject to Section 2.18(5) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.  Each Lender shall indemnify the Loan Parties for any Taxes (including any additions to Tax) attributable to or resulting from such Lender’s failure to comply with the provisions of this Section 10.04(4)(a) relating to the maintenance of a Participant Register.

(b)	A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant shall not be entitled to the benefits of Section 2.17 to the extent such Participant fails to comply with Section 2.17(5) as though it were a Lender.

(5)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(6)	The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (5) of this Section 10.04; provided that such Lender will have delivered for exchange any Notes previously issued with respect to the applicable Loans (or other documentation (including an affidavit of loss and indemnitee agreement) reasonably acceptable to the Borrower in lieu thereof).

(7)	If the Borrower wishes to replace the Loans or Commitments with ones having different terms, it shall have the option, with the consent of the Administrative Agent and, where relevant, each Swingline Lender and Issuing Bank, and subject to at least three Business Days’ advance notice to the Lenders, instead of repaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 10.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 10.08(5)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 10.05(2); provided that, for the avoidance of doubt, the Administrative Agent shall not be required to purchase such Loans and Commitments to be replaced unless it has agreed to purchase such Loans and Commitments in its sole discretion. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (7) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(8)	Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Institution without the prior written consent of the Borrower; provided that, in connection with a participation, the Lenders shall have received a list of the Disqualified Institutions prior to the execution of such participation right. To the extent that any assignment is purported to be made or participation is purported to be sold to a Disqualified Institution (notwithstanding this clause (8) or otherwise), such Disqualified Institution shall be required immediately (and in any event within five (5) Business Days) to assign all Loans and Commitments then owned by such Disqualified Institution to another Lender (other than a Defaulting Lender) or another Assignee in accordance with this Section 10.04 or unwind such participation, as applicable (and the Borrower shall be entitled to seek specific performance in any applicable court of law or equity to enforce this sentence).

Section 10.05 Expenses; Indemnity.

(1)	The Borrower agrees to pay all reasonable, documented and invoiced out-of-pocket expenses incurred by the Administrative Agent and the Arrangers in connection with the preparation of this Agreement and the other Loan Documents, or by the Administrative Agent, the Arrangers (and, in the case of enforcement of this Agreement, each Lender; provided that Borrower shall only be required to pay the reasonable, documented and invoiced fees and out-of-pocket charges and disbursements of a single counsel for the Lenders, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for the Lenders and, in the case of any actual or perceived conflict of interest as between the Lenders, one additional firm of counsel for each such group of affected Persons similarly situated taken as a whole) in connection with the preparation, execution and delivery, amendment, modification, waiver or enforcement of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence and initial and ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower or provided for in this Agreement or the other Loan Documents) or in connection with the administration of this Agreement or the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof, including legal fees but limited to the reasonable, documented and invoiced fees and out-of-pocket charges and disbursements of a single counsel for the Administrative Agent and the Arrangers, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and, in the case of any actual or perceived conflict of interest, one additional firm of counsel for each such group of affected Persons similarly situated taken as a whole.

(2)	The Borrower agrees to indemnify the Administrative Agent, each Arranger, each Lender, each of their respective Affiliates and each of their respective directors, officers, employees, agents, advisors, controlling Persons, equityholders, partners, members and other representatives and each of their respective successors and permitted assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable, documented and invoiced out-of-pocket fees and expenses (limited to reasonable and documented legal fees of a single firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest, where the applicable Indemnitees affected by such conflict informs the Borrower of such conflict and has retained, or thereafter retains, its own counsel, of an additional counsel for each group of affected Indemnitees similarly situated taken as a whole)), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of:

(a)	the execution, delivery or administration of this Agreement or any other Loan Document, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby;

(b)	the use of the proceeds of the Loans;

(c)	any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based in contract, tort or any other theory, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of their Restricted Subsidiaries or Affiliates or creditors (and including any investigation, preparation for, or defense of any pending or threatened claim, litigation, investigation or proceeding); or

(d)	to the extent related to the foregoing, non-compliance with or liability under Environmental Laws by or of the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws;

provided that no Indemnitee will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it: (i) has been determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (B) a material breach of the obligations of such Indemnitee under the Loan Documents or (ii) relates to any proceeding between or among Indemnitees other than (A) claims against Administrative Agent or Arrangers or their respective Affiliates, in each case, in their capacity or in fulfilling their role as the agent or arranger or any other similar role under the Revolving Facility (excluding their role as a Lender) to the extent such Persons are otherwise entitled to receive indemnification under this Section 10.05(2) or (B) claims arising out of any act or omission on the part of the Borrower or its Restricted Subsidiaries.

(3)	Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses claims, damages, liabilities and related out-of-pocket expenses, including reasonable, documented and invoiced fees and out-of-pocket charges and disbursements of one firm of counsel for all Indemnitees, taken as a whole, and, if necessary, one firm of counsel in each appropriate jurisdiction (which may include a single special counsel in multiple jurisdictions) for all Indemnitees taken as a whole (and, in the case of an actual or perceived conflict of interest where the applicable Indemnitees affected by such conflict informs the Borrower of such conflict, an additional counsel for each group of affected Indemnitees similarly situated, taken as a whole) and reasonable, documented and invoiced consultant fees, in each case, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result any claim related in any way to Environmental Laws and the Borrower or any of the Restricted Subsidiaries, or any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property for which the Borrower or any Restricted Subsidiaries would reasonably be expected to be held liable under Environmental Laws; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties.

(4)	Any indemnification or payments required by the Loan Parties under this Section 10.05 shall not apply with respect to (a) Taxes other than (x) any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim and (y) expenses related to the enforcement of Section 2.17 or (b) Taxes that are duplicative of any indemnification or payments required by the Loan Parties under Section 2.15 or 2.17.

(5)	To the fullest extent permitted by applicable law, no Indemnitee or Loan Party shall assert, and each hereby waives, any claim against any Indemnitee or Loan Party, as applicable, nor will any Indemnitee, Loan Party or any of their respective Affiliates be liable, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Commitment, any Letter of Credit, any Loan or the use of the proceeds thereof. No Indemnitee, Loan Party or any of their respective Affiliates shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that, nothing in this clause (5) shall relieve any Loan Party of any obligation it may otherwise have hereunder to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(6)	The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement. All amounts due under this Section 10.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

Section 10.06 Right of Set-off.

(1)	If an Event of Default shall have occurred and be continuing, each Revolving Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Revolving Lender or such Issuing Bank to or for the credit or the account of the Borrower or any Subsidiary Loan Party against any and all of the Obligations (except to the extent relating to Refinancing Term Loans) of the Borrower or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Revolving Lender or such Issuing Bank, irrespective of whether or not such Revolving Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured. The rights of each Revolving Lender and each Issuing Bank under this Section 10.06(1) are in addition to other rights and remedies (including other rights of set-off) that such Revolving Lender or such Issuing Bank may have, but may be exercised only at the direction of the Administrative Agent or the Required Lenders.

(2)	After the Discharge of ABL Revolving Claims, if an Event of Default shall have occurred and be continuing, each Refinancing Term Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Refinancing Term Lender to or for the credit or the account of the Borrower or any Subsidiary Loan Party against any and all of the Obligations (to the extent relating to the Refinancing Term Loans) of the Borrower or any Subsidiary Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Refinancing Term Lender, irrespective of whether or not such Refinancing Term Lender shall have made any demand under this Agreement or such other Loan Document and although such Obligations may be unmatured. The rights of each Refinancing Term Lender under this Section 10.06(2) are in addition to other rights and remedies (including other rights of set-off) that such Refinancing Term Lender may have, but may be exercised only at the direction of the Administrative Agent or the Required Term Lenders and only after the Discharge of ABL Revolving Claims.

Section 10.07 Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN THE OTHER LOAN

DOCUMENTS) AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (EXCEPT FOR CONFLICTS OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION).

Section 10.08 Waivers; Amendment.

(1)	No failure or delay of the Administrative Agent, Swingline Lender, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, each Swingline Lender, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (2) of this Section 10.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(2)	Subject to Section 2.14 and 10.08(12) below, except as otherwise set forth in this Agreement (or the applicable Loan Documents), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except:

(a)	as provided in Sections 2.21, 2.22, 2.23 and 10.20;

(b)	in the case of this Agreement, pursuant to an agreement or agreements in writing signed by the Borrower and the Required Lenders; and

(c)	in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each party thereto, the Administrative Agent (with the consent of the Required Lenders) and the Borrower;

provided, however, that, except as expressly provided in Sections 2.14, 2.21, 2.22, 2.23 and 10.20, no such agreement will:

(i)	decrease, forgive, waive or excuse the principal amount of, or any interest on, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date, without the prior written consent of each Lender directly and adversely affected thereby, except as provided in Section 2.05(3) with respect to the expiration of Letters of Credit (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory commitment reductions, default interest, Defaults or Events of Default shall not constitute a decrease, forgiveness, waiver or excuse of the principal amount of, or any interest on, or an extension of the final maturity of, or a decrease the rate of interest on, any Loan or L/C Disbursement or an extension of the stated expiration of any Letter of Credit beyond the Maturity Date);

(ii)	increase or extend the Commitment or Refinancing Term Loan Commitment of any Lender or decrease, forgive, waive or excuse the Commitment Fees or L/C Participation Fees or other fees of any Lender, Agent or Issuing Bank without the prior written consent of such Lender, Agent or Issuing Bank (it being understood that waivers or other modifications of conditions precedent, covenants, mandatory prepayments, mandatory commitment reductions, default interest, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments or Refinancing Term Loan Commitments shall not constitute an increase or extension of the Commitments or Refinancing Term Loan Commitments of any Lender or a decrease, forgiveness, waiver or excuse of any such fees);

(iii)	extend any date on which payment of principal or interest on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly and adversely affected thereby (it being understood that waivers or other modifications of any conditions precedent, covenants, mandatory prepayments, mandatory commitment reductions, default interest, Defaults or Events of Default shall not constitute an extension of any date on which payment of principal or interest on any Loan, L/C Disbursement or any Fee is due);

(iv)	amend the provisions of Section 2.18(3), (4) or (5) of this Agreement, Section 5.02 of the Collateral Agreement or any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby or the relative priorities of such payments, without the prior written consent of each Lender directly and adversely affected thereby;

(v)	change the definition of the term “Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrower would be increased, or increase any of the percentages set forth in the definition of “Borrowing Base”, without the prior written consent of the Supermajority Lenders; provided that, for the avoidance of doubt, the foregoing shall not limit the ability of the Administrative Agent to implement, change or eliminate any Reserves in its Reasonable Credit Judgment as permitted hereunder without the prior written consent of any Lenders;

(vi)	amend or modify the provisions of this Section 10.08 or the definition of the term “Supermajority Lenders”, “Required Lenders”, “Required Revolving Lenders” or “Required Term Lenders”, as the case may be, or any other provision hereof specifying the number or percentage of Supermajority Lenders, Required Lenders, Required Revolving Lenders or Required Term Lenders, as the case may be, required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each applicable Lender; or

(vii)	subordinate or release the liens on all or substantially all of the Collateral or all or substantially all of the aggregate value of the Guarantees (other than in connection with any transfer or other release of Collateral or of the relevant Guarantor permitted by the Loan Documents), without the prior written consent of each Lender;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, Swingline Lender or an Issuing Bank hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such Issuing Bank acting as such at the effective date of such agreement, as applicable.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 10.08 and any consent by any Lender pursuant to this Section 10.08 shall bind any assignee of such Lender.

(3)	Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent may enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, in each case to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law.

(4)	No Lender consent is required to effect any amendment or supplement to any Intercreditor Agreement that is:

(a)	for the purpose of adding the holders of Junior Lien Debt or Indebtedness secured on a pari passu basis with the Liens securing the Term Loans, Permitted Junior Secured Refinancing Debt (or a Debt Representative with respect thereto) as parties thereto, as expressly contemplated by the terms of such Intercreditor Agreement (it being understood that any such amendment or supplement may make such other changes to the applicable Intercreditor Agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), or

(b)	expressly contemplated by any Intercreditor Agreement.

(5)	This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the Letters of Credit and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders; provided that after giving effect to such new credit facilities (and each incurrence of Indebtedness thereunder), in no event shall the total Revolving Facility Credit Exposure (plus any such Indebtedness under a new facility permitted under this section (5)) exceed the Line Cap (subject to the Administrative Agent’s authority, in its sole discretion, to make Overadvances under Section 2.01(2) or Protective Advances under Section 2.01(3));

(6)	Notwithstanding anything in this Section 10.08 to the contrary, the Borrower may enter into Incremental Facility Amendments in accordance with Section 2.21, Refinancing Amendments in accordance with Section 2.22, and Extension Amendments in accordance with Section 2.23, and such Incremental Facility Amendments, Refinancing Amendments and Extension Amendments shall be effective to amend the terms of this Agreement and the other applicable Loan Documents, in each case, without any further action or consent of any other party to any Loan Document.

(7)	[Reserved].

(8)	Notwithstanding anything to the contrary herein or any other Loan Document other than as set forth in the definition of “Required Revolving Lenders” or “Required Term Lenders”, no Defaulting Lender or Disqualified Institution will have any right to approve or disapprove any amendment, waiver or consent hereunder and any amendment, waiver or consent which by its terms requires the consent of all Lenders, the Required Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than any Defaulting Lenders or Disqualified Institutions.

(9)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, any amendment or waiver that by its terms affects the rights or duties of Lenders holding Loans or Commitments of a particular tranche (but not the Lenders holding Loans or Commitments of any other tranche) will require only the requisite percentage in interest of the affected Lenders that would be required to consent thereto if such Lenders were the only Lenders.

(10)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative Agent.

(11)	Prior to the Discharge of ABL Revolving Claims, any amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement solely affecting the Refinancing Term Lenders will be in writing and signed by the Administrative Agent and the Required Term Lenders. Prior to the Discharge of ABL Revolving Claims, it is understood that no Refinancing Term Lender will have any voting or consent rights under, or with respect to, any Loan Document other than as expressly provided herein.

(12)	Notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document, and such amendment, modification or supplement shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.

(13)	In addition, notwithstanding anything to the contrary herein or any other Loan Document, the Collateral Agreement, each of the other Security Documents and any related documents may be in a form reasonably determined by the Administrative Agent and the Borrower and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (a) to comply with local Law or advice of local counsel, (b) to cure ambiguities or defects (as reasonably determined by the Administrative Agent and the Borrower) or (c) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents

Section 10.09 Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.  In no event will the total interest received by any Lender exceed the amount which it could lawfully have received and any such excess amount received by any Lender will be applied to reduce the principal balance of the Loans or to other amounts (other than interest) payable hereunder to such Lender, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining will be paid to the Borrower.

Section 10.10 Entire Agreement.  This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof and thereof.  Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents.  Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 10.11 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.11.

Section 10.12 Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 10.13 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 10.03.  The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to this Agreement or any other document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the

Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

Section 10.14 Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 10.15 Jurisdiction; Consent to Service of Process.

(1)	Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan) and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents or the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Federal (to the extent permitted by law) or New York State court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction).

(2)	Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 10.16 Confidentiality.  Each of the Lenders, each Issuing Bank and each of the Agents agrees (and agrees to cause each of its Related Parties) to use all information provided to it by or on behalf of the Borrower or its Restricted Subsidiaries under the Loan Documents or otherwise in connection with the Transactions ~~or~~, the Amendment No. 1 Transactions and/or the Amendment No. 2 Transactions solely for the purposes of the transactions contemplated by this Agreement and the other Loan Documents and shall not publish, disclose or otherwise divulge such information (other than information that

(1)	has become generally available to the public other than as a result of a disclosure by such Person or its Related Parties;

(2)	has been independently developed by such Lender, such Issuing Bank or the Administrative Agent without violating this Section 10.16 or relying on such information; or

(3)	was available to such Lender, such Issuing Bank or the Administrative Agent from a third party having, to such Person’s knowledge, no obligations of confidentiality to the Borrower or any other Loan Party);

and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any Person that approves or administers the Revolving Facility or any Refinancing Term Loans on behalf of such Lender or any numbering, administration or settlement service providers (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16 and, with respect to its directors, trustees, officers, employees and advisors, to the extent within its control, such Lender or Agent, as applicable, will be responsible for any such Person’s non-compliance with this Section 10.16), except:

(a)	to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, in which case such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure or, if not practicable prior to disclosure and not prohibited by law, promptly after disclosure;

(b)	as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or any bank accountants or bank regulatory authority exercising examination or regulatory authority, in which case (except with respect to any audit or examination conducted by any such bank accountant or bank regulatory authority) such Person agrees, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure or, if not practicable prior to disclosure and not prohibited by law, promptly after disclosure;

(c)	to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16 and, to the extent within its control, such Lender or Agent will be responsible for any such Person’s non-compliance with this Section 10.16);

(d)	in order to enforce its rights under any Loan Document in a legal proceeding;

(e)	to any pledgee or assignee under Section 10.04(5) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall have been instructed to keep the same confidential in accordance with this Section 10.16);

(f)	to any direct or indirect contractual counterparty in Hedge Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 10.16); ~~and~~

(g)	with the prior written consent of the Borrower; and

(h)	to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake to preserve the confidentiality of any confidential information relating to the Loan Parties received by it from such Person.

Notwithstanding the foregoing, no such information shall be disclosed to a Disqualified Institution that constitutes a Disqualified Institution at the time of such disclosure without the Borrower’s prior written consent.

For the avoidance of doubt, nothing in this Section 10.16 shall prohibit any Person from voluntarily disclosing or providing any information within the scope of this confidentiality provision to any Governmental Authority, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.16 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.17 Platform; Borrower Materials.  The Borrower hereby acknowledges that (1) the Administrative Agent or the Arrangers will make available to the Lenders and the Issuing Bank materials or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, Debt Domain or another similar electronic system (the “Platform”) and (2) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that:

(a)	all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof;

(b)	by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Bank and the Lenders to treat the Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws;

(c)	all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and

(d)	the Administrative Agent and the Arrangers shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Notwithstanding the foregoing, the Borrower shall be under no obligation to provide any Borrower Materials suitable for distribution to any Public Lenders or to mark any Borrower Materials “PUBLIC.”

Section 10.18 [Reserved].

Section 10.19 USA PATRIOT Act Notice.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act.

Section 10.20 Intercreditor Agreements.

(1)	The parties hereto acknowledge and agree that any provision of any Loan Document to the contrary notwithstanding, prior to the discharge in full of all Term Loan Claims, the Loan Parties shall not be required to act or refrain from acting under any Loan Document with respect to the Term Priority Collateral in any manner that would result in a “Default” or “Event of Default” (as defined in any Term Loan Document ~~or any Existing Term Loan Document, as applicable~~) under the terms and provisions of the Term Loan Documents ~~or Existing Term Loan Documents~~, as applicable.

(2)	Each Secured Party:

(a)	consents to the subordination of Liens on Term Priority Collateral provided for in the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement,

(b)	agrees that it will be bound by and will take no actions contrary to the provisions of the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement; and

(c)	authorizes and instructs the Administrative Agent to enter into the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement as ABL Agent (as defined in the Intercreditor Agreement) and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Term Loan Credit Agreement to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement.

(3)	Each Secured Party:

(a)	authorizes and instructs the Administrative Agent to enter into any Junior Lien Intercreditor Agreement in the form attached hereto or in such other form as may be satisfactory to the Administrative Agent and agrees that it will be bound by and will take no actions contrary to the provisions of any Junior Lien Intercreditor Agreement;

(b)	agrees that the Administrative Agent may from time to time enter into a modification of the ~~Closing Date~~Second Amended and Restated Intercreditor Agreement or any Junior Lien Intercreditor Agreement, as the case may be, so long as the Administrative Agent reasonably determines that such modification is consistent with the terms of this Agreement and agrees that it will be bound by and will take no actions contrary to any such Intercreditor Agreement (as so modified); and

(c)	pursuant to the express terms of the Intercreditor Agreements, in the event of any conflict or inconsistency between the provisions of the Intercreditor Agreements and this Agreement, the provisions of the Intercreditor Agreements shall govern and control.

Section 10.21 No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (1) (a) the arranging and other services regarding this Agreement provided by the Agents, the Lenders and the Arrangers are arm’s-length commercial transactions between the Borrower, on the one hand, and the Agents and the Arrangers, on the other hand, (b) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate and (c) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (2) (a) each

Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any other Person and (b) none of the Agents or Arrangers has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (3) the Agents, the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Agents or any Arranger has any obligation to disclose any of such interests to the Borrower or any of its Affiliates.  The Borrower agrees that it will not assert any claim against any Agent, Arranger or their respective Affiliates based on an alleged breach of fiduciary duty by such party in connection with this Agreement and the transactions contemplated hereby.

Section 10.22 Private-Side Information Contacts.  Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Investor” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to information that is not made available through the “Public Investor” portion of the Platform and that may contain MNPI with respect to the Borrower, any of its Affiliates, their respective Subsidiaries or their respective securities for purposes of United States federal or state securities laws. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (1) other Lenders may have availed themselves of such information and (2) neither the Borrower nor the Administrative Agent has (a) any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents and (b) any duty to disclose such information to such Public Lender or to use such information on behalf of such Public Lender, and shall not be liable for the failure to so disclose or use, such information.

Section 10.23 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(1)	the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(2)	the effects of any Bail-In Action on any such liability, including, if applicable:

(a)	a reduction in full or in part or cancellation of any such liability;

(b)	a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(c)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 10.24 Incorporation by Reference. The FILO Intercreditor Provisions are hereby incorporated by reference in this Agreement and apply to each Refinancing Term Lender, and to all Refinancing Term Loans at any time incurred or outstanding hereunder, as fully as if set forth herein in their entirety.  Each Refinancing Term Lender, by extending Refinancing Term Loans or acquiring same by assignment, agrees to be bound by the FILO Intercreditor Provisions.

Section 10.25 Acknowledgement Regarding any Supported QFCs.  To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(1)	In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United

States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(2)	As used in this Section 10.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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